Exhibit 99(b)(2)

EXECUTION COPY

$160,000,000 FIRST LIEN CREDIT AGREEMENT

Dated as of December 21, 2006

Among

METEOR HOLDING CORPORATION

as Parent

METROLOGIC INSTRUMENTS, INC.

as Company

and

THE INITIAL LENDERS, INITIAL ISSUING BANK AND
SWING LINE BANK NAMED HEREIN

as Initial Lenders, Initial Issuing Bank and Swing Line Bank

and

MORGAN STANLEY & CO. INCORPORATED

as Collateral Agent

and

MORGAN STANLEY SENIOR FUNDING, INC.

as Administrative Agent

and

CIT LENDING SERVICES CORPORATION

as Documentation Agent

MORGAN STANLEY SENIOR FUNDING, INC.

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

Section	Page

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01. Certain Defined Terms	1
SECTION 1.02. Computation of Time Periods; Other Definitional Provisions	31
SECTION 1.03. Accounting Terms	32
SECTION 1.04. Currency Equivalents Generally	32

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
AND THE LETTERS OF CREDIT

SECTION 2.01. The Advances and the Letters of Credit	32
SECTION 2.02. Making the Advances	34
SECTION 2.03. Issuance of and Drawings and Reimbursement Under Letters of Credit	36
SECTION 2.04. Repayment of Advances	37
SECTION 2.05. Termination or Reduction of the Commitments	39
SECTION 2.06. Prepayments	39
SECTION 2.07. Interest	41
SECTION 2.08. Fees	42
SECTION 2.09. Conversion of Advances	42
SECTION 2.10. Increased Costs, Etc.	43
SECTION 2.11. Payments and Computations	44
SECTION 2.12. Taxes	47
SECTION 2.13. Sharing of Payments, Etc.	50
SECTION 2.14. Use of Proceeds	50
SECTION 2.15. Defaulting Lenders	50
SECTION 2.16. Evidence of Debt	53
SECTION 2.17. Designated Borrower.	53
SECTION 2.18. Agreed Currency. (a) After receipt by the Parent of a Designated Borrowing Notice, Revolving Credit B Advances shall be made in an Agreed Currency in accordance with Section 2.01(b)(ii) and Section 2.02.	54

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND OF LENDING AND
ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01. Conditions Precedent	55
SECTION 3.02. Conditions Precedent to Each Borrowing and Issuance	59
SECTION 3.03. Determinations Under Section 3.01	59

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties	60

ARTICLE V

COVENANTS OF THE PARENT

SECTION 5.01. Affirmative Covenants	66
SECTION 5.02. Negative Covenants	73
SECTION 5.03. Reporting Requirements	83
SECTION 5.04. Financial Covenants	86
SECTION 5.05. Holding Company Status of Parent	87

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01. Events of Default	87
SECTION 6.02. Actions in Respect of the Letters of Credit upon Default	90

ARTICLE VII

THE AGENTS

SECTION 7.01. Authorization and Action	90
SECTION 7.02. Agents’ Reliance, Etc.	91
SECTION 7.03. MSSF, MS&Co and Affiliates	92
SECTION 7.04. Lender Party Credit Decision	92
SECTION 7.05. Indemnification	92
SECTION 7.06. Successor Agents	93
SECTION 7.07. Intercreditor Agreement.	94

ARTICLE VIII

GUARANTY

SECTION 8.01. Guaranty; Limitation of Liability	94
SECTION 8.02. Guaranty Absolute	95
SECTION 8.03. Waivers and Acknowledgments	96
SECTION 8.04. Subrogation	97
SECTION 8.05. Guaranty Supplements	98
SECTION 8.06. Subordination	98
SECTION 8.07. Continuing Guaranty; Assignments	98

SCHEDULES TO THE CREDIT AGREEMENT

Schedule I		-	Commitments and Applicable Lending Offices
Schedule II		-	Subsidiary Guarantors
Schedule III		-	Post-Closing Collateral Matters
Schedule IV		-	Designated Borrowers

SCHEDULES TO THE DISCLOSURE LETTER

Schedule 4.01(b)		-	Loan Parties
Schedule 4.01(c)		-	Subsidiaries
Schedule 4.01(e)		-	Authorizations, Approvals, Actions, Notices and Filings
Schedule 4.01(g)		-	Litigation
Schedule 4.01(q)		-	Plans, Multiemployer Plans and Welfare Plans
Schedule 4.01(t)		-	Existing Debt
Schedule 4.01(u)		-	Surviving Debt
Schedule 4.01(v)		-	Liens
Schedule 4.01(w)		-	Owned Real Property
Schedule 4.01(x)(i)		-	Leased Real Property (Lessee)
Schedule 4.01(x)(ii)		-	Leased Real Property (Lessor)
Schedule 4.01(y)		-	Investments
Schedule 4.01(z)			IP Rights
Schedule 5.01(l)			Negative Pledge

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit A Note
Exhibit A-2	-	Form of Revolving Credit B Note
Exhibit A-3	-	Form of Term Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Assignment and Assumption
Exhibit D	-	Form of Security Agreement
Exhibit E	-	Form of Subsidiary Guaranty Supplement
Exhibit F	-	Form of Opinion of Counsel to the Loan Parties
Exhibit G	-	Form of Mortgage
Exhibit H	-	Form of Solvency Certificate
Exhibit I	-	Form of Intercreditor Agreement
Exhibit J	-	Form of Accounting Firm Certificate
Exhibit K	-	Form of Designated Borrower Request and Assumption Agreement
Exhibit L	-	Form of Designated Borrower Notice
Exhibit M	-	Form of Pledge Agreement

CREDIT AGREEMENT

CREDIT AGREEMENT dated as of December 21, 2006 among Meteor Holding Corporation, a Delaware corporation (the “Parent”), Metrologic Instruments, Inc., a New Jersey corporation (the “Company”), the Subsidiary Guarantors (as hereinafter defined), the Lenders (as hereinafter defined), the Issuing Bank (as hereinafter defined), the Swing Line Bank (as hereinafter defined), MORGAN STANLEY & CO. INCORPORATED (“MS&Co”), as collateral agent (together with any successor collateral agent appointed pursuant to Article VII, the “Collateral Agent”) for the Secured Parties (as hereinafter defined), and MORGAN STANLEY SENIOR FUNDING, INC. (“MSSF”), as administrative agent (together with any successor administrative agent appointed pursuant to Article VII, the “Administrative Agent” and, together with the Collateral Agent, the “Agents”) for the Lender Parties (as hereinafter defined).

PRELIMINARY STATEMENTS:

(1)                                  The Parent was organized by Francisco Partners, L.P., a Delaware limited partnership (the “Sponsor”), to acquire the Company.

(2)                                  Pursuant to the agreement and plan of merger dated as of September 12, 2006, as amended, supplemented or otherwise modified in accordance with its terms, to the extent permitted hereunder (the “Merger Agreement”) among the Parent, the Company and Meteor Merger Corporation, a New Jersey corporation and direct wholly-owned subsidiary of the Parent (“Merger Sub”), the Company will merge (the “Merger”) with Merger Sub, with the Company as the surviving entity.

(3)                                  The Company has requested that, concurrently with the consummation of the Merger, the Lender Parties lend to the Company up to $160 million under the First Lien Facilities (as hereinafter defined), comprising up to $125 million under the Term Facility (as hereinafter defined) and up to $35 million under the First Lien Revolving Credit Facility (as hereinafter defined).

(4)                                  The proceeds of the Term Facility and the Second Lien Facility (as hereinafter defined) are to be used to finance, in part, the Merger, to pay transaction fees and expenses relating to the Transaction (as hereinafter defined) and to refinance certain Existing Debt (as hereinafter defined) of the Company and its Subsidiaries (as hereinafter defined).  The proceeds of the First Lien Revolving Credit Facility are to be used solely to finance working capital and for other general corporate purposes of (i) the Company and its Subsidiaries and (ii) any Designated Borrower (as hereinafter defined).

(5)                                  The Lender Parties have indicated their willingness to agree to lend such amounts on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

SECTION 1.01.  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Acquisition” has the meaning set forth in Section 5.02(f)(vii).

“Adjusted LIBO Rate” means, for the Interest Period for any Eurocurrency Borrowing, an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate for such Interest Period.

“Administrative Agent” has the meaning specified in the recital of parties to this Agreement.

“Administrative Agent’s Account” means the account of the Administrative Agent specified by the Administrative Agent in writing to the Lender Parties from time to time.

“Advance” means a Term Advance, a Revolving Credit Advance, a Swing Line Advance or a Letter of Credit Advance.

“Advisory Agreement” means the advisory agreement dated as of December 20, 2006 between the Parent and the Sponsor, as amended to the extent permitted under this Agreement.

“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person or is a director or officer of such Person.  For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) of a Person means the possession, direct or indirect, of the power to vote 10% or more of the Voting Interests of such Person or to direct or cause the direction of the management and policies of such Person by contract or other agreement.

“Agents” has the meaning specified in the recital of parties to this Agreement.

“Agreed Currency” means, at any time, any of Dollars, English Pounds Sterling and Euros, so long as, in respect of each foregoing Foreign Currency, at such time (a) such Foreign Currency is dealt with in the London interbank deposit market, (b) such Foreign Currency is freely transferable and convertible into Dollars in the London foreign exchange market and (c) no central bank or other governmental authorization in the country of issue of such Foreign Currency (including, in the case of the Euro, any authorization by the European Central Bank) is required to permit use of such Foreign Currency by any Revolving Credit B Lender for making any Eurocurrency Advance hereunder and/or to permit any Designated Borrower to borrow and repay the principal thereof and to pay the interest thereon, unless such authorization has been obtained and is in full force and effect.

“Agreement Value” means, for each Hedge Agreement, on any date of determination, an amount determined by the Administrative Agent equal to the amount, if any, that would be payable by any Loan Party or any of its Subsidiaries to its counterparty to such Hedge Agreement in accordance with its terms as if (i) such Hedge Agreement was being terminated early on such date of determination, (ii) such Loan Party or Subsidiary was the sole “Affected Party” and (iii) the Administrative Agent was the sole party determining such payment amount.

“Applicable Lending Office” means, with respect to each Lender Party, such Lender Party’s Domestic Lending Office in the case of a Base Rate Advance and such Lender Party’s Eurodollar Lending Office in the case of a Eurodollar Rate Advance.

“Applicable Margin” means (a) in respect of the Term Facility, for the first two fiscal quarters following the Effective Date, (i) 1.75% per annum for Base Rate Advances and (ii)

2.75% per annum for Eurodollar Rate Advances and (b) in respect of the Revolving Credit Facility, for the first two full fiscal quarters following the Effective Date, (i) 1.75% per annum for Base Rate Advances, (ii) 2.75% per annum for Eurodollar Rate Advances and (iii) 2.75% per annum for Eurocurrency Advances and (c) thereafter, in respect of the Term Facility and the Revolving Credit Facility, a percentage per annum determined by reference to the Leverage Ratio as set forth below:

Leverage Ratio	Base Rate Advances	Eurodollar Rate Advances and Eurocurrency Advances
Level I less than 3.00:1.00	1.50%	2.50%
Level II 3.00 or greater	1.75%	2.75%

In the case of Term Advances and Revolving Credit Advances following the first two full fiscal quarters after the Effective Date, the Applicable Margin for each Base Rate Advance shall be determined by reference to the Leverage Ratio in effect from time to time and the Applicable Margin for each Eurodollar Rate Advance and Eurocurrency Advance (in the case of Revolving Credit B Advances in an Agreed Currency that is a Foreign Currency) shall be determined by reference to the Leverage Ratio in effect on the first day of each Interest Period for such Advance; provided, however, that (A) no reduction in the Applicable Margin shall be effective until three Business Days after the date on which the Administrative Agent receives the financial statements required to be delivered pursuant to Section 5.03(b) or (c), as the case may be, and a certificate of a Responsible Officer of the Parent demonstrating such Leverage Ratio and (B) the Applicable Margin shall be at Level II for so long as the Company has not submitted to the Administrative Agent the information described in clause (A) of this proviso as and when required under Section 5.03(b) or (c), as the case may be.

If for any period the actual Leverage Ratio (the “Actual Leverage Ratio”) is greater than the Leverage Ratio set forth in the certificate described in clause (A) of the proviso of this definition and application of the Actual Leverage Ratio would have resulted in a higher Applicable Margin for any period (the “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (i) the Applicable Margin shall be determined as if Level II (as provided in this definition) were applicable for such Applicable Period and (ii) such resulting additional interest shall accrue and be payable on the earlier of the Termination Date and demand. Notwithstanding anything contained herein, the foregoing shall not limit the rights of the Administrative Agent and Lender Parties with respect to Sections 6.01 and 2.07(b).

“Appropriate Lender” means, at any time, with respect to (a) any of the Term Facility or the Revolving Credit Facility, a Lender that has a Commitment with respect to such Facility at such time, (b) the Letter of Credit Facility, (i) the Issuing Bank and (ii) if the other Revolving Credit Lenders have made Letter of Credit Advances pursuant to Section 2.03(c) that are outstanding at such time, each such other Revolving Credit Lender and (c) the Swing Line Facility, (i) the Swing Line Bank and (ii) if the other Revolving Credit Lenders have made Swing Line Advances pursuant to Section 2.02(b) that are outstanding at such time, each such other Revolving Credit Lender.

“Approved Fund” means any Fund that is administered or managed by (i) a Lender Party, (ii) an Affiliate of a Lender Party or (iii) an entity or an Affiliate of an entity that administers or manages a Lender Party.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender Party and an Eligible Assignee (with the consent of any party whose consent is required by Section 9.07 or by the definition of “Eligible Assignee”), and accepted by the Administrative Agent, in accordance with Section 9.07 and in substantially the form of Exhibit C hereto or any other form approved by the Administrative Agent.

“Available Amount” of any Letter of Credit means, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

“Bankruptcy Law” means Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.

“Base Amount” has the meaning specified in Section 5.02(m).

“Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the higher of:

(a)                                  the rate of interest published by the Wall Street Journal from time to time, as the prime lending rate; and

(b)                                 ½ of 1% per annum above the Federal Funds Rate.

“Base Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(i).

“Borrower” means, collectively, the Company and, to the extent applicable, any Designated Borrower and, individually, each shall be a “Borrower”.

“Borrower’s Account” means the account of a Borrower specified by such Borrower in writing to the Administrative Agent from time to time.

“Borrowing” means a Term Borrowing, a Revolving Credit Borrowing or a Swing Line Borrowing.

“Business Day” means a day of the year on which banks are not required or authorized by law to close in New York City, New Jersey, Pennsylvania and, if the applicable Business Day relates to any Eurodollar Rate Advances or Eurocurrency Advances, on which dealings are carried on in the London interbank market.

“CapEx Percentage” means the percentage obtained by dividing (a) the aggregate amount of Capital Expenditures made by the Parent and its Restricted Subsidiaries, as determined on a Consolidated basis during the prior three Fiscal Years by (b) EBITDA of the Parent and its Restricted Subsidiaries for the prior three Fiscal Years, as determined on a pro forma basis in accordance with the proviso regarding the historical EBITDA of acquired entities in the definition of “EBITDA”.

“Capital Expenditures” means, for any Person for any period, the sum of, without duplication, (a) all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto, that have been or should be, in accordance with GAAP, reflected as additions to property, plant or equipment on a Consolidated balance sheet of such Person, plus (b) capitalized software costs, plus (c) the aggregate principal amount of all Debt (including Obligations under Capitalized Leases) assumed or incurred in connection with any such expenditures.  For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such proceeds, as the case may be.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following, to the extent owned by the Parent or any of its Subsidiaries free and clear of all Liens other than Liens created under the Collateral Documents and having a maturity of not greater than one year from the date of issuance thereof:  (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) readily marketable direct obligations of any member of the European Economic Area, Switzerland or Japan, or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of such country, and, at the time of acquisition thereof having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P, (c) marketable general obligations issued by any state of the United States or any political subdivision thereof or any or any instrumentality thereof that is guaranteed by the full faith and credit of such state and, at the time of acquisition thereof having a credit rating of at least AA- (or the equivalent grade) by Moody’s or Aa3 by S&P, (d) insured certificates of deposit, time deposits, eurodollar time deposits or overnight time deposits with any commercial bank that is organized under the laws of the United States or any State thereof, any member of the European Economic Area, Switzerland or Japan and has combined capital and surplus of at least $500 million, (e) commercial paper issued by any corporation organized under the laws of any State of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P, (f) repurchase agreements and reverse repurchase agreements with a duration of not more than 30 days for underlying securities of the types set forth in clauses (a) through (e) entered into with any financial institution meeting the specifications in clause (d) above, (g) auction rate securities, or (h) Investments in money market funds, of which at least 95% of the portfolios are limited solely to Investments of the character, quality and maturity described in clauses (a) through (f) of this definition.  With respect to any Foreign Subsidiary, “Cash Equivalents” shall also include any Investment substantially comparable to the foregoing but in the currency of the jurisdiction of organization of such Subsidiary, Euros or U.S. Dollars.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended from time to time.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means (a) an entity that is a controlled foreign corporation of the Company under Section 957 of the Internal Revenue Code and (b) MTLG Investments.

“Change of Control” means the occurrence of any of the following:  (a) at any time prior to the consummation of an IPO of the Equity Interests of the Parent, the Equity Investors shall cease to own at least 50% of the Voting Interests in the Parent; or (b) at any time after the consummation of an IPO, any Person or two or more Persons acting in concert other than the Equity Investors shall have acquired beneficial ownership (within the meaning of Rule 13(d)-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of Voting Interests (or other securities convertible into such Voting Interests) representing 35% or more of the combined voting power of all Voting Interests of the Parent, or the Company if the IPO is of the Equity Interests of the Company, unless the Equity Investors own Voting Interests representing a greater percentage; or (c) during any period of up to 24 consecutive months, commencing before or after the date of this Agreement, Continuing Directors shall cease for any reason to constitute a majority of the board of directors of the Parent or, following an IPO of the Equity Interest of the Company, the Company; or (d) the Parent shall cease to own at least 96% of the Equity Interests in the Company except following an IPO of the Equity Interests of the Company.

“Collateral” means all “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all other property that is or is intended to be subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Collateral Account” has the meaning specified in the Security Agreement.

“Collateral Agent” has the meaning specified in the recital of parties to this Agreement.

“Collateral Agent’s Office” means, with respect to the Collateral Agent or any successor Collateral Agent, the office of such Agent as such Agent may from time to time specify to the Company and the Administrative Agent.

“Collateral Documents” means the Security Agreement, the Pledge Agreement, the Mortgages, the Intellectual Property Security Agreement, the Intercreditor Agreement, each of the collateral documents, instruments and agreements delivered pursuant to Section 5.01(j), and each other agreement that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties.

“Commitment” means a Term Commitment, a Revolving Credit Commitment or a Letter of Credit Commitment.

“Commitment Letter” means the commitment letter dated September 11, 2006 between the Lead Arranger and the Parent.

“Company” has the meaning specified in the recital of parties to this Agreement.

“Company Material Adverse Effect” has the meaning specified in the Merger Agreement.

“Company Common Stock” means the common stock of the Company immediately prior to the consummation of the Merger.

“Confidential Information” means information that any Loan Party or its Subsidiaries furnishes to any Agent or any Lender Party, but does not include any such information that is or becomes generally available to the public other than as a result of a breach by such Agent or any Lender Party of its obligations hereunder or that is or becomes available to such Agent or such Lender Party from a source other than the Loan Parties.

“Consolidated” refers to the consolidation of accounts in accordance with GAAP.

“Continuing Directors” means (a) in the case of the Parent, the directors of the Parent on the Effective Date and each other director if, in each case, such other director’s nomination for election to the board of directors of the Parent is recommended by at least a majority of the then Continuing Directors and (b) in the case of the Company, the directors of the Company on the Effective Date and each other director if, in each case, such other director’s nomination for election to the board of directors of the Company is recommended by at least a majority of the then Continuing Directors.

“Conversion,” “Convert” and “Converted” each refer to a conversion of Advances of one Type into Advances of the other Type pursuant to Section 2.09 or 2.10.

“Currency” means Dollars or any Foreign Currency.

“Current Assets” of any Person means all assets of such Person that would, in accordance with GAAP, be classified as current assets of a company conducting a business the same as or similar to that of such Person, after deducting adequate reserves in each case in which a reserve is proper in accordance with GAAP.

“Current Liabilities” of any Person means (a) all Debt of such Person except Funded Debt and (b) all other items (including taxes accrued as estimated) that in accordance with GAAP would be classified as current liabilities of such Person.

“Debt” of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all Obligations of such Person for the deferred purchase price of property or services (other than third-party trade payables not overdue by more than 90 days or intercompany trade payables not overdue by more than 120 days, unless being contested in good faith, incurred in the ordinary course of such Person’s business), (c) all Obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all Obligations of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Obligations of such Person as lessee under Capitalized Leases, (f) all Obligations of such Person under acceptance, letter of credit or similar facilities, (g) all Obligations of such Person with respect to Disqualified Stock, (h) all Obligations of such Person in respect of Hedge Agreements, valued at the Agreement Value thereof, (i) all Guaranteed Debt and Synthetic Debt of such Person and (j) all indebtedness and other payment Obligations referred to in clauses (a) through (i) above of another Person secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness or other payment Obligations; but limited in amount to the lesser of (i) the fair market value of such property or (ii) the amount of such indebtedness or other payment obligations.

“Debt for Borrowed Money” of any Person means, at any date of determination, the sum of (a) the outstanding principal amount of all Debt of the type referred to in clauses (a), (c) and (e) of the definition of “Debt”, (b) all non-contingent Obligations of such Person under acceptance, letter of credit or similar facilities at such date and (c) all Synthetic Debt of such Person at such date.

“Default” means any Event of Default or any event that would constitute an Event of Default but for the passage of time or the requirement that notice be given or both.

“Default Interest” has the meaning set forth in Section 2.07(b).

“Defaulted Advance” means, with respect to any Lender Party at any time, the portion of any Advance required to be made by such Lender Party to a Borrower pursuant to Section 2.01 or 2.02 at or prior to such time that has not been made by such Lender Party or by the Administrative Agent for the account of such Lender Party pursuant to Section 2.02(e) as of such time.  In the event that a portion of a Defaulted Advance shall be deemed made pursuant to Section 2.15(a), the remaining portion of such Defaulted Advance shall be considered a Defaulted Advance originally required to be made pursuant to Section 2.01 on the same date as the Defaulted Advance so deemed made in part.

“Defaulted Amount” means, with respect to any Lender Party at any time, any amount required to be paid by such Lender Party to any Agent or any other Lender Party hereunder or under any other Loan Document at or prior to such time that has not been so paid as of such time, including, without limitation, any amount required to be paid by such Lender Party to (a) the Swing Line Bank pursuant to Section 2.02(b) to purchase a portion of a Swing Line Advance made by the Swing Line Bank, (b) the Issuing Bank pursuant to Section 2.03(c) to purchase a portion of a Letter of Credit Advance made by the Issuing Bank, (c) the Administrative Agent pursuant to Section 2.02(e) to reimburse the Administrative Agent for the amount of any Advance made by the Administrative Agent for the account of such Lender Party, (d) any other Lender Party pursuant to Section 2.13 to purchase any participation in Advances owing to such other Lender Party and (e) any Agent or the Issuing Bank pursuant to Section 7.05 to reimburse such Agent or the Issuing Bank for such Lender Party’s ratable share of any amount required to be paid by the Lender Parties to such Agent or the Issuing Bank as provided therein.  In the event that a portion of a Defaulted Amount shall be deemed paid pursuant to Section 2.15(b), the remaining portion of such Defaulted Amount shall be considered a Defaulted Amount originally required to be paid hereunder or under any other Loan Document on the same date as the Defaulted Amount so deemed paid in part.

“Defaulting Lender” means, at any time, any Lender Party that, at such time, (a) owes a Defaulted Advance or a Defaulted Amount or (b) shall take any action or be the subject of any action or proceeding of a type described in Section 6.01(f).

“Designated Borrower” has the meaning specified in Section 2.17(b)

“Designated Borrower Notice” has the meaning specified in Section 2.17(b).

“Designated Borrower Request and Assumption Agreement” has the meaning specified in Section 2.17(b).

“Disclosure Letter” means the Disclosure Letter of Company to Agents and Lenders dated the date of this Agreement.

“Disqualified Stock” means any Equity Interest that, by its terms, matures or is Redeemable, in whole or in part, on or prior to the date that is 91 days after the Termination Date.  The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement shall be the maximum amount that the Loan Parties may become obligated to pay upon such maturity of, or pursuant to such Redeemable provisions in respect of, such Disqualified Stock.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Domestic Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party, as the case may be, or such other office of such Lender Party as such Lender Party may from time to time specify to the Company and the Administrative Agent.

“EA Equity Contribution” means the Investment by EA (as defined in the Merger Agreement) in the Parent pursuant to the contribution and voting agreement dated as of September 12, 2006 among the Parent, Elliot Associates, L.P. and Elliot International, L.P.

“EBITDA” means, for any period and with respect to any Person, Consolidated net income of such Person for such period, plus (a) without duplication and to the extent deducted in determining such Consolidated net income, the sum of (i) Consolidated interest expense of such Person for such period, (ii) Consolidated income tax expense of such Person for such period, (iii) depreciation and amortization expense of such Person for such period, (iv) any other non-cash deductions, losses, charges or expenses made in the ordinary course of business in determining Consolidated net income of such Person for such period (other than any deductions which represent an accrual or reserve for a cash expenditure for a future period or amortization of a prepaid cash item that was paid in a prior period), (v) any extraordinary losses and unusual or non-recurring charges, (vi) in the case of any period that includes a period ending or during the four fiscal quarters ending December 31, 2006, any Excluded Expenses, (vii) any payments made pursuant to the Advisory Agreement (as in effect on the Effective Date), (viii) any Transaction Expenses paid in such period, (ix) costs and expenses incurred in the ordinary course of business in connection with Acquisitions, (x) the impact of purchase accounting and (xi) foreign exchange losses recorded in “other income” minus (b) without duplication and to the extent included in determining such Consolidated net income of such Person, any non-cash gains included in Consolidated net income of such Person for such period (other than any gains which represent the reversal of an accrual or reserve for a potential cash item that reduced EBITDA in any prior period), minus (c) without duplication and to the extent included in determining such Consolidated net income of such Person, any extraordinary gains and unusual or non-recurring gains for such period, all determined on a Consolidated basis in accordance with GAAP, minus (d) without duplication and to the extent included in determining such Consolidated net income of such Person, foreign exchange gains recorded in “other income”.

The historical EBITDA for any Measurement Period of entities (A) that are acquired by the Parent or any of its Subsidiaries after the Effective Date as permitted under the Loan Documents will be included in the calculation of EBITDA and (B) (i) that are disposed of by the Parent or any of its Subsidiaries after the Effective Date or (ii) that are Unrestricted Subsidiaries, will be excluded in the calculation of EBITDA; provided that, in the case of entities that are acquired by the Parent or any of its Subsidiaries after the Effective Date, the Administrative Agent shall be furnished with audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent, of such entities (or if the acquisition is of a division or branch of a larger business or a group of businesses, the audited financial statements, or if audited financial statements are not available, other financial statements reasonably acceptable to the Administrative Agent of such larger business or group of businesses, so long as the individual activities of the acquired entity are clearly reflected in such financial statements, together with a certificate certifying that the Parent has reviewed the historical financial statements of the division or branch and that they reflect proper divisional accounting in relation to the large business or group of businesses), reasonably satisfactory to the Administrative Agent in all respects, confirming such historical results.  In addition, EBITDA for any Measurement Period will be determined after giving effect to any identifiable cost savings resulting from any acquisition consummated during such Measurement Period and expected to be realized within 12 months following the closing thereof on a pro forma basis, in each case to the extent calculated on terms reasonably satisfactory to the Administrative Agent and certified by a Responsible Officer of the Parent.

“Effective Date” has the meaning specified in Section 3.01.

“Eligible Assignee” means (a) a Lender Party; (b) an Affiliate of a Lender Party; (c) an Approved Fund; and (d) any other Person (other than an individual) approved by (i) the Administrative Agent and (ii) in the case of an assignment of a Revolving Credit Commitment, (x) the Issuing Bank, (y) the Swing Line Bank and (z) unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed); provided, however, that neither any Loan Party nor any Affiliate of a Loan Party shall qualify as an Eligible Assignee under this definition.

“Environmental Action” means any action, suit, demand, demand letter, claim, notice of non compliance or violation, notice of liability or potential liability, investigation, proceeding, consent order or consent agreement relating in any way to any Environmental Law, any Environmental Permit or Hazardous Material or arising from an alleged injury or threat to the environment, or to health and safety with regard to exposure to Hazardous Materials, including, without limitation, to the extent arising from the foregoing, by any governmental or regulatory authority or third party for enforcement, cleanup, removal, response, remedial or other actions, damages, contribution, indemnification, cost recovery, compensation or injunctive relief.

“Environmental Law” means any Federal, state, local or foreign statute, law, ordinance, rule, regulation, code, order, writ, judgment, injunction or decree relating to pollution or protection of the environment, natural resources or exposure of any individual to Hazardous Material, including, without limitation, those relating to the use, handling, transportation, treatment, storage, disposal, release or discharge of Hazardous Materials.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or other acquisition from such Person of such shares (or such other interests), and other ownership or profit interests in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Equity Investors” means, collectively, the Sponsor and its Affiliates, EA (as defined in the Merger Agreement) and Knowles (as defined in the Merger Agreement).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person that for purposes of Title IV of ERISA is a member of the controlled group of any Loan Party, or under common control with any Loan Party, within the meaning of Section 4001(a)(14) of ERISA.

“ERISA Event” means (a)(i) the occurrence of a reportable event, within the meaning of Section 4043 of ERISA, with respect to any Plan unless the 30 day notice requirement with respect to such event has been waived by the PBGC or (ii) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of a Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such Plan within the following 30 days; (b) the application for a minimum funding waiver with respect to a Plan; (c) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA); (d) the cessation of operations at a facility of any Loan Party or any ERISA Affiliate in the circumstances described in Section 4062(e) of ERISA; (e) the withdrawal by any Loan Party or any ERISA Affiliate from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (f) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; (g) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA; or (h) the institution by the PBGC of proceedings to terminate a Plan pursuant to Section 4042 of ERISA, or the occurrence of any event or condition described in Section 4042 of ERISA that constitutes grounds for the termination of, or the appointment of a trustee to administer, such Plan.

“Escrow Bank” has the meaning specified in Section 2.15(c).

“Eurocurrency”, when used in reference to any Advance or Borrowing, refers to whether such Advance is bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Eurocurrency Liabilities” has the meaning specified in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Lending Office” means, with respect to any Lender Party, the office of such Lender Party specified as its “Eurodollar Lending Office” opposite its name on Schedule I hereto or in the Assignment and Assumption pursuant to which it became a Lender Party (or, if no such office is specified, its Domestic Lending Office), or such other office of such Lender Party as such Lender Party may from time to time specify to the Company and the Administrative Agent.

“Eurodollar Rate” means, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, an interest rate per annum equal to the rate per annum obtained by dividing (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Telerate Page 3750 (or any successor page) as the London interbank offered rate for deposits in U.S. dollars at 11:00 A.M. (London time) two Business Days before the first day of such Interest Period for a period equal to such Interest Period (provided that, if for any reason such rate is not available, the term “Eurodollar Rate” shall mean, for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) appearing on Reuters Screen LIBO Page as the London interbank offered rate for deposits in Dollars at approximately 11:00 A.M.

(London time) two Business Days prior to the first day of such Interest Period for a term comparable to such Interest Period; provided, however, if more than one rate is specified on Reuters Screen LIBO Page, the applicable rate shall be the arithmetic mean of all such rates by (b) a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage for such Interest Period.

“Eurodollar Rate Advance” means an Advance that bears interest as provided in Section 2.07(a)(ii).

“Eurodollar Rate Reserve Percentage” for any Interest Period for all Eurodollar Rate Advances comprising part of the same Borrowing means the reserve percentage applicable two Business Days before the first day of such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for a member bank of the Federal Reserve System in New York City with respect to liabilities or assets consisting of or including Eurocurrency Liabilities (or with respect to any other category of liabilities that includes deposits by reference to which the interest rate on Eurodollar Rate Advances is determined) having a term equal to such Interest Period.

“Events of Default” has the meaning specified in Section 6.01.

“Excess Amount” has the meaning specified in Section 5.02(m).

“Excess Cash Flow” means, for any period,

(a)                                  the sum of:

(i)                                     Consolidated net income (or loss) of the Parent and its Subsidiaries for such period plus

(ii)                                  the aggregate amount of all non cash charges deducted in arriving at such Consolidated net income (or loss) (other than any deductions which represent an accrual or reserve for a cash expenditure for a future period or amortization of a prepaid cash item that was paid in a prior year) plus

(iii)                               if there was a net increase in Consolidated Current Liabilities of the Parent and its Subsidiaries during such period, the amount of such net increase plus

(iv)                              if there was a net decrease in Consolidated Current Assets (excluding cash and Cash Equivalents) of the Parent and its Subsidiaries during such period, the amount of such net decrease less

(b)                                 the sum of:

(i)                                     the aggregate amount of all non cash credits included in arriving at such Consolidated net income (or loss) plus

(ii)                                  if there was a net decrease in Consolidated Current Liabilities of the Parent and its Subsidiaries during such period, the amount of such net decrease plus

(iii)                               if there was a net increase in Consolidated Current Assets (excluding cash and Cash Equivalents) of the Parent and its Subsidiaries during such period, the amount of such net increase plus

(iv)                              the aggregate amount of Capital Expenditures, Investments and Restricted Payments, in each case paid by the Parent and its Subsidiaries to a party other than the Parent or any Subsidiary in cash during such period solely to the extent permitted by this Agreement plus

(v)                                 the aggregate amount of all regularly scheduled principal payments of Funded Debt made during such period, excluding any amount funded with proceeds from the issuance of Debt or Equity Interests plus

(vi)                              the aggregate principal amount of all optional prepayments of Funded Debt, including Funded Debt that is revolving in nature to the extent the availability of such revolving Funded Debt is permanently reduced, made during such period, excluding any amount funded with proceeds from the issuance of Debt or Equity Interests plus

(vii)                           the aggregate principal amount of all mandatory prepayments of the Term Facility made during such period pursuant to Section 2.06(b)(ii) and of the Second Lien Facility pursuant to Section 2.04(c)(i)(B) of the Second Lien Facility Credit Agreement in respect of Net Cash Proceeds of the type described in clause (a) of the definition thereof to the extent that the applicable Net Cash Proceeds were taken into account in calculating such Consolidated net income (or loss) for such period;

provided, however, that for purposes of determining Excess Cash Flow for any period, references to Subsidiaries of the Parent contained in the foregoing definition shall mean Subsidiaries of the Parent other than Unrestricted Subsidiaries.

“Excluded Expenses” means, without duplication and to the extent deducted in determining Consolidated net income of the Parent and its Subsidiaries and set forth on a quarterly basis in reasonable detail satisfactory to the Administrative Agent in a schedule delivered to the Administrative Agent, (a) accruals in connection with tax assessment in Brazil in an amount not to exceed $1,208,000, (b) for any Measurement Period ending on or prior to September 30, 2007, excess royalties attributable to such Measurement Period in an amount not to exceed $1,450,000, (c) for any Measurement Period ending on or prior to September 30, 2007, excess legal expense attributable to such Measurement Period in an amount not to exceed $2,857,000, (d) for any Measurement Period ending on or prior to September 30, 2007, excess public company costs attributable to such Measurement Period in an amount not to exceed $1,500,000 and (d) severance and executive search expense in an amount not to exceed $1,233,000.

“Excluded Subsidiary” means (i) any CFC, (ii) any Unrestricted Subsidiary or (iii) any Subsidiary of the Parent that is organized under the laws of a jurisdiction located inside the United States that is not a Material Subsidiary; provided that all Excluded Subsidiaries covered by this clause (iii) shall not represent, in the aggregate, more than 5% of Consolidated EBITDA or 5% of Consolidated tangible assets of the Parent and its Subsidiaries and the Parent shall be obligated to designate one or more Subsidiaries that would otherwise qualify as Excluded Subsidiaries covered by this clause (iii) as Material Subsidiaries in order to comply with the terms of this proviso.

“Existing Debt” means Debt of each Loan Party and its Subsidiaries outstanding immediately before the occurrence of the Effective Date and listed on Schedule 4.01(t).

“Extraordinary Receipt” means any proceeds of casualty insurance and condemnation awards (and payments in lieu thereof); provided, however, that an Extraordinary Receipt shall not include cash receipts received from proceeds of insurance or condemnation awards (or payments in lieu thereof) to the extent that such proceeds or awards are received by any Person in respect of any third party claim against such Person and applied to pay (or to reimburse such Person for its prior payment of) such claim and the costs and expenses of such Person with respect thereto.

“Facility” means the Term Facility, the Revolving Credit Facility, the Swing Line Facility or the Letter of Credit Facility, as the context may require.

“Federal Funds Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” means the fee letter dated September 11, 2006 between the Parent and the Lead Arranger, as amended.

“First Lien Facilities” means the First Lien Revolving Credit Facility and the Term Facility.

“First Lien Revolving Credit Facility” means the Revolving Credit Facility, the Letter of Credit Facility and the Swing Line Facility.

“Fiscal Year” means a fiscal year of the Parent and its Consolidated Subsidiaries ending on December 31 in any calendar year.

“Foreign Benefit Arrangement” has the meaning specified in Section 4.01(p)(vi).

“Foreign Currency” means at any time any Currency other than Dollars.

“Foreign Plan” has the meaning specified in Section 4.01(p)(vi).

“Foreign Subsidiary” means a Subsidiary of the Parent that is organized under the laws of a jurisdiction located outside of the United States.

“Fund” means any Person (other than an individual) that is or will be engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” of any Person means all Debt of such Person that by its terms matures more than one year after the date of determination or matures within one year from such date but is renewable or extendible, at the option of such Person, to a date more than one year after such date or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year after such date, including, without limitation, all amounts of Funded Debt of such Person required to be paid or prepaid within one year after the date of its creation.

“GAAP” has the meaning specified in Section 1.03.

“Governmental Authority” means any nation or government, any state, province, city, municipal entity or other political subdivision thereof, and any governmental, executive, legislative, judicial, administrative or regulatory agency, department, authority, instrumentality, commission, board, bureau or similar body, whether federal, state, provincial, territorial, local or foreign.

“Governmental Authorization” means any authorization, approval, consent, franchise, license, covenant, order, ruling, permit, certification, exemption, notice, declaration or similar right, undertaking or other action of, to or by, or any filing, qualification or registration with, any Governmental Authority.

“Guaranteed Debt” means, with respect to any Person, any Obligation or arrangement of such Person to guarantee or intended to guarantee any Debt (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co making, discounting with recourse or sale with recourse by such Person of the Obligation of a primary obligor, (b) the Obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement or (c) any Obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (A) for the purchase or payment of any such primary obligation or (B) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, assets, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof.  The amount of any Guaranteed Debt shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guaranteed Debt is made (or, if less, the maximum amount of such primary obligation for which such Person may be liable pursuant to the terms of the instrument evidencing such Guaranteed Debt) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder), as determined by such Person in good faith.

“Guaranteed Obligations” has the meaning specified in Section 8.01.

“Guaranties” means the Parent Guaranty and the Subsidiary Guaranty.

“Guarantors” means the Parent and the Subsidiary Guarantors.

“Guaranty Supplement” has the meaning specified in Section 8.05.

“Hazardous Materials” means (a) petroleum or petroleum products, by-products or breakdown products, radioactive materials, asbestos-containing materials, polychlorinated biphenyls, radon gas and toxic mold and (b) any other chemicals, materials or substances designated, classified or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Hedge Agreements” means interest rate, currency exchange rate or commodity price swap, cap or collar agreements, future or option contracts and other hedging agreements.

“Hedge Bank” means any Lender Party or an Affiliate of a Lender Party in its capacity as a party to a Secured Hedge Agreement.

“HK Equity Contribution” means the Investment by Knowles (as defined in the Merger Agreement) in the Parent pursuant to the contribution and voting agreement dated as of September 12, 2006 between the Parent, C. Harry Knowles, Janet H. Knowles and the Entity Parties party thereto.

“Indemnified Party” has the meaning specified in Section 9.04(b).

“Information Memorandum” means the information memorandum dated November 29, 2006 used by the Lead Arrangers in connection with the syndication of the Commitments.

“Intercreditor Agreement” has the meaning specified in 3.01(a)(iii).

“Initial Extension of Credit” means the earlier to occur of the initial Borrowing and the initial issuance of a Letter of Credit hereunder.

“Initial Issuing Bank” means the bank listed on the signature pages hereof as the Initial Issuing Bank.

“Initial Lender Parties” means the Initial Issuing Bank, the Initial Lenders and the Initial Swing Line Bank.

“Initial Lenders” means the banks, financial institutions and other institutional lenders listed on the signature pages hereof as the Initial Lenders.

“Initial Pledged Debt” has the meaning specified in the Security Agreement.

“Initial Pledged Equity” has the meaning specified in the Security Agreement.

“Initial Swing Line Bank” means the bank listed on the signature pages hereof as the Initial Swing Line Bank.

“Insufficiency” means, with respect to any Plan, the amount, if any, of its unfunded benefit liabilities, as defined in Section 4001(a)(18) of ERISA.

“Intellectual Property Security Agreement” has the meaning specified in the Security Agreement.

“Interest Coverage Ratio” means, for any Measurement Period, the ratio of (a) Consolidated EBITDA to (b) the Interest Expense, in each case, of or by the Parent and its Subsidiaries (other than Unrestricted Subsidiaries) for or during such Measurement Period.

“Interest Expense” means, for any Measurement Period, the Consolidated cash interest expense (which, for the avoidance of doubt, excludes amortization expenses of capitalized finance costs) of the Parent and its Subsidiaries (other than Unrestricted Subsidiaries) with respect to all outstanding Debt of the Parent and its Subsidiaries (other than Unrestricted Subsidiaries), in each case for or during such Measurement Period.

“Interest Period” means, for each Eurodollar Rate Advance or any Eurocurrency Advance, as applicable, comprising part of the same Borrowing, the period commencing on the date of such Eurodollar Rate Advance or Eurocurrency Advance, as applicable, or, in the case of a Eurodollar Rate Advance, the date of the Conversion of any Base Rate Advance into such Eurodollar Rate Advance, and ending on the last day of the period selected by a Borrower pursuant to the provisions below and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by the Borrower pursuant to the provisions below.  The duration of each such Interest Period shall be one, two, three or six months (or, until the completion of the initial syndication, two weeks), as a Borrower may, upon notice received by the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the first day of such Interest Period, select (or, if available to all Lenders under the applicable Facility, nine or twelve months thereafter, as selected by the a Borrower in its Notice of Borrowing); provided, however, that:

(a)                                  a Borrower may not select any Interest Period with respect to any Eurodollar Rate Advance or Eurocurrency Advance under a Facility that ends after any principal repayment installment date for such Facility unless, after giving effect to such selection, (x) in respect of Eurodollar Rate Advances, the aggregate principal amount of Base Rate Advances and of Eurodollar Rate Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date or (y) in respect of Eurocurrency Advances, the principal amount of Eurocurrency Advances having Interest Periods that end on or prior to such principal repayment installment date for such Facility, in each case, shall be at least equal to the aggregate principal amount of Advances under such Facility due and payable on or prior to such date;

(b)                                 Interest Periods commencing on the same date for Eurodollar Rate Advances or Eurocurrency Advances comprising part of the same Borrowing shall be of the same duration;

(c)                                  whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that, if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

(d)                                 whenever the first day of any Interest Period occurs on a day of an initial calendar month for which there is no numerically corresponding day in the calendar month that succeeds such initial calendar month by the number of months equal to the number of months in such Interest Period, such Interest Period shall end on the last Business Day of such succeeding calendar month.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Inventory” means all Inventory referred to in Section 1(b) of the Security Agreement.

“Investment” in any Person means any loan or advance to such Person (other than (a) third-party trade receivables not overdue by more than 90 days or (b) intercompany trade receivables not overdue by more than 120 days, in each case unless subject to a good faith dispute, incurred in the ordinary course of such Person’s business), any purchase or other acquisition of any Equity Interests or Debt or the assets comprising a division or business unit or a substantial part or all of the business of such Person, any capital contribution to such Person or any other direct or indirect investment in such Person, including, without limitation, any acquisition by way of a merger or consolidation (or similar transaction) and any arrangement pursuant to which the investor incurs Debt of the types referred to in clause (i) or (j) of the definition of “Debt” in respect of such Person.

“Investment Credit” means the amount of any dividends, distributions, returns of capital, repayments of loans or similar payments paid to any Loan Party during the term of this Agreement by any Person in which Investments may be made under Section 5.02(f)(i).

“IPO” means, with respect to any Person, a registered initial public offering of the capital stock of such Person (other than on Form S-8).

“Issuing Bank” means the Initial Issuing Bank and any Eligible Assignee to which the Letter of Credit Commitment hereunder has been assigned pursuant to Section 9.07 so long as such Eligible Assignee expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an Issuing Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Letter of Credit Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Issuing Bank or Eligible Assignee, as the case may be, shall have a Letter of Credit Commitment.

“L/C Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.

“L/C Related Documents” has the meaning specified in Section 2.04(e)(ii).

“Lead Arranger” means Morgan Stanley Senior Funding, Inc.

“Lender Party” means any Lender, the Issuing Bank or the Swing Line Bank.

“Lenders” means the Initial Lenders and each Person that shall become a Lender hereunder pursuant to Section 9.07 for so long as such Initial Lender or Person, as the case may be, shall be a party to this Agreement.

“Letter of Credit Advance” means an advance made by the Issuing Bank or any Revolving Credit Lender pursuant to Section 2.03(c).

“Letter of Credit Agreement” has the meaning specified in Section 2.03(a).

“Letter of Credit Commitment” means, with respect to the Issuing Bank at any time, the amount set forth opposite the Issuing Bank’s name on Schedule I hereto under the caption “Letter of Credit Commitment” or, if the Issuing Bank has entered into an Assignment and Assumptions, set forth for the Issuing Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Issuing Bank’s “Letter of Credit Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letter of Credit Facility” means, at any time, an amount equal to the Issuing Bank’s Letter of Credit Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Letters of Credit” has the meaning specified in Section 2.01(d).

“Leverage Ratio” means, at any date of determination, the ratio of Consolidated Debt for Borrowed Money at such date to Consolidated EBITDA, in each case of the Parent and its Subsidiaries (other than Unrestricted Subsidiaries) for the most recently completed Measurement Period.

“LIBO Rate” means, for the Interest Period for any Eurocurrency Borrowing denominated in any Foreign Currency, the rate appearing on Page 3750 of the Telerate Service (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposit in such currency in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as LIBOR for deposits denominated in such Foreign Currency with a maturity comparable to such Interest Period.  In the event that such rate is not available as described above for any reason, then the LIBO Rate for such Interest Period shall be the rate at which deposits in such Foreign Currency in the amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“LIBOR” means, for any Foreign Currency, the rate at which deposits denominated in such Currency are offered to leading banks in the London interbank market (or, in the case of English Pound Sterlings, in the eurocurrency market).

“Lien” means any lien, security interest, pledge or other charge or encumbrance of any kind, or any other type of preferential arrangement, including, without limitation, the lien or retained security title of a conditional vendor and any easement, right of way or other encumbrance on title to real property.

“Loan Documents” means (i) this Agreement, (ii) the Notes, (iii) the Guaranties, (iv) the Collateral Documents, (v) the Fee Letter, (vi) each Letter of Credit Agreement and (vii) the Designated Borrower Request and Assumption Agreement, in each case as amended.

“Loan Parties” means the Borrowers (except for, with respect to Article V, the Designated Borrowers) and the Guarantors.

“Margin Stock” has the meaning specified in Regulation U.

“Material Adverse Change” means any material adverse change in the business, condition (financial or otherwise), operations, performance or properties of the Parent and its Subsidiaries, taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of the Parent and its Subsidiaries, taken as a whole, (b) the rights and remedies of any Agent or any Lender Party under any Transaction Document or (c) the ability of any Loan Party to perform its Obligations under any Transaction Document to which it is or is to be a party.

“Material Subsidiary” means, at any time, (i) any Subsidiary of the Parent that represents more than 5% of Consolidated EBITDA or more than 5% of Consolidated tangible assets of the Parent and its Subsidiaries, determined at the end of the most recently completed financial quarter of the Parent based on the financial statements of the Parent delivered pursuant to Section 5.03(b) or (c) and (ii) any Subsidiary of the Parent designated by notice in writing given by the Parent to the Administrative Agent to be a “Material Subsidiary; provided that, any such Subsidiary so designated as a Material Subsidiary shall at all times thereafter remain a Material Subsidiary for the purposes of this Agreement unless otherwise agreed to by the Company and the Required Lenders.

“Measurement Period” means each period of four consecutive fiscal quarters of the Parent; provided that for purposes of determining Interest Expense of the Parent and its Subsidiaries for the first three fiscal quarters ending after the Effective Date, (i) in the case of the first fiscal quarter of the Parent ending after the Effective Date, “Measurement Period” shall refer to Interest Expense for such fiscal quarter multiplied by four, (ii) in the case of the second fiscal quarter ending after the Effective Date, “Measurement Period” shall refer to Interest Expense for the two fiscal quarters then ended multiplied by two and (iii) in the case of the third fiscal quarter ending after the Effective Date, “Measurement Period” shall refer to Interest Expense for the three fiscal quarters then ended multiplied by 4/3.

“Merger” has the meaning specified in the Preliminary Statements.

“Merger Agreement” has the meaning specified in the Preliminary Statements.

“Minimum Equity Contribution Percentage” means 30%.

“Moody’s” means Moody’s Investors Services, Inc.

“Mortgage Policies” has the meaning specified in Section 5.01(p)(ii).

“Mortgages” has the meaning specified in Section 5.01(p).

“MS&Co” has the meaning specified in the recital of parties to this Agreement.

“MSSF” has the meaning specified in the recital of parties to this Agreement.

“MTLG Investments” means MTLG Investments, Inc., a Delaware corporation.

“Multiemployer Plan” means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Loan Party or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and at least one Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event such plan has been or were to be terminated.

“Net Cash Proceeds” means, (a) with respect to any Transfer of any asset of the Parent or any of its Subsidiaries (other than any Transfer of assets (x) by any Unrestricted Subsidiary or (y) pursuant to Section 5.02(e) (other than clause (x) thereof)), the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such Transfer (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Debt (other than Debt under the Loan Documents) that is secured by such asset and that is required to be repaid in connection with such Transfer thereof, (B) the reasonable and customary out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Parent or its Subsidiaries, and (C) federal, state, provincial, foreign and local taxes reasonably estimated (on a Consolidated basis) to be actually payable as a result of any gain recognized in connection therewith; provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are (x) reinvested (or intended to be reinvested) in capital assets used or useful in the business of the Parent and its Subsidiaries within 12 months after the date of receipt thereof or (y) committed to be reinvested in capital assets used or useful in the business of the Parent and its Subsidiaries within 12 months after the date of receipt thereof and are so reinvested within 6 months after such commitment; provided, further, however, that no such amounts resulting from any Transfer shall be considered Net Cash Proceeds until they aggregate $10,000,000 in any fiscal year;

(b)                                 with respect to the incurrence of issuance of any Debt by the Parent or any of its Subsidiaries (other than Debt incurred or issued (x) by any Unrestricted Subsidiary or (y) pursuant to Section 5.02(b)), the excess of (i) the sum of the cash and Cash Equivalents received in connection with such incurrence or issuance over (ii) the underwriting discounts and commissions or other similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses incurred by the Parent or any of its Subsidiaries in connection with such incurrence or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i);

(c)                                  with respect to the sale or issuance of any Equity Interests by the Parent or any of its Subsidiaries (other than Unrestricted Subsidiaries), 50% of the excess of (i) the sum of the cash and Cash Equivalents received in connection with such sale or issuance over (ii) the underwriting discounts and commissions or similar payments, and other out-of-pocket costs, fees, commissions, premiums and expenses, incurred by the Parent or any of its Subsidiaries in connection with such sale or issuance to the extent such amounts were not deducted in determining the amount referred to in clause (i); provided, however, that Net Cash Proceeds shall not include (A) any funds received in connection with the issuance of Equity Interests in connection with a director, officer or employee compensation arrangement including the exercise of stock options, (B) any funds received in connection with the issuance of Equity Interests in connection with an Acquisition permitted by Section 5.02(f)(vii), (C) any funds received in connection with the issuance of Equity Interests to the Sponsor and (D) any funds received in connection with the issuance of Equity Interests in connection with the contemporaneous purchase, redemption, retirement, defeasance, or acquisition of  Equity Interests permitted by Section 5.02(g)(i)(B);

(d)                                 with respect to any Extraordinary Receipt received by the Parent or any of its Subsidiaries (other than Unrestricted Subsidiaries) that is not otherwise included in clauses (a), (b) or (c) above, the sum of the cash and Cash Equivalents received in connection therewith; provided, however, that Net Cash Proceeds shall not include any such amounts to the extent such amounts are (x) reinvested in capital assets used or useful in the business of the Parent and its Subsidiaries within 12 months after the date of receipt thereof or (y) committed to be reinvested in capital assets used or useful in the business of the Parent and its Subsidiaries within 12 months after the date of receipt thereof and are so reinvested within 6 months after such commitment.

“Note” means a Term Note or a Revolving Credit Note.

“Notice of Borrowing” has the meaning specified in Section 2.02(a).

“Notice of Issuance” has the meaning specified in Section 2.03(a).

“Notice of Renewal” has the meaning specified in Section 2.01(d).

“Notice of Swing Line Borrowing” has the meaning specified in Section 2.02(b).

“Notice of Termination” has the meaning specified in Section 2.01(d).

“NPL” means the National Priorities List under CERCLA.

“Obligation” means, with respect to any Person, any payment, performance or other obligation of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any proceeding referred to in Section 6.01(f).  Without limiting the generality of the foregoing, the Obligations of any Loan Party under the Loan Documents include (a) the obligation to pay principal, interest, Letter of Credit commissions, charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Loan Party under any Loan Document and (b) the obligation of such Loan Party to reimburse any amount in respect of any of the foregoing that any Lender Party, in its sole discretion, may elect to pay or advance on behalf of such Loan Party.

“Other Taxes” has the meaning specified in Section 2.12(b).

“Parent” has the meaning specified in the recital of parties to this Agreement.

“Parent Guaranty” means the guaranty of the Parent set forth in Article VIII.

“Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor).

“Permitted Distributions” shall mean (i) a payment by the Company to or on behalf of Parent (and any subsequent payment by Parent) for fees, costs and expenses paid to the Sponsor or any of its Affiliates in accordance with the Advisory Agreement (as in effect on the Effective Date); provided that nothing herein shall prohibit the accrual of any such fees, costs or expenses under the terms of the Advisory Agreement; and (ii) payments by the Company to or on behalf of Parent for franchise taxes and other fees required to maintain the legal existence of Parent or to pay the out-of-pocket legal, accounting and other fees and expenses in the nature of overhead in the ordinary course of business of Parent, including without limitation payment of fees and reimbursement of expenses of the Board of Directors.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Liens” means:  (a) Liens for taxes, assessments and governmental charges or levies to the extent not required to be paid under Section 5.01(b); (b) Liens imposed by law, such as materialmen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens arising in the ordinary course of business securing obligations that (i) are not overdue for a period of more than 60 days and (ii) individually or together with all other Permitted Liens outstanding on any date of determination do not materially adversely affect the use of the property to which they relate; (c) Liens in the ordinary course of business to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations; (d) deposits to secure the performance of bids, trade contracts and leases (other than Debt), contracts for the purchase of property otherwise permitted by this Agreement, statutory obligations, surety bonds (other than bonds related to judgments or litigation), performance bonds and other obligations of a like nature incurred in the ordinary course of business; (e) Liens securing judgments (or the payment of money) not constituting an Event of Default under Section 6.01(g) or securing appeal or other surety bonds related to such judgments, (f) easements, rights of way and other encumbrances on title to real property that do not render title to the property encumbered thereby unmarketable or materially adversely affect the use of such property for its present purposes; (g) statutory, common law or contractual Liens of landlords, creditor depository institutions or institutions holding securities accounts (including rights of set-off or similar rights and remedies), (h) any interest or title of a lessor or sublessor under any lease of real estate or licensor or sublicensor of intellectual property not prohibited hereby, (i) Liens on the property of a Person existing at the time such Person becomes a Subsidiary of the Company; provided that, any such Lien may not extend to any other Property of the Company or any other Subsidiary that is not a direct Subsidiary of such Person; and provided further that, any such Lien was not created in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Subsidiary of the Company; (j) Liens on property at the time the Company or any Subsidiary acquired such property, including any acquisition by means of a merger, amalgamation or consolidation with or into the Company or any of its Subsidiaries; provided that, such Lien may not extend to any other property of the Company or any of its Subsidiaries; provided further that, such Liens shall not have been created in anticipation of or in connection with the transaction or series of transactions pursuant to which such property was acquired by the Company or any Subsidiary; (k) Liens on specific items of inventory or other goods and the proceeds thereof securing such Person’s obligations in respect of bankers’ acceptances issued or credited for the account of such Person to facilitate the purchase, shipment or storage of such inventory or goods; (l) Liens arising under conditional sale, title retention, consignment or similar arrangements for the sale of goods in the ordinary course of business; (m) Liens on insurance proceeds securing the payment of financed insurance premiums; (n) leases or subleases and licenses or sublicenses granted to others in the ordinary course of business which do not interfere in any material respect with the business operations of the Company and its Subsidiaries; (o) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other agreement pursuant to which Debt permitted by Section 5.02(b) is issued; (p) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties in connection with the importation of goods; (q) the filing of precautionary financing statements in connection with operating leases, consignment, Transfers permitted under Section 5.02(e) and similar matters; (r) Liens on proceeds of sales of assets held in escrow pending resolution of indemnity or purchase price reduction claims; and (s) other Liens on assets, securing Debt or other obligations not prohibited hereunder in an aggregate amount not to exceed $5,000,000 at any time outstanding.

“Permitted Tax Distributions” shall mean, for any period in which the Company is a member of a group filing consolidated, combined or unitary income tax returns for which it is not the common parent, payments, dividends or distributions by the Company to Parent in order to pay consolidated or combined federal, foreign, state or local income taxes not payable directly by the Company or any of its Subsidiaries.

“Person” means an individual, partnership, corporation (including a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a government or any political subdivision or agency thereof.

“Plan” means a Single Employer Plan or a Multiple Employer Plan.

“Pledge Agreement” has the meaning specified in Section 3.01(a)(iii).

“Pledged Debt” has the meaning specified in the Security Agreement.

“Post Petition Interest” has the meaning specified in Section 8.06.

“Preferred Interests” means, with respect to any Person, Equity Interests issued by such Person that are entitled to a preference or priority over any other Equity Interests issued by such Person upon any distribution of such Person’s property and assets, whether by dividend or upon liquidation.

“Pro Rata Share” of any amount means, with respect to any Revolving Credit Lender at any time, the product of such amount times a fraction the numerator of which is the amount of such Lender’s Revolving Credit Commitment at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, such Lender’s Revolving Credit Commitment as in effect immediately prior to such termination) and the denominator of which is the Revolving Credit Facility at such time (or, if the Commitments shall have been terminated pursuant to Section 2.05 or 6.01, the Revolving Credit Facility as in effect immediately prior to such termination).

“Redeemable” means, with respect to any Equity Interest, any such Equity Interest that (a) the issuer has undertaken to redeem at a fixed or determinable date or dates, whether by operation of a sinking fund or otherwise, or upon the occurrence of a condition not solely within the control of the issuer or (b) is redeemable at the option of the holder.

“Register” has the meaning specified in Section 9.07(d).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Documents” means the Merger Agreement, the Stockholders Agreement, the Advisory Agreement, the Second Lien Loan Documents, the Subordinated Debt Documents and any intercompany notes issued pursuant to Section 5.02(b)(v).

“Required Lenders” means, at any time, Lenders owed or holding at least a majority in interest of the sum of (a) the aggregate principal amount of the Advances outstanding at such time, (b) the aggregate Available Amount of all Letters of Credit outstanding at such time and (c) the aggregate Unused Revolving Credit Commitments at such time; provided, however, that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time (A) the aggregate principal amount of the Advances owing to such Lender (in its capacity as a Lender) and outstanding at such time, (B) such Lender’s Pro Rata Share of the aggregate Available Amount of all Letters of Credit outstanding at such time and (C) the Unused Revolving Credit Commitment of such Lender at such time.  For purposes of this definition, the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank and the Available Amount of each Letter of Credit shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.

“Responsible Officer” means the Chief Executive Officer, Chief Financial Officer and Treasurer of the Parent or the Company, as applicable.

“Restricted Payment” has the meaning specified in Section 5.02(g).

“Restricted Subsidiary” shall mean any Subsidiary of the Company other than an Unrestricted Subsidiary.

“Revolving Credit Advance” means a Revolving Credit A Advance or a Revolving Credit B Advance, as the context may require.

“Revolving Credit Borrowing” means a Revolving Credit A Borrowing or a Revolving Credit B Borrowing, as the context may require.

“Revolving Credit Commitment” means a Revolving Credit A Commitment or a Revolving Credit B Commitment, as the context may require.

“Revolving Credit Facility” means the Revolving Credit A Facility or the Revolving Credit B Facility, as the context may require.

“Revolving Credit Lender” means a Revolving Credit A Lender or a Revolving Credit B Lender, as the context may require.

“Revolving Credit Note” means a Revolving Credit A Note or a Revolving Credit B Note, as the context may require.

“Revolving Credit A Advance” has the meaning specified in Section 2.01(b)(i).

“Revolving Credit A  Borrowing” means a borrowing consisting of simultaneous Revolving Credit A Advances of the same Type made by the Revolving Credit A Lenders.

“Revolving Credit A Commitment” means, with respect to any Revolving Credit A Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit A Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit A Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05 or increased at or prior to such time pursuant to Section 2.17.  The aggregate Revolving Credit A Commitments of all Revolving Credit A Lenders shall be $25,000,000 on the Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit A Facility” means, at any time, the aggregate amount of the Revolving Credit A Lenders’ Revolving Credit A Commitments at such time.

“Revolving Credit A Lender” means any Lender that has a Revolving A Credit Commitment.

“Revolving Credit A Note” means a promissory note of the Company payable to the order of any Revolving Credit A Lender, in substantially the form of Exhibit A-1 hereto, evidencing the aggregate indebtedness of the Company to such Lender resulting from the Revolving Credit A Advances, Letter of Credit Advances and Swing Line Advances made by such Lender, as amended.

“Revolving Credit B Advance” has the meaning specified in Section 2.01(b)(ii).

“Revolving Credit B Borrowing” means a borrowing consisting of simultaneous Revolving Credit B Advances of the same Type made by the Revolving Credit B Lenders.

“Revolving Credit B Commitment” means, with respect to any Revolving Credit B Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Revolving Credit B Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Revolving Credit B Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05 or increased at or prior to such time pursuant to Section 2.17.  The aggregate Revolving Credit B Commitments of all Revolving Credit B Lenders shall be $10,000,000 on the Effective Date, as such amount may be adjusted from time to time in accordance with the terms of this Agreement.

“Revolving Credit B Facility” means, at any time, the aggregate amount of the Revolving Credit B Lenders’ Revolving Credit B Commitments at such time.  The Revolving Credit B Facility is part of, not in addition to, the Revolving Credit A Facility.

“Revolving Credit B Lender” means any Lender, together with its Affiliates, that has a Revolving B Credit Commitment.

“Revolving Credit B Note” means a promissory note of the Designated Borrower payable to the order of any Revolving Credit B Lender, in substantially the form of Exhibit A-2 hereto, evidencing the aggregate indebtedness of the Designated Borrower to such Lender resulting from the Revolving Credit B Advances.

“Rollover Equity Contribution” means HK Rollover Contribution and the EA Rollover Contribution.

“S&P” means Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Lien Facility Credit Agreement” means the credit agreement of even date herewith among the Company, the Parent, the Administrative Agent, the Collateral Agent and the lenders party thereto, as amended.

“Second Lien Facility” means the senior, second-priority secured financing to be provided to the Company concurrently with the First Lien Facilities pursuant to the Second Lien Facility Credit Agreement.

“Second Lien Lenders” means those Persons that are specified as “Lenders” in the Second Lien Facility Credit Agreement.

“Second Lien Loan Documents” means those documents that are specified as “Loan Documents” in the Second Lien Facility Credit Agreement.

“Secured Hedge Agreement” means any Hedge Agreement required or permitted under Article V that is entered into by and between the Company and any Hedge Bank.

“Secured Obligations” has the meaning specified in Section 3 of the Security Agreement.

“Secured Parties” means the Agents, the Lender Parties and the Hedge Banks.

“Security Agreement” has the meaning specified in Section 3.01(a)(ii).

“Significant Guarantor” means, at any date of determination, any (i) Subsidiary Guarantor of the Company that individually has or (ii) group of Subsidiary Guarantors of the Company, that in the aggregate has, in either case, revenues, assets or earnings in an amount equal to at least 5% of (a) the consolidated revenues of the Company and its Subsidiaries for the most recently completed fiscal quarter for which the Lenders have received financial statements of the Company and its Subsidiaries pursuant to Section 5.03(b) or (c), (b) the consolidated assets of the Company and its Subsidiaries as of the last day of the most recently completed fiscal quarter for which the Lenders have received financial statements of the Company and its Subsidiaries pursuant to Section 5.03(b) or (c), or (c) the consolidated net earnings of the Company and its Subsidiaries for the most recently completed fiscal quarter for which the Lenders have received financial statements of the Company and its Subsidiaries pursuant to Section 5.03(b) or (c), in each case determined in accordance with GAAP for such period.

“Single Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, that (a) is maintained for employees of any Loan Party or any ERISA Affiliate and no Person other than the Loan Parties and the ERISA Affiliates or (b) was so maintained and in respect of which any Loan Party or any ERISA Affiliate could have liability under Section 4069 of ERISA in the event such plan has been or were to be terminated.

“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital.  The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Representations” means (a) such of the representations made by the Company in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Parent has the right to terminate its obligations under the Merger Agreement as a result of a breach of such representations in the Merger Agreement and (b) the representations and warranties made by the Company in Sections 4.01(a), (d) (excluding the last sentence thereof), (e) (excluding the last sentence thereof), (f), (l), (m), (n) and (o) of this Agreement.

“Sponsor” has the meaning specified in the Preliminary Statements.

“Sponsor Equity Contribution” means the Investment by the Sponsor or one or more of its Affiliates in the Parent; provided that the Sponsor Equity Contribution shall be an acquisition by the Sponsor or one or more of its Affiliates of the Equity Interests of the Parent for cash consideration only.

“Stockholders Agreement” means the Stockholders Agreement dated as of  [December 21,] 2006 among the Equity Investors, as amended to the extent permitted under the Loan Documents.

“Subordinated Debt” means any Debt of any Loan Party that is subordinated to the Obligations of such Loan Party under the Loan Documents on, and that otherwise contains, terms and conditions satisfactory to the Required Lenders.

“Subordinated Debt Documents” means all agreements, indentures and instruments pursuant to which any Subordinated Debt is issued, in each case as amended to the extent permitted under the Loan Documents.

“Subordinated Obligations” has the meaning specified in Section 8.06.

“Subsidiary” of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock having ordinary voting power to elect a majority of the Board of Directors of such corporation (irrespective of whether at the time capital stock of any other class or classes of such corporation shall or might have voting power upon the occurrence of any contingency), (b) the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) the beneficial interest in such trust or estate is, in the case of clauses (a), (b) and (c), at the time directly or indirectly owned or controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person’s other Subsidiaries.

“Subsidiary Guarantors” means the Subsidiaries of the Company listed on Schedule II hereto and each other Subsidiary of the Company that shall be required to execute and deliver a guaranty pursuant to Section 5.01(j).

“Subsidiary Guaranty” means the guaranty of the Subsidiary Guarantors set forth in Article VIII, together with each other guaranty and guaranty supplement delivered pursuant to Section 5.01(j), in each case as amended, amended and restated, modified or otherwise supplemented.

“Supplemental Collateral Agent” has the meaning specified in Section 7.01(c).

“Surviving Debt” means (i) Debt of each Loan Party and its Subsidiaries outstanding immediately before and after giving effect to the Initial Extension of Credit and (ii) Debt incurred under credit facilities existing immediately before and after giving effect to the Initial Extension of Credit, in each case listed on Schedule 4.01(u) to the Disclosure Letter.

“Swing Line Advance” means an advance made by (a) the Swing Line Bank pursuant to Section 2.01(c) or (b) any Revolving Credit Lender pursuant to Section 2.02(b).

“Swing Line Bank” means the Initial Swing Line Bank and any Eligible Assignee to which the Swing Line Commitment hereunder has been assigned pursuant to Section 9.07 so long as each such Eligible Assignee expressly agrees to perform in accordance with their terms all obligations that by the terms of this Agreement are required to be performed by it as a Swing Line Bank and notifies the Administrative Agent of its Applicable Lending Office and the amount of its Swing Line Commitment (which information shall be recorded by the Administrative Agent in the Register), for so long as such Initial Swing Line Bank or Eligible Assignee, as the case may be, shall have a Swing Line Commitment.

“Swing Line Borrowing” means a borrowing consisting of a Swing Line Advance made by the Swing Line Bank pursuant to Section 2.01(d) or the Revolving Credit A Lenders pursuant to Section 2.02(b).

“Swing Line Commitment” means, with respect to the Swing Line Bank at any time, the amount set forth opposite the Swing Line Bank’s name on Schedule I hereto under the caption “Swing Line Commitment” or, if the Swing Line Bank has entered into an Assignment and Assumption, set forth for the Swing Line Bank in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as the Swing Line Bank’s “Swing Line Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Swing Line Facility” means, at any time, an amount equal to the Swing Line Bank’s Swing Line Commitment at such time, as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Synthetic Debt” means, with respect to any Person, without duplication of any clause within the definition of “Debt,” all (a) Obligations of such Person under any lease that is treated as an operating lease for financial accounting purposes and a financing lease for tax purposes (i.e., a “synthetic lease”), (b) Obligations of such Person in respect of transactions entered into by such Person, the proceeds from which would be reflected on the financial statements of such Person in accordance with GAAP as cash flows from financings at the time such transaction was entered into (other than as a result of the issuance of Equity Interests) and (c) Obligations of such Person in respect of other transactions entered into by such Person that are not otherwise addressed in the definition of “Debt” or in clause (a) or (b) above that are intended to function primarily as a borrowing of funds.

“Taxes” has the meaning specified in Section 2.12(a).

“Term Advance” has the meaning specified in Section 2.01(b).

“Term Borrowing” means a borrowing consisting of simultaneous Term Advances of the same Type made by the Term Lenders.

“Term Commitment” means, with respect to any Term Lender at any time, the amount set forth opposite such Lender’s name on Schedule I hereto under the caption “Term Commitment” or, if such Lender has entered into one or more Assignment and Assumptions, set forth for such Lender in the Register maintained by the Administrative Agent pursuant to Section 9.07(d) as such Lender’s “Term Commitment,” as such amount may be reduced at or prior to such time pursuant to Section 2.05.

“Term Facility” means, at any time, the aggregate amount of the Term Lenders’ Term Commitments at such time.

“Term Lender” means any Lender that has a Term Commitment.

“Term Note” means a promissory note of the Company payable to the order of any Term Lender, in substantially the form of Exhibit A-3 hereto, evidencing the indebtedness of the Company to such Lender resulting from the Term Advance made by such Lender, as amended.

“Termination Date” means the earlier of (a) the date of termination in whole of the Revolving Credit Commitments, the Letter of Credit Commitment and the Swing Line Commitment, pursuant to Section 2.05 or 6.01 and (b)(i) for purposes of the Revolving Credit Facility, the Swing Line Facility and the Letter of Credit Facility, December 21, 2011 and (ii) for purposes of the Term Facility, December 21, 2013.

“Total Transaction Amount” means the total cost of the Transaction, including, without limitation, the aggregate Merger Consideration (as defined in the Merger Agreement) and all costs, fees and expenses relating to the Transaction, less cash on hand used to fund the Transaction.

“Transaction” means the Merger and the other transactions contemplated by the Transaction Documents.

“Transaction Documents” means, collectively, the Loan Documents and the Related Documents.

“Transaction Expenses” means costs and expenses incurred in connection with the Transaction and retention bonuses paid to employees in an aggregate amount not to exceed $2,000,000 from the Effective Date through the anniversary of the Effective Date.

“Transfer” has the meaning set forth in Section 5.02(e).

“Type” refers to the distinction between Advances denominated in Dollars bearing interest at the Base Rate and Advances denominated in Dollars bearing interest at the Eurodollar Rate.

“Unmatured Surviving Obligations” means Obligations under this Agreement and the other Loan Documents that by their terms survive the termination of this Agreement or the other Loan Documents but are not, as of the date of determination, due and payable and for which no outstanding claim has been made.

“Unrestricted Subsidiary” means (a) any direct or indirect Subsidiary of the Parent that (i) has been designated by the Parent in writing to the Administrative Agent and the Lenders to be an Unrestricted Subsidiary in accordance with Section 5.01(o), (ii) does not own any Equity Interests or Debt of, or own or hold any Lien or any property of the Company or any Subsidiary Guarantor and (iii) does not create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Debt pursuant to which the relevant lender has recourse to the Company or any Subsidiary Guarantor or any of their respective assets and (b) any Subsidiary of an “Unrestricted Subsidiary”.

“Unused Revolving Credit Commitment” means the Unused Revolving Credit A Commitment or the Unused Revolving Credit B Commitment, as the context requires.

“Unused Revolving Credit A Commitment” means, with respect to any Revolving Credit A Lender at any time, (a) such Lender’s Revolving Credit A Commitment at such time minus (b) the sum of (i) the aggregate principal amount of all Revolving Credit A Advances, Swing Line Advances and Letter of Credit Advances made by such Lender (in its capacity as a Lender) and outstanding at such time plus, without duplication, (ii) such Lender’s Pro Rata Share of (A) the aggregate Available Amount of all Letters of Credit outstanding at such time, (B) the aggregate principal amount of all Letter of Credit Advances made by the Issuing Bank pursuant to Section 2.03(c) and outstanding at such time and (C) the aggregate principal amount of all Swing Line Advances made by the Swing Line Bank pursuant to Section 2.01(d) and outstanding at such time.

“Unused Revolving Credit B Commitment” means, with respect to any Revolving Credit B Lender at any time, (a) such Lender’s Revolving Credit B Commitment at such time minus (b) the sum of the aggregate principal amount of all Revolving Credit B Advances outstanding at such time.

“Voting Interests” means shares of capital stock issued by a corporation, or equivalent Equity Interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

“Welfare Plan” means a welfare benefit plan, as defined in Section 3(1) of ERISA, that is maintained for employees of any Loan Party or in respect of which any Loan Party could have liability.

“Withdrawal Liability” has the meaning specified in Part I of Subtitle E of Title IV of ERISA.

SECTION 1.02.  Computation of Time Periods; Other Definitional Provisions.  In this Agreement and the other Loan Documents in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding.”  References in the Loan Documents to any agreement or contract “as amended” shall mean and be a reference to such agreement or contract as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with its terms.

SECTION 1.03.  Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with generally accepted accounting principles consistent with those applied in the preparation of the financial statements referred to in Section 4.01(h) (“GAAP”).

SECTION 1.04.  Currency Equivalents Generally.  Any amount specified in this Agreement (other than in Articles II, VII and IX) or any of the other Loan Documents to be in U.S. dollars shall also include the equivalent of such amount in any currency other than U.S. dollars, such equivalent amount to be determined at the rate of exchange quoted by the Administrative Agent in New York, New York at the close of business on the Business Day immediately preceding any date of determination thereof, to prime banks in New York, New York for the spot purchase in the New York foreign exchange market of such amount in U.S. dollars with such other currency.  For purposes of determining compliance with any covenant in Section 5.02, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time any action is taken that is limited to a specific amount in U.S. Dollars.

ARTICLE II

AMOUNTS AND TERMS OF THE ADVANCES
AND THE LETTERS OF CREDIT

SECTION 2.01.  The Advances and the Letters of Credit.  (a)  The Term Advances.  Each Term Lender severally agrees, on the terms and conditions hereinafter set forth, to make a single advance (a “Term Advance”) to the Company on the Effective Date in an amount not to exceed such Lender’s Term Commitment at such time.  The Term Borrowing shall consist of Term Advances made simultaneously by the Term Lenders ratably according to their Term Commitments.  Amounts borrowed under this Section 2.01(b) and repaid or prepaid may not be reborrowed.

(b)                                 The Revolving Credit Advances.  Subject to the terms and conditions set forth herein, (i) each Revolving Credit A Lender severally agrees to make Advances denominated in Dollars to the Company pursuant to Section 2.02 (a “Revolving Credit A Advance”) from time to time, on any Business Day until the Termination Date, in an aggregate amount of $1,000,000 or an integral multiple of $100,000 in excess thereof (other than a Borrowing the proceeds of which shall be used solely to repay or prepay in full outstanding Swing Line Advances or outstanding Letter of Credit Advances) and shall consist of Revolving Credit A Advances made simultaneously by the Revolving Credit A Lenders ratably according to their Revolving Credit A Commitments and (ii) each Revolving Credit B Lender severally agrees to make Advances denominated in an Agreed Currency to the Company (if the Agreed Currency is Dollars) and to any Designated Borrower (if the Agreed Currency is in Euros or Sterling Pounds) as elected by the Company pursuant to Section 2.17 (a “Revolving Credit B Advance”) from time to time, on any Business Day until the Termination Date, in an aggregate Agreed Currency equivalent amount of $1,000,000 or Agreed Currency equivalent amount in an integral multiple of $100,000 in excess thereof and shall consist of Revolving Credit B Advances made simultaneously by the Revolving Credit B Lenders ratably according to their Revolving Credit B Commitments.  Within the limits of each Revolving Credit Lender’s Unused Revolving Credit Commitment in effect from time to time, the Borrowers may borrow under this Section 2.01(b), prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(b).  Notwithstanding anything contained herein to the contrary, Revolving Credit A Advances must be Base Rate Advances or Eurodollar Rate Advances, as further provided herein, and, in the event that the Agreed Currency is in Sterling Pounds or Euros, Revolving Credit B Advances must be Eurocurrency Advances, as further provided herein.

(c)                                  The Swing Line Advances.  The Swing Line Bank agrees on the terms and conditions hereinafter set forth, to make Swing Line Advances to the Company from time to time on any Business Day during the period from the Effective Date until the Termination Date (i) in an aggregate amount not to exceed at any time outstanding the Swing Line Facility at such time and (ii) in an amount for each such Swing Line Borrowing not to exceed the aggregate of the Unused Revolving Credit A Commitments of the Revolving Credit A Lenders at such time.  No Swing Line Advance shall be used for the purpose of funding the payment of principal of any other Swing Line Advance.  Each Swing Line Borrowing shall be in an amount of $1,000,000 or an integral multiple of $100,000 in excess thereof and shall be made as a Base Rate Advance.  Within the limits of the Swing Line Facility and within the limits referred to in clause (ii) above, the Company may borrow under this Section 2.01(c), repay pursuant to Section 2.04(c) or prepay pursuant to Section 2.06(a) and reborrow under this Section 2.01(c).  Immediately upon the making of a Swing Line Advance, each Revolving Credit A Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Bank a risk participation in such Swing Line Advance in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Swing Line Advance.

(d)                                 The Letters of Credit.  The Issuing Bank agrees, on the terms and conditions hereinafter set forth, to issue (or cause its Affiliate that is a commercial bank to issue on its behalf) letters of credit (the “Letters of Credit”) in Dollars for the account of the Company from time to time on any Business Day during the period from the Effective Date until 5 Business Days before the Termination Date in an aggregate Available Amount (i) for all Letters of Credit not to exceed at any time the Letter of Credit Facility at such time and (ii) for each such Letter of Credit not to exceed the Unused Revolving Credit A Commitments of the Revolving Credit A Lenders at such time.  No Letter of Credit shall have an expiration date (including all rights of the Company or the beneficiary to require renewal) later than the earlier of 5 Business Days before the Termination Date (unless cash collateral is provided for the full face amount of the Letter of Credit prior to such date) and one year after the date of issuance thereof, but may by its terms be renewable annually upon notice (a “Notice of Renewal”) given to the Issuing Bank and the Administrative Agent on or prior to any date for notice of renewal set forth in such Letter of Credit but in any event at least three Business Days prior to the date of the proposed renewal of such Letter of Credit and upon fulfillment of the applicable conditions set forth in Article III unless the Issuing Bank has notified the Company (with a copy to the Administrative Agent) on or prior to the date for notice of termination set forth in such Letter of Credit but in any event at least 30 Business Days prior to the date of automatic renewal of its election not to renew such Letter of Credit (a “Notice of Termination”); provided that the terms of each Letter of Credit that is automatically renewable annually shall (x) require the Issuing Bank that issued such Letter of Credit to give the beneficiary named in such Letter of Credit notice of any Notice of Termination, (y) permit such beneficiary, upon receipt of such notice, to draw under such Letter of Credit prior to the date such Letter of Credit otherwise would have been automatically renewed and (z) not permit the expiration date (after giving effect to any renewal) of such Letter of Credit in any event to be extended to a date later than 5 Business Days before the Termination Date (unless cash collateral is provided for the full face amount of the Letter of Credit prior to such date).  If either a Notice of Renewal is not given by the Company or a Notice of Termination is given by the Issuing Bank pursuant to the immediately preceding sentence, such Letter of Credit shall expire on the date on which it otherwise would have been automatically renewed; provided, however, that even in the absence of receipt of a Notice of Renewal the Issuing Bank may in its discretion, unless instructed to the contrary by the Administrative Agent or the Company, deem that a Notice of Renewal had been timely delivered and in such case, a Notice of Renewal shall be deemed to have been so delivered for all purposes under this Agreement.  Within the limits of the Letter of Credit Facility, and subject to the limits referred to above, the Company may request the issuance of Letters of Credit under this Section 2.01(d), repay any Letter of Credit Advances resulting from drawings thereunder pursuant to Section 2.04(d) and request the issuance of additional Letters of Credit under this Section 2.01(d).

SECTION 2.02.  Making the Advances.  (a)  Except as otherwise provided in Section 2.02(b) or 2.03, each Borrowing shall be made on notice, given not later than (i) in the case of each Term Borrowing, Revolving Credit A Borrowing and Revolving Credit B Borrowing consisting of Eurodollar  Rate Advances, 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Eurodollar Rate Advances, or the first Business Day prior to the date of the proposed Borrowing in the case of a Borrowing consisting of Base Rate Advances and (ii) in the case of each Revolving Credit B Borrowing consisting of Eurocurrency Advances, 11:00 A.M. (London time) on the third Business Day prior to the date of the proposed Borrowing, in each case by a Borrower to the Administrative Agent, which shall give to each Appropriate Lender prompt notice thereof by telecopier or electronic communication.  Each such notice of a Borrowing (a “Notice of Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, in substantially the form of Exhibit B hereto, specifying therein the requested (1) date of such Borrowing, (2) Facility under which such Borrowing is to be made, (3) Type of Advances comprising such Borrowing, (4) aggregate amount of such Borrowing and (5) in the case of a Borrowing consisting of Eurodollar Rate Advances, initial Interest Period for each such Advance.  Each Appropriate Lender shall, before 11:00 A.M. (New York City time) on the date of such Borrowing, make available for the account of its Applicable Lending Office to the Administrative Agent at the Administrative Agent’s Account, in same day funds, such Lender’s ratable portion of such Borrowing in accordance with the respective Commitments under the applicable Facility of such Lender and the other Appropriate Lenders.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the applicable Borrower by crediting the Borrower’s Account; provided, however, that, in the case of any Revolving Credit A Borrowing, the Administrative Agent shall first apply such funds to prepay ratably the aggregate principal amount of any Swing Line Advances and Letter of Credit Advances outstanding at such time, together with interest accrued and unpaid thereon to and as of such date.

(b)                                 (i)  Each Swing Line Borrowing shall be made on notice, given not later than 11:00 A.M. (New York City time) on the date of the proposed Swing Line Borrowing, by the Company to the Swing Line Bank and the Administrative Agent.  Each such notice of a Swing Line Borrowing (a “Notice of Swing Line Borrowing”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, specifying therein the requested (i) date of such Borrowing, (ii) amount of such Borrowing and (iii) maturity of such Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing).  The Swing Line Bank will make the amount of the requested Swing Line Advances available to the Administrative Agent at the Administrative Agent’s Account, in same day funds.  After the Administrative Agent’s receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Administrative Agent will make such funds available to the Company by crediting its Borrower’s Account.

(ii)                                              The Swing Line Bank may, at any time in its sole and absolute discretion, request on behalf of the Company (and the Company hereby irrevocably authorizes the Swing Line Bank to so request on its behalf) that each Revolving Credit A Lender make a Base Rate Advance in an amount equal to such Lender’s Pro Rata Share of the amount of Swing Line Advances then outstanding.  Such request shall be deemed to be a Notice of Borrowing for purposes hereof and shall be made in accordance with the provisions of Section 2.02(a) without regard solely to the minimum amounts specified in Section 2.01(b) but subject to the satisfaction of the conditions set forth in Section 3.02.  The Swing Line Bank shall furnish the Company with a copy of the applicable Notice of Borrowing promptly after delivering such notice to the Administrative Agent.  Each Revolving Credit A Lender shall make an amount equal to its Pro Rata Share of the amount specified in such Notice of Borrowing available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Swing Line Bank, by deposit to the Administrative Agent’s Account, in same date funds, not later than 11:00 A.M. on the day specified in such Notice of Borrowing.
(iii)                                           If for any reason any Swing Line Advance cannot be refinanced by a Revolving Credit A Borrowing as contemplated by Section 2.02(b)(ii), the request for Base Rate Advances submitted by the Swing Line Bank as set forth in Section 2.02(b)(ii) shall be deemed to be a request by the Swing Line Bank that each of the Revolving Credit A Lenders fund its risk participation in the relevant Swing Line Advance and each Revolving Credit A Lender’s payment to the Administrative Agent for the account of the Swing Line Bank pursuant to Section 2.02(b)(ii) shall be deemed payment in respect of such participation.
(iv)                                          If and to the extent that any Revolving Credit A Lender shall not have made the amount of its Pro Rata Share of such Swing Line Advance available to the Administrative Agent in accordance with the provisions of Section 2.02(b)(ii), such Revolving Credit A Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date of the applicable Notice of Borrowing delivered by the Swing Line Bank until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate.
(v)                                             Each Revolving Credit A Lender’s obligation to make Revolving Credit A Advances or to purchase and fund risk participations in Swing Line Advance pursuant to this Section 2.02(b) shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Bank, the Company or any other Person for any reason whatsoever, (B) the occurrence of continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Credit A Lender’s obligation to make Revolving Credit A Advances pursuant to this Section 2.02(b) is subject to satisfaction of the conditions set forth in Section 3.02.  No funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Advances, together with interest as provided herein.

(c)                                  Anything in subsection (a) above to the contrary notwithstanding, (i) a Borrower may only select Eurodollar Rate Advances or Eurocurrency Advances with an Interest Period of two weeks for the period from the date hereof for so long as is required by the Lead Arranger to achieve a successful syndication; provided that such period shall end on the 30th day after the date hereof (or such earlier date as shall be specified in its sole discretion by the Administrative Agent in a written notice to the Company and the Lenders that a successful syndication has been achieved), (ii) a Borrower may not select Eurodollar Rate Advances or Eurocurrency Advances for any Borrowing if the aggregate amount of such Borrowing is less than $1,000,000 or if the obligation of the Appropriate Lenders to make Eurodollar Rate Advances or Eurocurrency Advances shall then be suspended pursuant to Section 2.09 or 2.10 and (iii) the Eurodollar Rate Advances or Eurocurrency Advances may not be outstanding as part of more than 20 separate Borrowings.

(d)                                 Each Notice of Borrowing and each Notice of Swing Line Borrowing shall be irrevocable and binding on the applicable Borrower.  In the case of any Borrowing that the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Advances, the Company shall indemnify each Appropriate Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such Borrowing the applicable conditions set forth in Article III, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Advance to be made by such Lender as part of such Borrowing when such Advance, as a result of such failure, is not made on such date.

(e)                                  Unless the Administrative Agent shall have received notice from an Appropriate Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with subsection (a) of this Section 2.02 and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount.  If and to the extent that such Lender shall not have so made such ratable portion available to the Administrative Agent, such Lender and the such Borrower severally agree to repay or pay to the Administrative Agent forthwith on demand such corresponding amount and to pay interest thereon, for each day from the date such amount is made available to such Borrower until the date such amount is repaid or paid to the Administrative Agent, at (i) in the case of such Borrower, the interest rate applicable at such time under Section 2.07 to Advances comprising such Borrowing and (ii) in the case of such Lender, the Federal Funds Rate.  If such Lender shall pay to the Administrative Agent such corresponding amount, such amount so paid shall constitute such Lender’s Advance as part of such Borrowing for all purposes.

(f)                                    The failure of any Lender to make the Advance to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date of any Borrowing.

SECTION 2.03.  Issuance of and Drawings and Reimbursement Under Letters of Credit.  (a)  Request for Issuance.  Each Letter of Credit shall be issued upon notice, given not later than 11:00 A.M. (New York City time) on the second Business Day prior to the date of the proposed issuance of such Letter of Credit, by the Company to the Issuing Bank, which shall give to the Administrative Agent and each Revolving Credit Lender prompt notice thereof by telecopier or electronic communication.  Each such notice of issuance of a Letter of Credit (a “Notice of Issuance”) shall be by telephone, confirmed immediately in writing, or by telecopier or electronic communication, specifying therein the requested (A) date of such issuance (which shall be a Business Day), (B) Available Amount of such Letter of Credit, (C) expiration date of such Letter of Credit, (D) name and address of the beneficiary of such Letter of Credit and (E) form of such Letter of Credit, and shall be accompanied by such application and agreement for letter of credit as the Issuing Bank may specify to the Company for use in connection with such requested Letter of Credit (a “Letter of Credit Agreement”).  If (x) the requested form of such Letter of Credit is acceptable to the Issuing Bank in its sole discretion and (y) it has not received notice of objection to such issuance from Lenders holding at least a majority of the Revolving Credit A Commitments, the Issuing Bank will, upon fulfillment of the applicable conditions set forth in Article III, make such Letter of Credit available to the Company at its office referred to in Section 9.02 or as otherwise agreed with the Company in connection with such issuance.  In the event and to the extent that the provisions of any Letter of Credit Agreement shall conflict with this Agreement, the provisions of this Agreement shall govern.

(b)                                 Letter of Credit Reports.  The Issuing Bank shall furnish (A) to the Administrative Agent on the first Business Day of each week a written report summarizing issuance and expiration dates of Letters of Credit issued during the previous week and drawings during such week under all Letters of Credit, (B) to each Revolving Credit A Lender on the first Business Day of each month a written report summarizing issuance and expiration dates of Letters of Credit issued during the preceding month and drawings during such month under all Letters of Credit and (C) to the Administrative Agent and each Revolving Credit A Lender on the first Business Day of each calendar quarter a written report setting forth the average daily aggregate Available Amount during the preceding calendar quarter of all Letters of Credit.

(c)                                  Participations in Letters of Credit.  Upon the issuance of a Letter of Credit by the Issuing Bank under Section 2.03(a), the Issuing Bank shall be deemed, without further action by any party hereto, to have sold to each Revolving Credit A Lender, and each Revolving Credit A Lender shall be deemed, without further action by any party hereto, to have purchased from the Issuing Bank, a participation in such Letter of Credit in an amount for each Revolving Credit A Lender equal to such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit, effective upon the issuance of such Letter of Credit.  In consideration and in furtherance of the foregoing, each Revolving Credit Lender hereby absolutely and unconditionally agrees to pay such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Bank and not reimbursed by the Company forthwith on the date due as provided in Section 2.04(d) by making available for the account of its Applicable Lending Office to the Administrative Agent for the account of the Issuing Bank by deposit to the Administrative Agent’s Account, in same day funds, an amount equal to such Lender’s Pro Rata Share of such L/C Disbursement.  Each Revolving Credit A Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.03(c) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or an Event of Default or the termination of the Commitments, and that each such payment shall be made without any off-set, abatement, withholding or reduction whatsoever.  If and to the extent that any Revolving Credit A Lender shall not have so made the amount of such L/C Disbursement available to the Administrative Agent, such Revolving Credit A Lender agrees to pay to the Administrative Agent forthwith on demand such amount together with interest thereon, for each day from the date such L/C Disbursement is due pursuant to Section 2.04(d) until the date such amount is paid to the Administrative Agent, at the Federal Funds Rate for its account or the account of the Issuing Bank, as applicable.  If such Lender shall pay to the Administrative Agent such amount for the account of the Issuing Bank on any Business Day, such amount so paid in respect of principal shall constitute a Letter of Credit Advance made by such Lender on such Business Day for purposes of this Agreement, and the outstanding principal amount of the Letter of Credit Advance made by the Issuing Bank shall be reduced by such amount on such Business Day.

(d)                                 Drawing and Reimbursement.  The payment by the Issuing Bank of a draft drawn under any Letter of Credit shall constitute for all purposes of this Agreement the making by the Issuing Bank of a Letter of Credit Advance, which shall be a Base Rate Advance, in the amount of such draft.

(e)                                  Failure to Make Letter of Credit Advances.  The failure of any Lender to make the Letter of Credit Advance to be made by it on the date specified in Section 2.03(c) shall not relieve any other Lender of its obligation hereunder to make its Letter of Credit Advance on such date, but no Lender shall be responsible for the failure of any other Lender to make the Letter of Credit Advance to be made by such other Lender on such date.

SECTION 2.04.  Repayment of Advances.  Term Advances.  The Company shall repay to the Administrative Agent for the ratable account of the Term Lenders the aggregate outstanding principal amount of the Term Advances in quarterly installments payable on the last Business Day of each March, June, September and December, commencing on March 30, 2007, in an amount equal to (i) on each such date occurring on or prior to the sixth year and nine month anniversary of the Effective Date, 0.25% of the Term Advances and (ii) the remaining amount payable in full on the Termination Date and in any event shall be in an amount equal to the aggregate principal amount of all Term Advances outstanding on such date (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.06).

(b)                                 Revolving Credit Advances.  Each Borrower shall repay to the Administrative Agent for the ratable account of the Revolving Credit Lenders on the Termination Date the aggregate principal amount of the Revolving Credit Advances then outstanding.

(c)                                  Swing Line Advances.  The Company shall repay to the Administrative Agent for the account of the Swing Line Bank and each other Revolving Credit A Lender that has made a Swing Line Advance the outstanding principal amount of each Swing Line Advance made by each of them on the earlier of the maturity date specified in the applicable Notice of Swing Line Borrowing (which maturity shall be no later than the seventh day after the requested date of such Borrowing) and the Termination Date.

(d)                                 Letter of Credit Advances.  (i)  The Company shall repay to the Administrative Agent for the account of the Issuing Bank and each other Revolving Credit A Lender that has made a Letter of Credit Advance on the earlier of demand and the Termination Date the outstanding principal amount of each Letter of Credit Advance made by each of them.

(ii)                                              The Obligations of the Company under this Agreement, any Letter of Credit Agreement and any other agreement or instrument relating to any Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement, such Letter of Credit Agreement and such other agreement or instrument under all circumstances, including, without limitation, the following circumstances:

(A)                              any lack of validity or enforceability of any Loan Document, any Letter of Credit Agreement, any Letter of Credit or any other agreement or instrument relating thereto (all of the foregoing being, collectively, the “L/C Related Documents”);

(B)                                any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Company in respect of any L/C Related Document or any other amendment or waiver of or any consent to departure from all or any of the L/C Related Documents;

(C)                                the existence of any claim, set-off, defense or other right that the Company may have at any time against any beneficiary or any transferee of a Letter of Credit (or any Persons for which any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with the transactions contemplated by the L/C Related Documents or any unrelated transaction;

(D)                               any statement or any other document presented under a Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(E)                                 payment by the Issuing Bank under a Letter of Credit against presentation of a draft, certificate or other document that does not strictly comply with the terms of such Letter of Credit;

(F)                                 any exchange, release or non perfection of any Collateral or other collateral, or any release or amendment or waiver of or consent to departure from the Guaranties or any other guarantee, for all or any of the Obligations of the Company in respect of the L/C Related Documents; or

(G)                                any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Company or a guarantor.

provided, that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Company for damages suffered by the Company that are caused by the Issuing Bank failing to exercise due care when determining whether drafts or other documents presented under a Letter of Credit comply with the terms thereof.

SECTION 2.05.  Termination or Reduction of the Commitments.  (a)  Optional.  The Company may, upon at least five Business Days’ notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Term Commitments, the Swing Line Facility and the Letter of Credit Facility and the Unused Revolving Credit Commitments; provided, however, that each partial reduction of a Facility (i) shall be in an aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (ii) shall be made ratably among the Appropriate Lenders in accordance with their Commitments with respect to such Facility.

(b)                                 Mandatory.  (i)  The Letter of Credit Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit A Facility by the amount, if any, by which the amount of the Letter of Credit Facility exceeds the Revolving Credit A Facility after giving effect to such reduction of the Revolving Credit A Facility.

(ii)                                              The Swing Line Facility shall be permanently reduced from time to time on the date of each reduction in the Revolving Credit A Facility by the amount, if any, by which the amount of the Swing Line Facility exceeds the Revolving Credit A Facility after giving effect to such reduction of the Revolving Credit Facility.

SECTION 2.06.  Prepayments.  (a)  Optional.  Each Borrower may, upon at least one Business Day’s notice in the case of Base Rate Advances and three Business Days’ notice in the case of Eurodollar Rate Advances or Eurocurrency Advances, in each case to the Administrative Agent stating the proposed date and aggregate principal amount of the prepayment, and if such notice is given, such Borrower shall prepay the outstanding aggregate principal amount of the Advances comprising part of the same Borrowing in whole or ratably in part, together with accrued interest to the date of such prepayment on the aggregate principal amount prepaid; provided, however, that (x) each partial prepayment shall be in an aggregate principal amount of $1,000,000 or an integral multiple of $500,000 in excess thereof and (y) if any prepayment of a Eurodollar Rate Advance or Eurocurrency Advance is made on a date other than the last day of an Interest Period for such Advance, such Borrower shall also pay any amounts owing pursuant to Section 9.04(c).  Each such prepayment of any Term Advances shall be applied to the installments thereof pro rata.

(b)                                 Mandatory.  (i)  The Company shall, or shall cause the other Borrowers to, on or within 10 days following the date of delivery of the annual audit report required to be delivered pursuant to Section 5.03(b), prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to (A) at any time when the Leverage Ratio is greater than 4.00:1.00, 50% of Excess Cash Flow for such Fiscal Year and (B) at any time when the Leverage Ratio is less than or equal to 4.00:1.00, 25% of Excess Cash Flow for such Fiscal Year.  Each such prepayment shall be applied first to the Term Facility in direct order to the scheduled principal installments due in the next succeeding twelve months and then on a pro rata basis to any remaining principal installments thereof, second to the Second Lien Facility in accordance with the terms thereof and third to the Revolving Credit Facility as set forth in clause (v) below.

(ii)                                  The Company shall, or shall cause the other Borrowers to, not later than the third Business Day after receipt of any Net Cash Proceeds by any Loan Party or any of its Subsidiaries prepay an aggregate principal amount of the Advances comprising part of the same Borrowings in an amount equal to the amount of such Net Cash Proceeds.  Each such prepayment shall be applied first to the Term Facility in direct order to the scheduled principal installments due in the next succeeding twelve months and then on a pro rata basis to any remaining principal installments thereof, second to the Second Lien Facility in accordance with the terms thereof and third to the Revolving Credit Facility as set forth in clause (v) below.

(iii)                                           The Company shall, or shall cause the other Borrowers to, on each Business Day, prepay an aggregate principal amount of the Revolving Credit Advances comprising part of the same Borrowings, the Letter of Credit Advances and the Swing Line Advances and deposit an amount in the Collateral Account in an amount equal to the amount by which (A) the sum of the aggregate principal amount of (x) the Revolving Credit Advances, (y) the Letter of Credit Advances and (z) the Swing Line Advances then outstanding plus the aggregate Available Amount of all Letters of Credit then outstanding exceeds (B) the Revolving Credit Facility on such Business Day.
(iv)                                          The Company shall, on each Business Day, pay to the Administrative Agent for deposit in the Collateral Account an amount sufficient to cause the aggregate amount on deposit in the Collateral Account to equal the amount by which the aggregate Available Amount of all Letters of Credit then outstanding exceeds the Letter of Credit Facility on such Business Day.
(v)                                             Prepayments of the Revolving Credit Facility made pursuant to clause (i), (ii) or (iii) above shall be made to each of the Revolving Credit A Facility and Revolving Credit B Facility on a pro rata basis and, with respect to the Revolving Credit A Facility, shall then be first applied to prepay Letter of Credit Advances then outstanding until such Advances are paid in full, second applied to prepay Swing Line Advances then outstanding until such Advances are paid in full, third applied to prepay Revolving Credit A Advances then outstanding comprising part of the same Borrowings until such Advances are paid in full and fourth (solely in the case of clause (iii) above) deposited in the Collateral Account to cash collateralize 100% of the Available Amount of the Letters of Credit then outstanding; and, in the case of prepayments of the Revolving Credit Facility required pursuant to clause (i) or (ii) above, the amount remaining (if any) after the prepayment in full of the Advances then outstanding.  Upon the drawing of any Letter of Credit for which funds are on deposit in the Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable.
(vi)                                          All prepayments under this subsection (b) shall be made together with accrued interest to the date of such prepayment on the principal amount prepaid, together with any amounts owing pursuant to Section 9.04(c).
(vii)                                       In lieu of making any prepayment pursuant to this subsection (b) in respect of any Eurodollar Rate Advance or Eurocurrency Advances other than on the last day of the Interest Period therefor, so long as no Event of Default shall have occurred and be continuing, the applicable Borrower at its option may deposit with the Administrative Agent an amount equal to the amount of the Eurodollar Rate Advance or Eurocurrency Advance to be prepaid and such Eurodollar Rate Advance or Eurocurrency Advance shall be repaid on the last day of the Interest Period therefor in the required amount.  Such deposit shall be held by the Administrative Agent in a corporate time deposit account established on terms reasonably satisfactory to the Administrative Agent, earning interest at the then-customary rate for accounts of such type.  Such deposit shall constitute cash collateral for Advances then outstanding; provided that such Borrower may at any time direct that such deposit be applied to make the applicable payment required pursuant to this Section 2.06.

(viii)                                    If, as a result of any negative fluctuations in the equivalent in Dollars of any Agreed Currency that is a Foreign Currency, from the date of any Eurocurrency Borrowing, the aggregate amount of outstanding Advances under the Revolving Credit B Facility exceeds 105% of the aggregate amount of the Commitments under such Revolving Credit B Facility, the relevant Designated Borrower shall, if requested (through the Administrative Agent) by the Lenders holding a majority in interest of the outstanding Advances and Commitments under such Facility prepay the Advances within five (5) Business Days following such Borrower’s receipt of such request in such amounts as shall be necessary so that after giving effect thereto the aggregate outstanding amount of the Advances does not exceed the Commitments under the Revolving Credit B Facility.

SECTION 2.07.  Interest.  (a)  Scheduled Interest.  Each Borrower shall pay interest on the unpaid principal amount of each Advance to it owing to each Lender from the date of such Advance until such principal amount shall be paid in full, at the following rates per annum:

(i)                                     Base Rate Advances.  During such periods as such Advance is a Base Rate Advance, a rate per annum equal at all times to the sum of (A) the Base Rate in effect from time to time plus (B) the Applicable Margin in effect from time to time, payable in arrears quarterly on the last day of each March, June, September and December during such periods and on the date such Base Rate Advance shall be Converted or paid in full.
(ii)                                  Eurodollar Rate Advances.  During such periods as such Advance is a Eurodollar Rate Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Eurodollar Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period and on the date such Eurodollar Rate Advance shall be Converted or paid in full.
(iii)                               Eurocurrency Advances.  During such periods as such Advance is a Eurocurrency Advance, a rate per annum equal at all times during each Interest Period for such Advance to the sum of (A) the Adjusted LIBO Rate for such Interest Period for such Advance plus (B) the Applicable Margin in effect on the first day of such Interest Period, payable in arrears on the last day of such Interest Period and, if such Interest Period has a duration of more than three months, on each day that occurs during such Interest Period every three months from the first day of such Interest Period.

(b)                                 Default Interest.  Upon the occurrence and during the continuation of an Event of Default under Section 6.01(a) or (f), the Administrative Agent may, and upon the request of the Required Lenders shall, require that each Borrower pay interest (“Default Interest”) on (i) the unpaid principal amount of each Advance owing to each Lender Party, payable in arrears on the dates referred to in clause (i) or (ii) of Section 2.07(a), as applicable, and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on such Advance pursuant to clause (i) or (ii) of Section 2.07(a), as applicable, and (ii) to the fullest extent permitted by applicable law, the amount of any interest, fee or other amount payable (other than any principal of any Advance) under this Agreement or any other Loan Document to any Agent or any Lender Party that is not paid when due, from the date such amount shall be due until such amount shall be paid in full, payable in arrears on the date such amount shall be paid in full and on demand, at a rate per annum equal at all times to 2% per annum above the rate per annum required to be paid on Base Rate Advances pursuant to clause (i) of Section 2.07(a); provided, however, that following the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, Default Interest shall accrue and be payable hereunder whether or not previously required by the Administrative Agent.

(c)                                  Notice of Interest Period and Interest Rate.  Promptly after receipt of a Notice of Borrowing pursuant to Section 2.02(a), a notice of Conversion pursuant to Section 2.09 or a notice of selection of an Interest Period pursuant to the terms of the definition of “Interest Period,” the Administrative Agent shall give notice to the applicable Borrower and each Appropriate Lender of the applicable Interest Period and the applicable interest rate determined by the Administrative Agent for purposes of clause (a)(i) or (a)(ii) above.

SECTION 2.08.  Fees.  (a)  Commitment Fee.  The Company shall pay to the Administrative Agent for the account of the Revolving Credit Lenders a commitment fee, from the date hereof in the case of each Initial Lender and from the effective date specified in the Assignment and Assumption pursuant to which it became a Lender in the case of each other Lender until the Termination Date, payable in arrears on the Effective Date, thereafter quarterly on the last day of each March, June, September and December, commencing March 30, 2007, and on the Termination Date, at the rate of 1/2 of 1% per annum on the sum of the average daily Unused Revolving Credit Commitment of such Lender during such quarter plus its Pro Rata Share of the average daily outstanding Swing Line Advances during such quarter; provided, however, that no commitment fee shall accrue on any of the Commitments of a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(b)                                 Letter of Credit Fees, Etc.  (i)  The Company shall pay to the Administrative Agent for the account of each Revolving Credit A Lender a commission, payable in arrears quarterly on the last day of each March, June, September and December, commencing March 30, 2007, and on the Termination Date, on such Lender’s Pro Rata Share of the average daily aggregate Available Amount during such quarter of all Letters of Credit outstanding from time to time at the rate of the Applicable Margin for Eurodollar Rate Advances under the Revolving Credit A Facility.  Upon the occurrence and during the continuation of an Event of Default under Section 6.01(a) or (f), the amount of commission payable by the Company under this clause (b)(i) shall be increased by 2% per annum.

(c)                                  Agents’ Fees.  The Company shall pay to each Agent for its own account such fees as may from time to time be agreed between the Company and such Agent.

SECTION 2.09.  Conversion of Advances.  (a)  Optional.  The Company may on any Business Day, upon notice given to the Administrative Agent not later than 11:00 A.M. (New York City time) on the third Business Day prior to the date of the proposed Conversion and subject to the provisions of Section 2.10, Convert all or any portion of the Advances of one Type comprising the same Borrowing into Advances of the other Type; provided, however, that any Conversion of Eurodollar Rate Advances into Base Rate Advances shall be made only on the last day of an Interest Period for such Eurodollar Rate Advances, any Conversion of Base Rate Advances into Eurodollar Rate Advances shall be in an amount not less than the minimum amount specified in Section 2.02(c), no Conversion of any Advances shall result in more separate Borrowings than permitted under Section 2.02(c) and each Conversion of Advances comprising part of the same Borrowing under any Facility shall be made ratably among the Appropriate Lenders in accordance with their Commitments under such Facility.  Each such notice of Conversion shall, within the restrictions specified above, specify (i) the date of such Conversion, (ii) the Advances to be Converted and (iii) if such Conversion is into Eurodollar Rate Advances, the duration of the initial Interest Period for such Advances.  Each notice of Conversion shall be irrevocable and binding on the Company.

(b)                                 Mandatory.  (i)  If a Borrower shall fail to select the duration of any Interest Period for any Eurodollar Rate Advances in accordance with the provisions contained in the definition of

“Interest Period” in Section 1.01, the Administrative Agent will forthwith so notify the Company and the Appropriate Lenders, whereupon each such Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance.

(ii)                                              Upon the occurrence and during the continuance of any Event of Default, (x) each Eurodollar Rate Advance will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (y) the obligation of the Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended.

SECTION 2.10.  Increased Costs, Etc.  (a)  If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation by a central bank or governmental authority or (ii) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to any Lender Party of agreeing to make or of making, funding or maintaining Eurodollar Rate Advances or Eurocurrency Advances or, in the case of any Revolving Credit A Lender, of agreeing to issue or of issuing or maintaining or participating in Letters of Credit or of agreeing to make or of making or maintaining Letter of Credit Advances (excluding, for purposes of this Section 2.10, any such increased costs resulting from (x) Taxes or Other Taxes (as to which Section 2.12 shall govern) and (y) changes in the basis of imposition, or the rate, of any taxes, levies, imposts, deductions, charges, withholdings or liabilities that are excluded from the definition of Taxes), then the Company shall from time to time, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party additional amounts sufficient to compensate such Lender Party for such increased cost.  A certificate as to the amount of such increased cost, submitted to the Company by such Lender Party, shall be conclusive and binding for all purposes, absent manifest error.

(b)                                 If any Lender Party determines that compliance with any law or regulation or any guideline or request from any central bank or other governmental authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by such Lender Party or any corporation controlling such Lender Party and that the amount of such capital is increased by or based upon the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder and other commitments of such type or the issuance or maintenance of or participation in the Letters of Credit (or similar Guaranteed Debts), then, upon demand by such Lender Party or such corporation (with a copy of such demand to the Administrative Agent), the Company shall pay to the Administrative Agent for the account of such Lender Party, from time to time as specified by such Lender Party, additional amounts sufficient to compensate such Lender Party in the light of such circumstances, to the extent that such Lender Party reasonably determines such increase in capital to be allocable to the existence of such Lender Party’s commitment to lend or to issue or participate in Letters of Credit hereunder or to the issuance or maintenance of or participation in any Letters of Credit.  A certificate as to such amounts submitted to the Company by such Lender Party shall be conclusive and binding for all purposes, absent manifest error.

(c)                                  If, with respect to any Eurodollar Rate Advances under any Facility, Lenders owed at least a majority of the then aggregate unpaid principal amount thereof notify the Administrative Agent that the Eurodollar Rate for any Interest Period for such Advances will not adequately reflect the cost to such Lenders of making, funding or maintaining their Eurodollar Rate Advances for such Interest Period, the Administrative Agent shall forthwith so notify the Company and the Appropriate Lenders, whereupon (i) each such Eurodollar Rate Advance under such Facility will automatically, on the last day of the then existing Interest Period therefor, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Company that such Lenders have determined that the circumstances causing such suspension no longer exist.

(d)           Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other governmental authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to perform its obligations hereunder to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances hereunder, then, on notice thereof and demand therefor by such Lender to the Company through the Administrative Agent, (i) each Eurodollar Rate Advance under each Facility under which such Lender has a Commitment will automatically, upon such demand, Convert into a Base Rate Advance and (ii) the obligation of the Appropriate Lenders to make, or to Convert Advances into, Eurodollar Rate Advances shall be suspended until the Administrative Agent shall notify the Company that such Lender has determined that the circumstances causing such suspension no longer exist; provided, however, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Eurodollar Lending Office if the making of such a designation would allow such Lender or its Eurodollar Lending Office to continue to perform its obligations to make Eurodollar Rate Advances or to continue to fund or maintain Eurodollar Rate Advances and would not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

SECTION 2.11.  Payments and Computations.  (a)  Except with respect to principal of or interest on Advances denominated in a Foreign Currency, each Borrower shall make each payment hereunder and under the other Loan Documents, irrespective of any right of counterclaim or set-off (except as otherwise provided in Section 2.15), not later than 11:00 A.M. (New York City time) on the day when due in Dollars to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day.  The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by such Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by such Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(b)           All payments by the Designated Borrowers hereunder with respect to principal and interest in Advances denominated in an Agreed Currency that is a Foreign Currency shall be made to the Administrative Agent, for the account of the respective Revolving Credit B Lender to which such payment is owed, not later than 2:00 p.m. (London time) on the day when due in the Agreed Currency that is a Foreign Currency to the Administrative Agent at the Administrative Agent’s Account in same day funds, with payments being received by the Administrative Agent after such time being deemed to have been received on the next succeeding Business Day.  The Administrative Agent will promptly thereafter cause like funds to be distributed (i) if such payment by such Designated Borrower is in respect of principal, interest, commitment fees or any other Obligation then payable hereunder and under the other Loan Documents to more than one Lender Party, to such Lender Parties for the account of their respective Applicable Lending Offices ratably in accordance with the amounts of such respective Obligations then payable to such Lender Parties and (ii) if such payment by such Designated Borrower is in respect of any Obligation then payable hereunder to one Lender Party, to such Lender Party for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement.  Upon its acceptance of an Assignment and Assumption and recording of the information contained therein in the Register pursuant to Section 9.07(d), from and after the effective date of such Assignment and Assumption, the Administrative Agent shall make all payments hereunder and under the other Loan Documents in respect of the interest assigned thereby to the assignee thereunder, and the parties to such Assignment and Assumption shall make all appropriate adjustments in such payments for periods prior to such effective date directly between themselves.

(c)           Each Borrower hereby authorizes each Lender Party and each of its Affiliates, if and to the extent payment owed to such Lender Party is not made when due hereunder or under the other Loan Documents to charge from time to time, to the fullest extent permitted by law, against any or all of such Borrower’s accounts with such Lender Party or such Affiliate any amount so due.

(d)           All computations of interest based on the Base Rate shall be made by the Administrative Agent on the basis of a year of 365 or 366 days, as the case may be, and all computations of interest based on the Eurodollar Rate or Adjusted LIBO Rate or the Federal Funds Rate and of fees and Letter of Credit commissions shall be made by the Administrative Agent on the basis of a year of 360 days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, fees or commissions are payable.  Each determination by the Administrative Agent of an interest rate, fee or commission hereunder shall be conclusive and binding for all purposes, absent manifest error.

(e)           Whenever any payment hereunder or under the other Loan Documents shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or commitment or letter of credit fee or commission, as the case may be; provided, however, that, if such extension would cause payment of interest on or principal of Eurodollar Rate Advances or Eurocurrency Advance to be made in the next following calendar month, such payment shall be made on the preceding Business Day.

(f)            Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to any Lender Party hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that such Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each such Lender Party on such due date an amount equal to the amount then due such Lender Party.  If and to the extent such Borrower shall not have so made such payment in full to the Administrative Agent, each such Lender Party shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender Party together with interest thereon, for each day from the date such amount is distributed to such Lender Party until the date such Lender Party repays such amount to the Administrative Agent, at the Federal Funds Rate.

(g)           Whenever any payment received by the Administrative Agent from a Borrower under this Agreement or any of the other Loan Documents is insufficient to pay in full all amounts due and payable to the Agents and the Lender Parties by such Borrower under or in respect of this Agreement and the other Loan Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Agents and the Lender Parties in the following order of priority:

(i)        first, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the Agents (solely in their respective capacities as Agents) under or in respect of this Agreement and the other Loan Documents on such date by such

Borrower, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the Agents on such date;
(ii)       second, to the payment of all of the fees, indemnification payments, costs and expenses that are due and payable to the applicable Issuing Bank and the applicable Lenders under or in respect of this Agreement and the other Loan Documents on such date by such Borrower, ratably based upon the respective aggregate amounts of all such fees, indemnification payments, costs and expenses owing to the applicable Issuing Bank and the applicable Lenders on such date;
(iii)      third, to the payment of all of the indemnification payments, costs and expenses that are due and payable to the Lenders under Sections 9.04 hereof, Section 22 of the Security Agreement and any similar section of any other Loan Documents on such date by such Borrower, ratably based upon the respective aggregate amounts of all such indemnification payments, costs and expenses owing to the applicable Lenders on such date;
(iv)      fourth, to the payment of all of the amounts that are due and payable to the Administrative Agent and the Lender Parties under Sections 2.10 and 2.12 hereof on such date by such Borrower, ratably based upon the respective aggregate amounts thereof owing to the Administrative Agent and the Lender Parties on such date;
(v)       fifth, to the payment of all of the fees that are due and payable to the Appropriate Lenders under Section 2.08(a) on such date by such Borrower, ratably based upon the respective applicable undrawn aggregate Commitments of the Lenders under the applicable Facilities on such date;
(vi)      sixth, to the payment of all of the accrued and unpaid interest on the Obligations of the applicable Borrower under or in respect of the Loan Documents that is due and payable to the Agents and the applicable Lender Parties under Section 2.07(b) on such date, ratably based upon the respective aggregate amounts of all such interest owing to the Agents and the applicable Lender Parties on such date;
(vii)     seventh, to the payment of all of the accrued and unpaid interest on the applicable Advances that is due and payable to the applicable Lender Parties under Section 2.08(a) on such date, ratably based upon the respective aggregate amounts of all such interest owing to such applicable Lender Parties on such date;
(viii)    eighth, to the payment of the principal amount of all of the outstanding applicable Advances that is due and payable to the Agents and the applicable Lender Parties on such date by such Borrower, ratably based upon the respective aggregate amounts of all such principal owing to the Agents and the applicable Lender Parties on such date; and
(ix)       ninth, to the payment of all other Obligations owing under or in respect of the Loan Documents that are due and payable to the Administrative Agent and the other Secured Parties on such date by such Borrower, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date.

If the Administrative Agent receives funds in Dollars for application to the Obligations of the Loan Parties under or in respect of the Loan Documents under circumstances for which the Loan Documents do not specify the Advances or the Facility to which, or the manner in which, such funds are to be applied, the Administrative Agent may, but shall not be obligated to, elect to distribute such funds to each of the Lender Parties in accordance with such Lender Party’s applicable Pro Rata Share of the sum of (A) the aggregate principal amount of all Advances outstanding at such time and (b) the aggregate Available Amount of all Letters of Credit outstanding at such time, in repayment or prepayment of such of the outstanding Advances or other Obligations then owing to such Lender Party, and, in the case of the Term Facility, for application to such principal repayment installments thereof, as the Administrative Agent shall direct.  Notwithstanding the foregoing, no payment made by any Designated Borrower hereunder shall be applied to satisfy the Obligations of the Company or another Designated Borrower hereunder or vice versa.

SECTION 2.12.  Taxes.  (a)  Any and all payments by any Loan Party or Designated Borrower to or for the account of any Lender Party or any Agent hereunder or under any other Loan Document shall be made, in accordance with Section 2.11 or the applicable provisions of such other Loan Document, if any, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender Party and each Agent, taxes that are imposed on its overall net income (including franchise taxes imposed in lieu thereof and branch profits taxes) by the United States and taxes that are imposed on its overall net income (including franchise taxes imposed in lieu thereof and branch profits taxes) by the state or foreign jurisdiction under the laws of which such Lender Party or such Agent, as the case may be, is organized, or in which its principal office is located, or any political subdivision thereof and, in the case of each Lender Party, taxes that are imposed on its overall net income (including franchise taxes imposed in lieu thereof and branch profits taxes) by the state or foreign jurisdiction of such Lender Party’s Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities in respect of payments hereunder or under any other Loan Document being hereinafter referred to as “Taxes”).  If any Loan Party or Designated Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under any other Loan Document to any Lender Party or any Agent, (i) the sum payable by such Loan Party or Designated Borrower shall be increased as may be necessary so that after such Loan Party or Designated Borrower and the Administrative Agent have made all required deductions (including deductions applicable to additional sums payable under this Section 2.12) such Lender Party or such Agent, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party or Designated Borrower shall make all such deductions and (iii) such Loan Party or Designated Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

(b)           In addition, each Loan Party or Designated Borrower shall pay any present or future stamp, documentary, excise, property, intangible, mortgage recording or similar taxes, charges or levies that arise from any payment made by such Loan Party or Designated Borrower hereunder or under any other Loan Documents or from the execution, delivery or registration of, performance under, or otherwise with respect to, this Agreement or the other Loan Documents (hereinafter referred to as “Other Taxes”).

(c)           The Loan Parties and Designated Borrowers shall indemnify each Lender Party and each Agent for and hold them harmless against the full amount of Taxes and Other Taxes, and for the full amount of taxes of any kind imposed or asserted by any jurisdiction on amounts payable under this Section 2.12, imposed on or paid by such Lender Party or such Agent (as the case may be) and any liability (including penalties, additions to tax, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be made within 30 days from the date such Lender Party or such Agent (as the case may be) makes written demand therefor.

(d)           Within 30 days after the date of any payment of Taxes, the appropriate Loan Party or Designated Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.02, the original or a certified copy of a receipt evidencing such payment, to the extent such a receipt is issued therefor, or other written proof of payment thereof that is reasonably satisfactory to the Administrative Agent.  In the case of any payment hereunder or under the other Loan Documents by or on behalf of a Loan Party or Designated Borrower through an account or branch outside the United States or by or on behalf of a Loan Party or Designated Borrower by a payor that is not a United States person, if such Loan Party or Designated Borrower determines that no Taxes are payable in respect thereof, such Loan Party or Designated Borrower shall furnish, or shall cause such payor to furnish, to the Administrative Agent, at such address, an opinion of counsel acceptable to the Administrative Agent stating that such payment is exempt from Taxes.  For purposes of subsections (d) and (e) of this Section 2.12, the terms “United States” and “United States person” shall have the meanings specified in Section 7701 of the Internal Revenue Code.

(e)           (I) Each Lender Party organized under the laws of a jurisdiction outside the United States shall, on or prior to the date of its execution and delivery of this Agreement in the case of each Initial Lender Party and on the date of the Assignment and Assumption pursuant to which it becomes a Lender Party in the case of each other Lender Party, and from time to time thereafter as reasonably requested in writing by the Company (but only so long thereafter as such Lender Party remains lawfully able to do so), provide each of the Administrative Agent and the Company with two original Internal Revenue Service Forms W-8BEN or W-8ECI or (in the case of a Lender Party that has certified in writing to the Administrative Agent that it is not (i) a “bank” (as defined in Section 881(c)(3)(A) of the Internal Revenue Code), (ii) a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of any Loan Party or (iii) a controlled foreign corporation related to any Loan Party (within the meaning of Section 864(d)(4) of the Internal Revenue Code)), Internal Revenue Service Form W-8BEN, as appropriate, or any successor or other form prescribed by the Internal Revenue Service, certifying that such Lender Party is exempt from or entitled to a reduced rate of United States withholding tax on payments pursuant to this Agreement or any other Loan Document or, in the case of a Lender Party that has certified that it is not a “bank” as described above, certifying that such Lender Party is a foreign corporation, partnership, estate or trust.  Promptly upon the reasonable request of a Designated Borrower, each Lender Party (to the extent that it is legally entitled to do so) shall furnish  to such Designated Borrower such official forms (or successor forms) if legally applicable and any documents required to be attached thereto as may be required to establish an exemption from or reduced rate of non-United States withholding tax on payments pursuant to this Agreement or any other Loan Document.  If, at the time such Lender Party first becomes a party to this Agreement payments pursuant to this Agreement or any other Loan Document are subject to withholding tax at a rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes unless and until such Lender Party provides the appropriate forms certifying that a lesser rate applies, whereupon withholding tax at such lesser rate only shall be considered excluded from Taxes for periods governed by such forms; provided, however, that if, at the effective date of the Assignment and Assumption pursuant to which a Lender Party becomes a party to this Agreement, the Lender Party assignor was entitled to payments under subsection (a) of this Section 2.12 in respect of withholding tax with respect to interest paid at such date, then, to such extent, the term Taxes shall include (in addition to withholding taxes that may be imposed in the future as a result of a change in law after the date that a Lender becomes a party to this Agreement or other amounts otherwise includable in Taxes) withholding tax, if any, applicable with respect to the Lender Party assignee on such date.

(II)           Each Lender Party that is a “United States person” shall deliver to the Administrative Agent two duly signed completed copies of IRS Form W-9.  If such Lender Party fails to deliver such forms, then the Administrative Agent may withhold from any interest payment to such

Lender an amount equivalent to the applicable backup withholding tax imposed by the Code, without reduction, and such amount shall be excluded from Taxes.

(f)            For any period with respect to which a Lender Party has failed to provide the Company or a Designated Borrower with the appropriate form, certificate or other document (or successor forms) described in subsection (e) above (other than if such failure is due to a change in law, or in the interpretation or application thereof, or the addition of a Designated Borrower, in each case occurring after the date on which a form, certificate or other document originally was required to be provided), such Lender Party shall not be entitled to indemnification under subsection (a) or (c) of this Section 2.12 with respect to Taxes imposed by reason of such failure; provided, however, that should a Lender Party become subject to Taxes because of its failure to deliver a form, certificate or other document required hereunder, the Loan Parties or Designated Borrower shall take such steps as such Lender Party shall reasonably request to assist such Lender Party to recover such Taxes.

(g)           Any Lender Party claiming any additional amounts payable pursuant to this Section 2.12 agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts that may thereafter accrue and would not, in the reasonable judgment of such Lender Party, be otherwise disadvantageous to such Lender Party.

(h)           Treatment of Certain Refunds.  If the Administrative Agent or a Lender Party determines that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Loan Parties or with respect to which the Loan Parties have paid additional amounts pursuant to this Section, it shall pay to the Loan Parties an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Loan Parties under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender Party, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Parties, upon the request of the Administrative Agent or such Lender Party, agrees to repay the amount paid over to the Loan Parties (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender Party in the event the Administrative Agent or such Lender Party is required to repay such refund to such Governmental Authority.  This paragraph shall not be construed to require the Administrative Agent or any Lender Party to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Loan Parties or any other Person.

SECTION 2.13.  Sharing of Payments, Etc.  If any Lender Party shall obtain at any time any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise, other than as a result of an assignment pursuant to Section 9.07) (a) on account of Obligations due and payable to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender Party at such time to (ii) the aggregate amount of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations due and payable to all Lender Parties hereunder and under the other Loan Documents at such time obtained by all the Lender Parties at such time or (b) on account of Obligations owing (but not due and payable) to such Lender Party hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing to such Lender Party at such time to (ii) the aggregate amount of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan Documents at such time) of payments on account of the Obligations owing (but not due and payable) to all Lender Parties hereunder and under the other Loan

Documents at such time obtained by all of the Lender Parties at such time, such Lender Party shall forthwith purchase from the other Lender Parties such interests or participating interests in the Obligations due and payable or owing to them, as the case may be, as shall be necessary to cause such purchasing Lender Party to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender Party, such purchase from each other Lender Party shall be rescinded and such other Lender Party shall repay to the purchasing Lender Party the purchase price to the extent of such Lender Party’s ratable share (according to the proportion of (i) the purchase price paid to such Lender Party to (ii) the aggregate purchase price paid to all Lender Parties) of such recovery together with an amount equal to such Lender Party’s ratable share (according to the proportion of (i) the amount of such other Lender Party’s required repayment to (ii) the total amount so recovered from the purchasing Lender Party) of any interest or other amount paid or payable by the purchasing Lender Party in respect of the total amount so recovered.  The Loan Parties agree that any Lender Party so purchasing an interest or participating interest from another Lender Party pursuant to this Section 2.13 may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off) with respect to such interest or participating interest, as the case may be, as fully as if such Lender Party were the direct creditor of the Loan Parties in the amount of such interest or participating interest, as the case may be.

SECTION 2.14.  Use of Proceeds.  The proceeds of the Term Facility shall be available (and the Company agrees that it shall use such proceeds) to finance, in part, the Merger, to pay transaction fees and expenses relating to the Transaction and to refinance certain Existing Debt of the Company and its Subsidiaries.  The proceeds of the First Lien Revolving Credit Facility shall be available (and the Company agrees that it shall use such proceeds) solely to finance working capital for the Borrower and its Subsidiaries and for their other general corporate purposes.

SECTION 2.15.  Defaulting Lenders.  (a)  In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Advance to a Borrower and (iii) such Borrower shall be required to make any payment hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower may, so long as no Default shall occur or be continuing at such time and to the fullest extent permitted by applicable law, set off and otherwise apply the Obligation of such Borrower to make such payment to or for the account of such Defaulting Lender against the obligation of such Defaulting Lender to make such Defaulted Advance.  In the event that, on any date, a Borrower shall so set off and otherwise apply its obligation to make any such payment against the obligation of such Defaulting Lender to make any such Defaulted Advance on or prior to such date, the amount so set off and otherwise applied by such Borrower shall constitute for all purposes of this Agreement and the other Loan Documents an Advance by such Defaulting Lender made on the date of such setoff under the Facility pursuant to which such Defaulted Advance was originally required to have been made pursuant to Section 2.01.  Such Advance shall be considered, for all purposes of this Agreement, to comprise part of the Borrowing in connection with which such Defaulted Advance was originally required to have been made pursuant to Section 2.01, even if the other Advances comprising such Borrowing shall be Eurodollar Rate Advances or Eurocurrency Advances on the date such Advance is deemed to be made pursuant to this subsection (a).  A Borrower shall notify the Administrative Agent at any time such Borrower exercises its right of set-off pursuant to this subsection (a) and shall set forth in such notice (A) the name of the Defaulting Lender and the Defaulted Advance required to be made by such Defaulting Lender and (B) the amount set off and otherwise applied in respect of such Defaulted Advance pursuant to this subsection (a).  Any portion of such payment otherwise required to be made by such Borrower to or for the account of such Defaulting Lender which is paid by such Borrower, after giving effect to the amount set off and otherwise applied by such Borrower pursuant to this subsection (a), shall be applied by the Administrative Agent as specified in subsection (b) or (c) of this Section 2.15.

(b)           In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall owe a Defaulted Amount to any Agent or any of the other Lender Parties and (iii) a Borrower shall make any payment hereunder or under any other Loan Document to the Administrative Agent for the account of such Defaulting Lender, then the Administrative Agent may, on its behalf or on behalf of such other Agents or such other Lender Parties and to the fullest extent permitted by applicable law, apply at such time the amount so paid by such Borrower to or for the account of such Defaulting Lender to the payment of each such Defaulted Amount to the extent required to pay such Defaulted Amount.  In the event that the Administrative Agent shall so apply any such amount to the payment of any such Defaulted Amount on any date, the amount so applied by the Administrative Agent shall constitute for all purposes of this Agreement and the other Loan Documents payment, to such extent, of such Defaulted Amount on such date.  Any such amount so applied by the Administrative Agent shall be retained by the Administrative Agent or distributed by the Administrative Agent to such other Agents or such other Lender Parties in the following order of priority:

(i)            first, to the Agents for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Agents;
(ii)           second, to the Issuing Bank and the Swing Line Bank for any Defaulted Amounts then owing to them, in their capacities as such, ratably in accordance with such respective Defaulted Amounts then owing to the Issuing Bank and the Swing Line Bank; and
(iii)          third, to any other Lender Parties for any Defaulted Amounts then owing to such other Lender Parties, ratably in accordance with such respective Defaulted Amounts then owing to such other Lender Parties.

Any portion of such amount paid by a Borrower for the account of such Defaulting Lender remaining after giving effect to the amount applied by the Administrative Agent pursuant to this subsection (b) shall be applied by the Administrative Agent as specified in subsection (c) of this Section 2.15.

(c)           In the event that, at any one time, (i) any Lender Party shall be a Defaulting Lender, (ii) such Defaulting Lender shall not owe a Defaulted Advance or a Defaulted Amount and (iii) a Borrower, any Agent or any other Lender Party shall be required to pay or distribute any amount hereunder or under any other Loan Document to or for the account of such Defaulting Lender, then such Borrower or such Agent or such other Lender Party shall pay such amount to the Administrative Agent to be held by the Administrative Agent, to the fullest extent permitted by applicable law, in escrow or the Administrative Agent shall, to the fullest extent permitted by applicable law, hold in escrow such amount otherwise held by it.  Any funds held by the Administrative Agent in escrow under this subsection (c) shall be deposited by the Administrative Agent in an account with a commercial bank selected by the Administrative Agent (the “Escrow Bank”), in the name and under the control of the Administrative Agent, but subject to the provisions of this subsection (c).  The terms applicable to such account, including the rate of interest payable with respect to the credit balance of such account from time to time, shall be the Escrow Bank’s standard terms applicable to escrow accounts maintained with it.  Any interest credited to such account from time to time shall be held by the Administrative Agent in escrow under, and applied by the Administrative Agent from time to time in accordance with the provisions of, this subsection (c).  The Administrative Agent shall, to the fullest extent permitted by applicable law, apply all funds so held in escrow from time to time to the extent necessary to make any Advances required to be made by such Defaulting Lender and to pay any amount payable by such Defaulting Lender hereunder and under the other Loan Documents to the Administrative Agent or any other Lender Party, as and when such Advances or amounts are required to be made or paid and, if the amount so held in escrow shall at any time be insufficient to make and pay all such Advances and amounts required to be made or paid at such time, in the following order of priority:

(i)            first, to the Agents for any amounts then due and payable by such Defaulting Lender to them hereunder, in their capacities as such, ratably in accordance with such respective amounts then due and payable to the Agents;
(ii)           second, to the Issuing Bank and the Swing Line Bank for any amounts then due and payable to them hereunder, in their capacities as such, by such Defaulting Lender, ratably in accordance with such respective amounts then due and payable to the Issuing Bank and the Swing Line Bank;
(iii)          third, to any other Lender Parties for any amount then due and payable by such Defaulting Lender to such other Lender Parties hereunder, ratably in accordance with such respective amounts then due and payable to such other Lender Parties; and
(iv)          fourth, to such Borrower for any Advance then required to be made by such Defaulting Lender pursuant to a Commitment of such Defaulting Lender.

In the event that any Lender Party that is a Defaulting Lender shall, at any time, cease to be a Defaulting Lender, any funds held by the Administrative Agent in escrow at such time with respect to such Lender Party shall be distributed by the Administrative Agent to such Lender Party and applied by such Lender Party to the Obligations owing to such Lender Party at such time under this Agreement and the other Loan Documents ratably in accordance with the respective amounts of such Obligations outstanding at such time.

(d)           The rights and remedies against a Defaulting Lender under this Section 2.15 are in addition to other rights and remedies that a Borrower may have against such Defaulting Lender with respect to any Defaulted Advance and that any Agent or any Lender Party may have against such Defaulting Lender with respect to any Defaulted Amount.

SECTION 2.16.  Evidence of Debt.  (a)  Each Lender Party shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Advance owing to such Lender Party from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.  Each Borrower agrees that upon notice by any Lender Party to such Borrower (with a copy of such notice to the Administrative Agent) to the effect that a promissory note or other evidence of indebtedness is required or appropriate in order for such Lender Party to evidence (whether for purposes of pledge, enforcement or otherwise) the Advances owing to, or to be made by, such Lender Party, each applicable Borrower shall promptly execute and deliver to such Lender Party, with a copy to the Administrative Agent, a Revolving Credit A Note, a Revolving Credit B Note and a Term Note, as applicable, in substantially the form of Exhibits A-1, A-2 and A-3  hereto, respectively, payable to the order of such Lender Party in a principal amount equal to the Revolving Credit Commitment and the Term Advances, respectively, of such Lender Party.  All references to Notes in the Loan Documents shall mean Notes, if any, to the extent issued hereunder.

(b)           The Register maintained by the Administrative Agent pursuant to Section 9.07(d) shall include a control account, and a subsidiary account for each Lender Party, in which accounts (taken together) shall be recorded (i) the date and amount of each Borrowing made hereunder, the Type of Advances comprising such Borrowing and, if appropriate, the Interest Period applicable thereto, (ii) the terms of each Assignment and Assumption delivered to and accepted by it, (iii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender Party hereunder and (iv) the amount of any sum received by the Administrative Agent from each Borrower hereunder and each Lender Party’s share thereof.

(c)           Entries made in good faith by the Administrative Agent in the Register pursuant to subsection (b) above, and by each Lender Party in its account or accounts pursuant to subsection (a) above, shall be prima facie evidence of the amount of principal and interest due and payable or to become due and payable from each Borrower to, in the case of the Register, each Lender Party and, in the case of such account or accounts, such Lender Party, under this Agreement, absent manifest error; provided, however, that the failure of the Administrative Agent or such Lender Party to make an entry, or any finding that an entry is incorrect, in the Register or such account or accounts shall not limit or otherwise affect the obligations of the Borrowers under this Agreement.

SECTION 2.17.  Designated Borrower.  (a)  Effective as of the date hereof, the Foreign Subsidiaries listed on Schedule IV hereto shall be “Designated Borrowers” hereunder under the Revolving Credit B Facility and may receive Revolving Credit B Advances for their respective accounts on the terms and conditions set forth in this Agreement.

(b)  The Parent at any time, upon not less than 10 Business Days’ notice from the Company to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), may designate each Foreign Subsidiary listed on Schedule IV hereto (the “Applicant Borrower”) as a party hereto (a “Designated Borrower”) to receive Revolving Credit B Advances hereunder by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Revolving Credit B Lender) a duly executed notice and agreement in substantially the form of Exhibit K (a “Designated Borrower Request and Assumption Agreement”).  The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize the Revolving Credit B Facility the Administrative Agent shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be reasonably required by the Administrative Agent or the Revolving Credit Lenders, and Notes signed by such new Borrowers to the extent any Revolving Credit Lenders so require.  Promptly following receipt of all such requested resolutions, incumbency certificates, opinions of counsel and other documents or information, the Administrative Agent shall send a notice in substantially the form of Exhibit L (a “Designated Borrower Notice”) to the Parent and the Revolving Credit B Lenders specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each Revolving Credit B Lender agrees (x) that such Designated Borrower shall be a Borrower for all purposes of this Agreement and (y) to make an Advance under the Revolving Credit B Facility, on the terms and conditions set forth herein, to such Designated Borrower, unless such Revolving Credit B Lender is unable to make a Revolving Credit B Advance to such Borrower and/or in such jurisdiction (i) under applicable law or (ii) without substantial undue cost or burden.

(c)  The Foreign Subsidiary that becomes a Designated Borrower pursuant to this Section 2.17 hereby irrevocably appoints the Company as its agent for all purposes relevant to this Agreement and each of the other Loan Documents, including (i) the giving and receipt of notices, (ii) the execution and delivery of all documents, instruments and certificates contemplated herein and all modifications hereto, and (iii) the receipt of the proceeds of any Revolving Credit B Advances made by the Revolving Credit B Lenders, to any such Designated Borrower hereunder.  Any acknowledgment, consent, direction, certification or other action which might otherwise be valid or effective only if given or taken by all Borrowers, or by each Designated Borrower acting singly, shall be valid and effective if given or taken only by the Company, whether or not any such other Designated Borrower joins therein.  Any notice, demand, consent, acknowledgement, direction, certification or other communication delivered to the

Company in accordance with the terms of this Agreement shall be deemed to have been delivered to each Designated Borrower.

(d)  The Parent may from time to time, upon not less than 10 Business Days’ notice from the Parent to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such, provided that there are no outstanding Revolving Credit B Advances payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Revolving Credit B Advances made to it, as of the effective date of such termination.  The Administrative Agent will promptly notify the Lenders of any such termination of a Designated Borrower’s status.

(e)  Notwithstanding anything to the contrary contained in this Section 2.17, no Revolving Credit B Lender shall be obligated to make a Revolving Credit B Advance to any Designated Borrower designated pursuant to subsection (a) above to the extent that the making of such Revolving Credit B Advance would violate any law applicable to such Lender or would give rise to increased costs to such Lender.

(f)            Notwithstanding anything to the contrary contained herein, no Designated Borrower shall be a Subsidiary Guarantor under this Agreement.

SECTION 2.18.  Agreed Currency.  (a)  After receipt by the Parent of a Designated Borrowing Notice, Revolving Credit B Advances shall be made in an Agreed Currency in accordance with Section 2.01(b)(ii) and Section 2.02.

(b)           Notwithstanding anything contained herein to the contrary, the Revolving Credit B Lenders, the Company and the Administrative Agent shall have the ability to the extent they deem necessary to amend this Agreement to effect the addition of one or more Designated Borrowers and the procedures for making Revolving Credit B Advances in an Agreed Currency to the extent that such amendment does not materially impair the interest of the other Lenders hereunder (and if such amendment materially impairs the interest of the other Lenders, the consent of the Required Lenders in addition to the Revolving Credit B Lenders shall be required).  Any other terms of and documentation entered into in respect of any Revolving Credit B Commitments provided pursuant to this Section 2.18, to the extent not consistent with the Revolving Credit A Commitments, shall be reasonably satisfactory to the Administrative Agent.

ARTICLE III

CONDITIONS TO EFFECTIVENESS AND OF LENDING AND
ISSUANCES OF LETTERS OF CREDIT

SECTION 3.01.  Conditions Precedent.  Section 2.01 of this Agreement shall become effective on and as of the first date on or before March 31, 2007 (the “Effective Date”) on which the following conditions precedent have been satisfied (and the obligation of each Lender to make an Advance or of the Issuing Bank to issue a Letter of Credit on the occasion of the Initial Extension of Credit hereunder is subject to the satisfaction of such conditions precedent before or concurrently with the Effective Date):

(a)           The Administrative Agent shall have received on or before the Effective Date the following, each dated such day (unless otherwise specified), in form and substance satisfactory to the Administrative Agent (unless otherwise specified) and (except for the Notes) in sufficient copies for each Lender Party:

(i)            The Notes payable to the order of the Lenders to the extent requested by the Lenders pursuant to the terms of Section 2.16.

(ii)           A security agreement in substantially the form of Exhibit D hereto (the “Security Agreement”), duly executed by each Loan Party, together with:

(A)          certificates representing the Initial Pledged Equity referred to therein, to the extent certificated, accompanied by undated stock powers executed in blank and instruments evidencing the Initial Pledged Debt referred to therein, indorsed in blank,

(B)           proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the liens and security interests created under the Security Agreement and the required priority thereof, covering the Collateral described in the Security Agreement,

(C)           completed requests for information, dated on or before the Effective Date, showing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D)          the Intellectual Property Security Agreement duly executed by each Loan Party,

(E)           evidence of the completion of all other recordings and filings of or with respect to the Security Agreement that the Administrative Agent may deem necessary or desirable in order to perfect and protect the security interest created thereunder,

(F)           evidence of the insurance required by the terms of the Security Agreement,

(G)           the Deposit Account Control Agreements referred to in the Security Agreement, duly executed by the applicable Loan Parties and each Pledged Account Bank referred to in the Security Agreement,

(H)          the Securities Account Control Agreement referred to in the Security Agreement, duly executed by the applicable Loan Party and the applicable securities intermediary, and

(I)            evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect and protect the liens and security interests created under the Security Agreement and the required priority thereof has been taken (including, without limitation, receipt of duly executed payoff letters, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements).

(iii)          A pledge agreement in substantially the form of Exhibit M hereto (the “Pledge Agreement”), duly executed by MTLG Investments, together with:

(A)          Certificates representing the Initial Pledged Equity referred to therein, to the extent certificated, accompanied by undated stock powers executed in blank,

(B)           Proper financing statements in form appropriate for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect and protect the liens and security interests created under the Pledge Agreement and the required priority thereof, covering the Collateral described in the Pledge Agreement, and

(C)           Completed requests for information, dated on or before the Effective Date, showing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name MTLG Investments as debtor, together with copies of such other financing statements.

(iv)          An intercreditor agreement in substantially the form of Exhibit I hereto (the “Intercreditor Agreement”), duly executed by the Administrative Agent, the administrative agent for the Second Lien Facility and each Loan Party.
(v)           Certified copies of the resolutions of the Board of Directors of each Loan Party approving the Transaction and each Transaction Document to which it is or is to be a party, and of all documents evidencing other necessary corporate or other action and governmental and other third party approvals and consents, if any, with respect to the Transaction and each Transaction Document to which it is or is to be a party.
(vi)          A copy of a certificate of the Secretary of State of the jurisdiction of incorporation or formation of each Loan Party, dated reasonably near the Effective Date certifying (A) as to a true and correct copy of the charter of such Loan Party and each amendment thereto on file in such Secretary’s office and (B) that (1) such amendments are the only amendments to such Loan Party’s charter on file in such Secretary’s office, (2) such Loan Party has paid all franchise taxes to the date of such certificate and (3) such Loan Party is duly incorporated and in good standing or presently subsisting under the laws of the State of the jurisdiction of its incorporation or formation.
(vii)         A certificate of each Loan Party signed on behalf of such Loan Party by its Chief Executive Officer or a Vice President, dated the Effective Date (the statements made in which certificate shall be true on and as of the Effective Date), certifying as to (A) the absence of any proceeding for the dissolution or liquidation of such Loan Party and (B) the truth of the Specified Representations, as though made on and as of the Effective Date, other than any Specified Representations that, by their terms, refer to a specific date other than the Effective Date, in which case as of such specific date.
(viii)        A certificate of the Secretary or an Assistant Secretary of each Loan Party certifying as to (A) the absence of any amendments to the charter of such Loan Party since the date of the Secretary of State’s certificate referred to in Section 3.01(a)(vi), (B) a true and correct copy of the bylaws of such Loan Party as in effect on the date on which the resolutions referred to in Section 3.01(a)(v) were adopted and on the Effective Date, (C) the due incorporation and good standing or valid existence of such Loan Party as a corporation organized under the laws of the jurisdiction of its incorporation or formation and (D) the names and true signatures of the officers of such

Loan Party authorized to sign each Transaction Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder.
(ix)           Certified copies of each of the Related Documents, duly executed by the parties thereto and in form and substance satisfactory to the Lender Parties, together with all agreements, instruments and other documents delivered in connection therewith as the Administrative Agent shall request.
(x)            A certificate, in substantially the form of Exhibit H, attesting to the Solvency of the Loan Parties, taken as a whole, before and after giving effect to the Transaction, from its Chief Financial Officer.
(xi)           Certified copies of the Advisory Agreement, duly executed by the parties thereto and in form and substance satisfactory to the Lender Parties.
(xii)          A favorable opinion of Wilson Sonsini Goodrich & Rosati, P.C., counsel for the Loan Parties, in substantially the form of Exhibit F hereto and as to such other matters as any Lender Party through the Administrative Agent may reasonably request.
(xiii)         A favorable opinion of Lowenstein Sandler PC, local counsel to the Loan Parties in the State of New Jersey, in form and substance satisfactory to the Lender Parties.

(b)           The Lender Parties shall be satisfied that all Existing Debt, other than Surviving Debt, has been prepaid, redeemed or defeased in full or otherwise satisfied and extinguished and all commitments relating thereto terminated and that all Surviving Debt shall be on terms and conditions satisfactory to the Lender Parties.

(c)           There shall not have occurred after June 30, 2006 a Company Material Adverse Effect.

(d)           All Governmental Authorizations and, to the extent the failure to obtain which could reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, third party consents and approvals, in each case necessary in connection with the Transaction, shall have been obtained and shall remain in effect; all applicable waiting periods in connection with the Transaction shall have expired without any action being taken by any competent authority, and no law or regulation shall be applicable in the judgment of the Lender Parties, in each case that restrains, prevents or imposes materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

(e)           The Company shall have made arrangements to pay, to the extent reasonably invoiced in advance, all accrued fees of the Agents, the Lead Arranger and the Lender Parties and all accrued expenses of the Agents and the Lead Arranger (including the accrued fees and expenses of counsel to the Lead Arranger and the accrued fees and expenses of foreign and local counsel to the Administrative Agent).

(f)            The Administrative Agent shall have reviewed and be reasonably satisfied (to the extent material to the interests of the Lenders) with (a) the final structure of the Transaction, (b) the sources and uses of proceeds used to consummate the Transaction and (c) the terms and provisions of all documents, agreements and contracts related to the Transaction and the concurrent consummation of the Merger; provided that Morgan Stanley acknowledges that it is satisfied with the draft provided at 12:01 A.M. (New York time) on September 12, 2006 of the Acquisition Agreement and the other documents and agreements set forth on Schedule I to the Commitment Letter.

(g)           The Administrative Agent shall have received confirmation that the Merger will be consummated strictly in accordance with the terms of the Merger Agreement, without any waiver or amendment of any term, provision or condition set forth therein that is materially adverse to the Lenders and that has not been consented to by the Lender Parties, and in compliance in all material respects with all applicable laws.

(h)           The Administrative Agent shall have received confirmation that the sum of cash and Cash Equivalents to be received by the Parent in connection with the Sponsor Equity Contribution plus value to be received by the Parent in connection with the Rollover Equity Contribution shall be greater than or equal to an amount that is the Minimum Equity Contribution Percentage multiplied by the Total Transaction Amount.

(i)            The Lenders shall be reasonably satisfied (to the extent material to the interests of the Lenders) with the ownership, management, corporate and legal structure of the Company and each of the other Guarantors both immediately before and after giving effect to the Merger.

(j)            The Administrative Agent shall have received confirmation that after giving effect to the Transaction, the Parent shall have acquired directly or indirectly at least 96% of the Equity Interests of the Company.

(k)           The Lead Arranger shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

SECTION 3.02.  Conditions Precedent to Each Borrowing and Issuance.

(a)           The obligation of each Appropriate Lender to make an Advance (other than a Letter of Credit Advance made by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and a Swing Line Advance made by a Revolving Credit Lender pursuant to Section 2.02(b)) on the occasion of each Borrowing (including the initial Borrowing), and the obligation of the Issuing Bank to issue a Letter of Credit (including the initial issuance) or renew a Letter of Credit and the right of the Company to request a Swing Line Borrowing, shall be subject to the further conditions precedent that on the date of such Borrowing or issuance or renewal the following statements shall be true (and each of the giving of the applicable Notice of Borrowing, Notice of Swing Line Borrowing, Notice of Issuance or Notice of Renewal and the acceptance by the Company or a Designated Borrower of the proceeds of such Borrowing or of such Letter of Credit or the renewal of such Letter of Credit shall constitute a representation and warranty by the applicable Borrower that both on the date of such notice and on the date of such Borrowing or issuance or renewal such statements are true):

(i)            (x) in the case of any Advance made on the Effective Date or any Letter of Credit issued on the Effective Date, the Specified Representations are correct in all material respects on and as of the Effective Date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such Specified Representations that, by their terms, refer to a specific date other than the Effective Date, in which case as of such specific date and (y) in any other case, the representations and warranties contained in each Loan Document are correct in all material respects on and as of such date, before and after giving effect to such Borrowing or issuance or renewal and to the application of the proceeds therefrom, as though made on and as of such date, other than any such representations or warranties that, by their terms, refer to a specific date other than the date of such Borrowing or issuance or renewal, in which case as of such specific date; and
(ii)           no Default has occurred and is continuing, or would result from such Borrowing or issuance or renewal or from the application of the proceeds therefrom.

(b)           If the applicable Borrower is a Designated Borrower, then the conditions of Section 2.17 to the designation of such Borrower as a Designated Borrower shall have been met to the satisfaction of the Administrative Agent.

SECTION 3.03.  Determinations Under Section 3.01.  For purposes of determining compliance with the conditions specified in Section 3.01, each Lender Party shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender Parties unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender Party prior to the Effective Date specifying its objection thereto and, if the Initial Extension of Credit consists of a Borrowing, such Lender Party shall not have made available to the Administrative Agent such Lender Party’s ratable portion of such Borrowing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01.  Representations and Warranties.  Each Loan Party represents and warrants as follows:

(a)           Each Loan Party and each of its Subsidiaries (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) is duly qualified and in good standing in each other jurisdiction in which it owns or leases property or in which the conduct of its business requires it to so qualify or be licensed except where the failure to so qualify or be licensed could not be reasonably expected to have a Material Adverse Effect and (iii) has all requisite power and authority (including, without limitation, all Governmental Authorizations) to own or lease and operate its properties and to carry on its business as now conducted and as proposed to be conducted except where the failure to have such power and authority could not be reasonably expected to have a Material Adverse Effect.  All of the outstanding Equity Interests in the Company have been validly issued, are fully paid and non-assessable and, other than those Equity Interests in respect of stock options that have not been tendered pursuant to the Merger Agreement, are owned by the Parent free and clear of all Liens, except those created under the Collateral Documents.

(b)           Set forth on Schedule 4.01(b) to the Disclosure Letter is a complete and accurate list of all Loan Parties, showing as of the date hereof (as to each Loan Party) the jurisdiction of its incorporation or formation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or formation.  The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 3.01(a)(vi) or Section 2.17 is a true and correct copy of each such document as of the date hereof (or as of the date delivered under Section 2.17), each of which is valid and in full force and effect as of the date hereof (or as of the date delivered under Section 2.17).

(c)           Set forth on Schedule 4.01(c) to the Disclosure Letter is a complete and accurate list of all Subsidiaries of each Loan Party as of the date hereof, showing as of the date hereof (as to each such Subsidiary) the jurisdiction of its formation, the number of shares, membership interests or partnership interests (as applicable) of each class of its Equity Interests authorized, and the number outstanding, on the date hereof and the percentage of each such class of its Equity Interests owned (directly or indirectly) by such Loan Party and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the date hereof.  All of the outstanding Equity Interests in each Loan Party’s Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by such Loan Party or one or more of its Subsidiaries free and clear of all Liens, except those created under the Collateral Documents.

(d)           The execution, delivery and performance by each Loan Party of each Transaction Document to which it is or is to be a party, and the consummation of the Transaction, are within such Loan Party’s powers, have been duly authorized by all necessary action, and do not (i) contravene such Loan Party’s charter, bylaws, limited liability company agreement, partnership agreement or other constituent documents, (ii) violate any law, rule, regulation (including, without limitation, Regulation X of the Board of Governors of the Federal Reserve System), order, writ, judgment, injunction, decree, determination or award, (iii) conflict with or result in the breach of, or constitute a default or require any payment to be made under, any material contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument binding on or affecting any Loan Party, any of its Subsidiaries or any of their properties or (iv) except for the Liens created under the Loan Documents, result in or require the creation or imposition of any Lien upon or with respect to any of the properties of any Loan Party or any of its Subsidiaries.  No Loan Party or any of its Subsidiaries is in violation of any such law, rule, regulation, order, writ, judgment, injunction, decree, determination or award or in breach of any such contract, loan agreement, indenture, mortgage, deed of trust, lease or other instrument or Obligation, the violation or breach of which could be reasonably expected to have a Material Adverse Effect.

(e)           No Governmental Authorization, and no notice to or filing with, any Governmental Authority or any other third party is required for (i) the due execution, delivery or performance by any Loan Party of any Transaction Document to which it is or is to be a party, or for the consummation of the Transaction, (ii) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (iii) the perfection or maintenance of the Liens created under the Collateral Documents (including the first priority nature thereof) or (iv) the exercise by any Agent or any Lender Party of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for (x) the authorizations, approvals, actions, notices and filings contemplated by the Collateral Documents and those listed on Schedule 4.01(e) to the Disclosure Letter, (y) those authorizations, approvals, actions, notices and filings, the failure of which to obtain, take, give or make could not be reasonably expected to have a Material Adverse Effect and (z) notices and filings which customarily are required in connection with the exercise of remedies in respect of the Collateral.  All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any competent authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.  The Merger has been consummated in accordance with the Merger Agreement and applicable law.

(f)            This Agreement has been, and each other Transaction Document when delivered hereunder will have been, duly executed and delivered by each Loan Party party thereto.  This Agreement is, and each other Transaction Document when delivered hereunder will be, the legal, valid and binding obligation of each Loan Party party thereto, enforceable against such Loan Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (regardless of whether enforcement is sought in equity or at law).

(g)           Except as set forth in Schedule 4.01(g) to the Disclosure Letter, there is no action, suit, investigation, litigation or proceeding affecting any Loan Party or any of its Subsidiaries, including any Environmental Action, pending or threatened before any Governmental Authority or arbitrator that (i) could be reasonably expected to have a Material Adverse Effect or (ii) purports to affect the legality, validity or enforceability of any Transaction Document or the consummation of the Transaction.

(h)           The Consolidated balance sheet of the Company and its Subsidiaries as at December 31, 2005, and the related Consolidated statement of income and Consolidated statement of cash flows of the Company and its Subsidiaries for the fiscal year then ended, accompanied by an unqualified opinion of Ernst & Young LLP, independent public accountants, and the Consolidated balance sheet of the Company and its Subsidiaries as at September 30, 2006, and the related Consolidated statement of income and Consolidated statement of cash flows of the Company and its Subsidiaries for the nine months then ended, duly certified by the Chief Financial Officer of the Company, copies of which have been furnished to each Lender Party, fairly present, subject, in the case of said balance sheet as at September 30, 2006, and said statements of income and cash flows for the nine months then ended, to year end audit adjustments and the absence of footnotes, the Consolidated financial condition of the Company and its Subsidiaries as at such dates and the Consolidated results of operations of the Company and its Subsidiaries for the periods ended on such dates, all in accordance with generally accepted accounting principles applied on a consistent basis, and since December 31, 2005, there has not been any Material Adverse Change.

(i)            The Consolidated pro forma balance sheet of the Parent and its Subsidiaries as at September 30, 2006, and the related Consolidated pro forma statements of income and cash flows of the Parent and its Subsidiaries for the twelve months then ended, certified by the Chief Financial Officer of the Parent, copies of which have been furnished to each Lender Party, fairly present the Consolidated pro forma financial condition of the Parent and its Subsidiaries as at such date and the Consolidated pro forma results of operations of the Parent and its Subsidiaries for the period ended on such date, in each case giving effect to the Transaction, all in accordance with GAAP.

(j)            The Consolidated forecasted balance sheets, statements of income and statement of cash flows of the Company and the Parent and their respective Subsidiaries delivered to the Lender Parties pursuant to Section 5.03 were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of delivery of such forecasts, and represented, at the time of delivery, a reasonable estimate of the Company’s future financial performance.

(k)           Neither the Information Memorandum nor any other information, exhibit or report furnished by or on behalf of any Loan Party to any Agent or any Lender Party in connection with the negotiation and syndication of the Loan Documents, when taken together with any public information of the Company disclosed three (3) Business Days prior to the Effective Date, or pursuant to the terms of the Loan Documents contained any untrue statement of a material fact or omitted to state a material fact necessary to make the statements made therein not misleading.

(l)            The Company is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no proceeds of any Advance or drawings under any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock in violation of Regulations T, U or X promulgated by the Board of Governors of the Federal Reserve System.

(m)          Neither any Loan Party nor any of its Subsidiaries is an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940, as amended.  Neither the making of any Advances, nor the issuance of any Letters of Credit, nor the application of the proceeds or repayment thereof by the Company, nor the consummation of the other transactions contemplated by the Transaction Documents, will violate any provision of any such Act or any rule, regulation or order of the Securities and Exchange Commission thereunder.

(n)           The Collateral Documents create in favor of the Collateral Agent for the benefit of the Secured Parties a valid security interest in the Collateral, securing the payment of the Obligations under the Loan Documents, and when (i) financing statements and other filings in appropriate form are filed in the offices specified on Schedule III hereto and (ii) upon the taking of possession or control by the Collateral Agent of the Collateral with respect to which a security interest may be perfected only by possession or control, the Liens created by the Security Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors in the Collateral (other than such Collateral in which a security interest cannot be perfected under the UCC as in effect at the relevant time in the relevant jurisdiction), in each case subject to no Liens other than Permitted Liens and other Liens created or permitted by the Loan Documents.  The Loan Parties are the legal and beneficial owners of the Collateral free and clear of any Lien, except for the liens and security interests created or permitted under the Loan Documents.

(o)           The Company and each Guarantor, taken as a whole, are Solvent.

(p)           No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

(q)           (i)  Set forth on Schedule 4.01(q) to the Disclosure Letter is a complete and accurate list of all Plans, Multiemployer Plans and Welfare Plans as of the Effective Date.

(ii)           No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan that has resulted in or is reasonably expected to result in a material liability of any Loan Party or any ERISA Affiliate.
(iii)          Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and made available to the Administrative Agent, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule B there has been no material adverse change in such funding status.
(iv)          Neither any Loan Party nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.
(v)           Neither any Loan Party nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no such Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA.

(r)            Except as would not result in a Material Adverse Effect:

(i)            the operations and properties of each Loan Party and each of its Subsidiaries comply with all applicable Environmental Laws and Environmental Permits and all past non-compliance with such Environmental Laws and Environmental Permits has been resolved without ongoing obligations or costs;
(ii)           no circumstances exist that would be reasonably likely to (A) form the basis of an Environmental Action against any Loan Party or any of its Subsidiaries or any of their properties or (B) cause any such property to be subject to any restrictions on ownership, occupancy, transferability or use under any Environmental Law;
(iii)          none of the properties currently or formerly owned or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list;
(iv)          there are no underground or aboveground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of its knowledge, on any property formerly owned or operated by any Loan Party or any of its Subsidiaries;
(v)           Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries;
(vi)          neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any governmental or regulatory authority or the requirements of any Environmental Law; and
(vii)         all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in liability to any Loan Party or any of its Subsidiaries.

(s)           Except as set forth on Schedule 4.01(s) to the Disclosure Letter.

(i)        Neither any Loan Party nor any of its Subsidiaries is party to any tax sharing agreement.

(ii)           Each Loan Party and each of its Subsidiaries (A) has filed, has caused to be filed or has been included in all material tax returns (Federal, state, local and foreign) required to be filed and such tax returns are true and correct in all material respects and (B) has paid all taxes shown thereon to be due, together with applicable interest and penalties or adequate provision therefor has been made in accordance with GAAP.
(iii)          No issues have been raised in writing by any tax authorities that, in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(t)            Set forth on Schedule 4.01(t) to the Disclosure Letter is a complete and accurate list of all Existing Debt (other than (i) Surviving Debt, (ii) Debt of Subsidiaries to Parent or another Subsidiary and (iii) Debt consisting of trade payables more than 90 days past due), showing as of the date hereof the obligor and the principal amount outstanding thereunder.

(u)           Set forth on Schedule 4.01(u) to the Disclosure Letter is a complete and accurate list of all Surviving Debt (other than in respect of Debt of Subsidiaries to Parent or another Subsidiary), showing as of the date hereof the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(v)           Set forth on Schedule 4.01(v) to the Disclosure Letter is a complete and accurate list of all Liens on the property or assets of any Loan Party or any of its Subsidiaries, showing as of the date hereof the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(w)          Set forth on Schedule 4.01(w) to the Disclosure Letter is a complete and accurate list of all real property owned by any Loan Party or any of its Subsidiaries, showing as of the date hereof the street address, county or other relevant jurisdiction, state, record owner and book value thereof.  Each Loan Party or such Subsidiary has good, valid and insurable fee simple title to such real property, free and clear of all Liens, other than Permitted Liens and other Liens created or permitted by the Loan Documents.

(x)            (i)  Set forth on Schedule 4.01(x)(i) to the Disclosure Letter is a complete and accurate list of all leases of real property under which any Loan Party or any of its Subsidiaries is the lessee, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

(ii)           Set forth on Schedule 4.01(x)(ii) to the Disclosure Letter is a complete and accurate list of all leases of real property under which any Loan Party is the lessor, showing as of the date hereof the street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof.  Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms, except as such enforceability may be subject to laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

(y)           Set forth on Schedule 4.01(y) to the Disclosure Letter is a complete and accurate list of all Investments held by any Loan Party or any of its Subsidiaries on the date hereof (other than (i) Cash Equivalents, (ii) Investments by Parent or its Subsidiaries in another Subsidiary and (iii) Investments consisting of trade receivables more than 90 days past due), showing as of the date hereof the amount, obligor or issuer and maturity, if any, thereof.

(z)            Except as set forth on Schedule 4.01(z) to the Disclosure Letter, the Parent and each of its Subsidiaries own, or possess the right to use, or could obtain the right to use on terms that could not reasonably be expected to have a Material Adverse Effect, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, and Schedule 4.01(z) to the Disclosure Letter sets forth a complete and accurate list of all such IP Rights owned or used by the Parent and each of its Subsidiaries.  To the best knowledge of the Company, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Parent or any of its Subsidiaries infringes upon any rights held by any other Person.  No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Company, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

ARTICLE V

COVENANTS OF THE PARENT

SECTION 5.01.  Affirmative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, each Loan Party will:

(a)           Compliance with Laws, Etc.  Comply, and cause each of its Restricted Subsidiaries to comply with all applicable laws, rules, regulations and orders, such compliance to include, without limitation, compliance with ERISA and the Racketeer Influenced and Corrupt Organizations Chapter of the Organized Crime Control Act of 1970, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

(b)           Payment of Taxes, Etc.  Pay and discharge, and cause each of its Restricted Subsidiaries to pay and discharge, before the same shall become delinquent, (i) all material taxes, assessments and governmental charges or levies imposed upon it or upon its property and (ii) all material lawful claims that, if unpaid, might by law become a Lien upon its property; provided, however, that neither the Parent nor any of its Restricted Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim that is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained, unless and until any Lien resulting therefrom attaches to its property and becomes enforceable against its other creditors.

(c)           Compliance with Environmental Laws.  Except to the extent that failure to do so could reasonably be expected to cause a Material Adverse Effect, comply, and cause each of its Restricted Subsidiaries, to use commercially reasonable efforts to comply  with all applicable Environmental Laws and Environmental Permits; obtain and renew, and cause each of its Restricted Subsidiaries to obtain and renew, all Environmental Permits necessary for its operations and properties; and conduct, and cause each of its Restricted Subsidiaries to conduct, any investigation, study, sampling and testing, and undertake any cleanup, removal, remedial or other action necessary to remove and clean up all Hazardous Materials from any of its properties, in accordance with the requirements of all Environmental Laws; provided, however, that neither the Parent nor any of its Restricted Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances.

(d)           Maintenance of Insurance.  Maintain, and cause each of its Restricted Subsidiaries to maintain, insurance (including, without limitation, business interruption insurance) with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Parent or such Restricted Subsidiary operates.

(e)           Preservation of Corporate Existence, Etc.  Preserve and maintain, and cause each of its Restricted Subsidiaries to preserve and maintain, its existence, rights (charter and statutory), permits, licenses, approvals, privileges and franchises; provided, however, that the Parent and its Restricted Subsidiaries may consummate the Merger and any other merger or consolidation permitted under Section 5.02(d) or any liquidation or dissolution permitted under Section 5.02(e)(x) and provided further that neither the Parent nor any of its Restricted Subsidiaries shall be required to preserve or maintain any right, permit, license, approval, privilege or franchise if the failure to do so could not reasonably be expected to have a Material Adverse Effect.  Nothing contained in this Section 5.01(e) shall be deemed to prohibit any Restricted Subsidiary or the parent entity of such Restricted Subsidiary from reorganizing or changing the entity form of such Restricted Subsidiary upon prior notice to the Administrative Agent and provided that such reorganization or change is not materially adverse to the Lenders (it being understood that any reorganization or change into a limited partnership or a limited liability company by any Restricted Subsidiary or the parent entity of such Restricted Subsidiary shall not be deemed to be materially adverse to the Lenders).

(f)            Visitation Rights.  At any reasonable time and from time to time, upon reasonable prior notice at any mutually agreeable reasonable time, permit any of the Agents or any of the Lender Parties, or any agents or representatives thereof, to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, the Parent and any of its Restricted Subsidiaries, and to discuss the affairs, finances and accounts of the Parent and any of its Restricted Subsidiaries with any of their officers or directors and with their independent certified public accountants (subject to the consent of such accountants); provided, that, so long as no Event of Default has occurred and is continuing, the Agents and the Lender Parties shall coordinate the exercise of such rights through the Administrative Agent and shall not be entitled to exercise the foregoing rights more than 2 times in any calendar year at the expense of the Company, on a collective basis.  Notwithstanding anything to the contrary in this Agreement, none of the Parent, the Company or any Restricted Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

(g)           Keeping of Books.  Keep, and cause each of its Restricted Subsidiaries to keep, proper books of record and account, in which full and correct entries in all material respects shall be made of all financial transactions and the assets and business of the Parent and each such Restricted Subsidiary in accordance with generally accepted accounting principles in effect from time to time.

(h)           Maintenance of Properties, Etc.  Maintain and preserve, and cause each of its Restricted Subsidiaries to maintain and preserve, all of its properties that are used or useful in the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent the failure to do so could reasonably be expected not to have a Material Adverse Effect.

(i)            Transactions with Affiliates.  Conduct, and cause each of its Restricted Subsidiaries to conduct, all transactions otherwise permitted under the Loan Documents with any of their Affiliates on terms that are fair and reasonable and no less favorable to the Parent or such Restricted Subsidiary than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided, the foregoing restriction shall not apply to (a) transactions between or among Loan Parties or transactions between or among Restricted Subsidiaries of the Parent that are not Loan Parties or transactions between a Loan Party and a Restricted Subsidiary that is not a Loan Party so long as the terms of such transaction are no less favorable to the Loan Party than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; (b) Restricted Payments permitted to be made pursuant to Section 5.02(g) and intercompany Investments permitted under Section 5.02(f); (c) reasonable and customary fees paid to and indemnification of members of the board of directors (or similar governing body) of Parent and its Restricted Subsidiaries; (d) compensation and indemnity arrangements and benefit plans for officers and other employees of the Parent and its Restricted Subsidiaries entered into or maintained or established in the ordinary course of business; (e) sales of Equity Interests of Parent to Affiliates of Parent and the granting of registration and other customary rights in connection therewith; (f) any transaction with an Affiliate where the only consideration paid is Equity Interests of Parent; (g) the transactions contemplated in connection with the Merger Agreement and all related documents; (h) the existence of, and the performance by the Parent (or the Company on behalf of the Parent) of its obligations under the Advisory Agreement to the extent permitted hereunder; and (i) the existence of, and the performance by any Loan Party of its obligations under the terms of the Stockholders Agreement (as in effect on the Effective Date) and any other agreement containing agreements among Parent and its Subsidiaries and their Affiliates that is in effect as of the Effective Date and has been disclosed to the Administrative Agent as of the Effective Date and similar agreements entered into after the Effective Date that (i) are not more adverse to the interest of the Lenders than those that exist as of the Effective Date taken as a whole, or (ii) which have been disclosed to and consented to by the Administrative Agent and the Required Lenders.

(j)            Covenant to Guarantee Obligations and Give Security.  Upon (w) the request of the Collateral Agent following the occurrence and during the continuance of an Event of Default, (x) the formation or acquisition of any new direct or indirect Subsidiaries (other than Excluded Subsidiaries) by any Loan Party or upon any Restricted Subsidiary (that is not a CFC) of a Loan Party being designated as a Material Subsidiary, (y) the designation of a Designated Borrower or (z) the acquisition of any property by any Loan Party, and such property, in the judgment of the Collateral Agent, shall not already be subject to a perfected first priority (subject to Permitted Liens and other Liens created or permitted by the Loan Documents) security interest in favor of the Collateral Agent for the benefit of the Secured Parties, then in each case at the Company’s expense:

(i)            in connection with the formation or acquisition of a Restricted Subsidiary that is not an Excluded Subsidiary or upon any Restricted Subsidiary (that is not a CFC) of a Loan Party being designated as a Material Subsidiary, within 15 days after such formation, acquisition or designation, cause each such Restricted Subsidiary, and cause each direct and indirect parent (that is not a CFC) of such Restricted Subsidiary (if it has not already done so), to duly execute and deliver to the Collateral Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Collateral Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents; provided that any Restricted Subsidiary of a CFC (excluding from the definition of CFC, for this purpose, MTLG Investments) shall not be required to execute such guaranty or guaranty supplement,

(ii)           within 15 days after (A) such request, furnish to the Collateral Agent a description of the real and personal properties of the Loan Parties and their respective Subsidiaries in detail satisfactory to the Collateral Agent and (B) such formation, acquisition or designation as a Material Subsidiary or as a Designated Borrower, furnish to the Collateral Agent a description of the real and personal properties of such Restricted Subsidiary or the real and personal properties so acquired, in each case in detail satisfactory to the Collateral Agent,
(iii)          within 30 days after (A) such request or acquisition of property by any Loan Party, duly execute and deliver, and cause each Loan Party to duly execute and deliver, to the Collateral Agent such additional mortgages (together with each of the items set forth in Sections 5.01(p)(i), (ii), (iii), (iv), (vi) and (vii), mutatis mutandis, in each case in respect of such new owned property subject to this provision), pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to the Collateral Agent, securing payment of all the Obligations of such Loan Party under the Loan Documents and constituting Liens on all such properties and (B) such formation or acquisition of any new Restricted Subsidiary (other than an Excluded Subsidiary) or the designation of  a Designated Borrower or the designation of any Restricted Subsidiary (that is not a CFC) of a Loan Party as a Material Subsidiary, duly execute and deliver and cause such Restricted Subsidiary and each Loan Party acquiring Equity Interests in such Restricted Subsidiary to duly execute and deliver to the Collateral Agent mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and other security agreements as specified by, and in form and substance satisfactory to, the Collateral Agent, securing payment of all of the obligations of such Restricted Subsidiary or Loan Party, respectively, under the Loan Documents; provided that (A) the Equity Interests of any Restricted Subsidiary held by a CFC shall not be required to be pledged (excluding from the definition of “CFC”, for this purpose, MTLG Investments) and (B) if such new property is Equity Interests in a CFC held by a Loan Party, no more than 66⅔% of the Equity Interests in such CFC shall be pledged in favor of the Secured Parties; provided that, so long as the Company shall have used commercially reasonable efforts to satisfy the requirements set forth in this Section 5.01(j)(iii) within such 30-day period, the Administrative Agent may, upon the request of the Company, extend the 30-day period for such additional period as shall be requested by the Company, subject to the Administrative Agent’s sole discretion and approval (not to be unreasonably withheld or delayed),

(iv)          within 30 days after such request, formation, acquisition or designation, take, and cause each Loan Party and each newly acquired or newly formed Restricted Subsidiary (other than any Restricted Subsidiary or an Excluded Subsidiary) to take, whatever action (including, without limitation, the recording of mortgages, the filing of Uniform Commercial Code financing statements or applicable filing notices, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Collateral Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements delivered pursuant to this Section 5.01(j), enforceable against all third parties in accordance with their terms,
(v)           within 60 days after such request, formation, acquisition or designation, deliver to the Collateral Agent, upon the request of the Collateral Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Collateral Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Collateral Agent as to such other matters as the Collateral Agent may reasonably request,
(vi)          as promptly as practicable after such request, formation or acquisition, deliver, upon the reasonable request of the Collateral Agent, to the Collateral Agent with respect to each parcel of real property owned or held by each Loan Party and each newly acquired or newly formed Restricted Subsidiary (other than any Restricted Subsidiary or an Excluded Subsidiary) title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Collateral Agent, provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Collateral Agent, and
(vii)         at any time and from time to time, promptly execute and deliver, and cause each Loan Party and each newly acquired or newly formed Restricted Subsidiary (other than any Restricted Subsidiary that is an Excluded Subsidiary) or newly designated Designated Borrower to execute and deliver, any and all further instruments and documents and take, and cause each Loan Party and each newly acquired or newly formed Restricted Subsidiary (other than any Restricted Subsidiary that is an Excluded Subsidiary) or newly designated Designated Borrower to take, all such other action as the Collateral Agent may deem reasonably necessary or desirable in obtaining the full benefits of, or in perfecting and preserving the Liens of, such guaranties, mortgages, pledges, assignments, security agreement supplements, intellectual property security agreement supplements and security agreements.

The Collateral Agent may in its discretion modify the foregoing time periods and requirements to the extent it deems it reasonable and prudent to do so.

(k)           Further Assurances.  (i)  Promptly upon the reasonable request by any Agent, or any Lender Party through the Administrative Agent, correct, and cause each of its Restricted Subsidiaries promptly to correct, any matter that the parties mutually agree is a material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof,

(ii)           Promptly upon request by any Agent, or any Lender Party through the Administrative Agent, do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, conveyances, pledge agreements, mortgages, deeds of trust, trust deeds, assignments, financing statements and continuations thereof, termination statements, notices of assignment, transfers, certificates, assurances and other instruments as any Agent, or any Lender Party through the Administrative Agent, may reasonably require from time to time in order to (A) carry out more effectively the purposes of the Loan Documents, (B) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Restricted Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (C) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (D) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Restricted Subsidiaries to do so, and

(iii)          Take each action specified in Schedule III hereto to be taken by it within the time period specified in Schedule III hereto for such action to be taken.

(l)            Compliance with Terms of Leaseholds.  Make all payments and otherwise perform all obligations in respect of all leases of real property to which the Parent or any of its Restricted Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Restricted Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not  reasonably be expected to have a Material Adverse Effect.

(m)          Interest Rate Hedging.  Enter into prior to the 90th day after the Effective Date, and maintain at all times thereafter, interest rate Hedge Agreements with Persons acceptable to the Administrative Agent, covering a notional amount of not less than 50% of the Term Commitments under the Term Facility and providing for such Persons to make payments thereunder for a period of no less than three years.

(n)           Ratings.  The Company shall use commercially reasonable efforts to maintain corporate family credit and corporate family ratings with S&P and Moody’s, respectively.

(o)           Unrestricted Subsidiary.  The board of directors of Parent or the Company may at any time designate any Restricted Subsidiary as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Company and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenants set forth in Section 5.04 (and, as a condition precedent to the effectiveness of any such designation, the Company shall deliver to the Administrative Agent a certificate setting forth in reasonable detail the calculations demonstrating such compliance), (iii) no Subsidiary may be designated as an Unrestricted Subsidiary if such Subsidiary is the Company and (iv) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purposes of any Second Lien Loan Documents.  The designation of any Subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Company therein at the date of designation in an amount equal to the net book value of the Company’s investment therein.  The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute the incurrence at the time of designation of any Indebtedness or Liens of such Subsidiary existing at such time.

(p)           Conditions Subsequent. Within 45 days after the Initial Extension of Credit (or such later date as the Administrative Agent may approve in its reasonable discretion (such approval not to be unreasonably withheld or delayed), so long as the Company shall have used commercially reasonable efforts to satisfy the conditions set forth below within such 45-day period), furnish to the Administrative Agent Deeds of trust, trust deeds and mortgages in substantially the form of Exhibit G hereto (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) and covering the properties listed on Schedule 4.01(w) to the Disclosure Letter (together with the Assignments of Leases and Rents referred to therein and each other mortgage delivered pursuant to Section 5.01(j), in each case as amended, the “Mortgages”), duly executed by the appropriate Loan Party, together with:

(i)            evidence that counterparts of the Mortgages have been either (x) duly recorded on or before the Effective Date or (y) duly executed, acknowledged and delivered in form suitable for filing or recording, in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid and subsisting Lien having the required priority on the property described therein in favor of the Collateral Agent for the benefit of the Secured Parties and that all filing and recording taxes and fees have been paid,
(ii)           fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amount acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects and encumbrances, excepting only Permitted Liens, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents and for mechanics’ and materialmen’s Liens) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable, and with respect to any property located in a state in which a zoning endorsement is not available, a zoning compliance letter from the applicable municipality or a zoning report from Planning and Zoning Resources Corporation, in each case satisfactory to Administrative Agent.
(iii)          American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, dated no more than 30 days before the Effective Date, certified to the Administrative Agent and the issuer of the Mortgage Policies in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the States in which the property described in such surveys is located and acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects acceptable to the Administrative Agent,

(iv)          Favorable opinions of local counsel for the Loan Parties dated as of the date of the Mortgages (i) in states in which the subject properties are located, with respect to the enforceability and perfection of the Mortgages and any related fixture filings, substantially in the form of Exhibit K hereto and otherwise in form and substance satisfactory to the Administrative Agent and including such assumptions and qualifications to account for local law matters as the Administrative Agent and its counsel shall approve in their reasonable discretion and (ii) in states in which the Loan Parties party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Loan Parties in the granting of the Mortgages in form and substance reasonably satisfactory to the Administrative Agent and including such assumptions and qualifications to account for local law matters as the Administrative Agent and its counsel shall approve in their reasonable discretion, and
(v)           estoppel certificates executed by all tenants of the leased real properties listed on Schedule 4.01(x)(ii) to the Disclosure Letter,
(vi)          evidence of the insurance required by the terms of the Mortgages, and
(vii)         such other consents, agreements and confirmations of lessors and third parties as the Administrative Agent may deem necessary or desirable and evidence that all other actions that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken.

SECTION 5.02.  Negative Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, no Loan Party will, at any time:

(a)           Liens, Etc.  Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Lien on or with respect to any of its properties of any character (including, without limitation, accounts) whether now owned or hereafter acquired, or sign or file or suffer to exist, or permit any of its Restricted Subsidiaries to sign or file or suffer to exist, under the Uniform Commercial Code of any jurisdiction or applicable filing system of the relevant country, a financing statement that names the Parent or any of its Restricted Subsidiaries as debtor, or sign or suffer to exist, or permit any of its Restricted Subsidiaries to sign or suffer to exist, any security agreement authorizing any secured party thereunder to file such financing statement, or assign, or permit any of its Restricted Subsidiaries to assign, any accounts or other right to receive income, except:

(i)            Liens created under the Loan Documents or the Second Lien Loan Documents;
(ii)           Permitted Liens;
(iii)          Liens existing on the date hereof and described on Schedule 4.01(v) to the Disclosure Letter and any replacement or substitute therefor; provided that the property covered thereby is not increased and the obligations secured or benefited thereby are permitted by Section 5.02(b);
(iv)          purchase money Liens upon or in real property or equipment acquired or held by the Company or any of its Restricted Subsidiaries in the ordinary course of business to secure the purchase price of such property or equipment or to secure Debt incurred solely for the purpose of financing the acquisition of any such property or equipment to be subject to such Liens, or Liens existing on any such property or equipment at the time of acquisition (other than any such Liens created in contemplation of such acquisition that do not secure the purchase price), or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount; provided, however, that no such Lien shall extend to or cover any property other than the property or equipment being acquired, and no such extension, renewal or replacement shall extend to or cover any property not theretofore subject to the Lien being extended, renewed or replaced; and provided further that the aggregate principal amount of the Debt secured by Liens permitted by this clause (iv) shall not exceed the amount permitted under Section 5.02(b)(ii) at any time outstanding;
(v)           Liens on Equity Interests in any Unrestricted Subsidiary solely to secure Debt of such Unrestricted Subsidiary;
(vi)          Liens arising under Capitalized Leases permitted under Section 5.02(b)(ii); provided that no such Lien shall extend to or cover any Collateral or assets other than the assets subject to such Capitalized Leases; and
(vii)         Liens on assets of Foreign Subsidiaries securing Debt of Foreign Subsidiaries permitted pursuant to Section 5.02(b)(viii).

(b)           Debt.  Create, incur, assume or suffer to exist, or permit any of its Restricted Subsidiaries to create, incur, assume or suffer to exist, any Debt, except:

(i)            Debt under the Loan Documents or the Second Lien Loan Documents;
(ii)           Capitalized Leases and Debt secured by Liens permitted by Section 5.02(a)(iv) not to exceed in the aggregate the greater of (A) $15,000,000 and (B) 7.5% of Consolidated total assets at the time such Debt is incurred, in each case at any time outstanding;
(iii)          the Surviving Debt and any Debt extending the maturity of, or refunding or refinancing, in whole or in part, any Surviving Debt and guarantees of the Surviving Debt or the extension, refunding or refinancing of such Surviving Debt; provided that (A) the amount of such extending, refunding or refinancing Debt does not result in an increase in the aggregate principal or facility amount thereof (plus the amount of any premium paid in respect of such Debt in connection with any such extension, refunding or refinancing and plus the amount of reasonable expenses incurred by Parent and its Subsidiaries in connection therewith), (B) such Debt (if it is term debt) does not have a weighted average life to maturity that is less than the weighted average life to maturity of the Debt being extended, refunded or refinanced, (C) such Debt (if it is term debt) does not have a final maturity earlier than the final maturity of the Debt being extended, refunded or refinanced, (D) the direct and contingent obligors therefor shall not be changed (unless any contingent obligor is released), as a result of or in connection with such extension, refunding or refinancing and (E) if the Debt being extended, refunded or refinanced is subordinate or junior to the Advances and any Guaranty thereof, then the Debt incurred to extend, refund or refinance such Debt shall be subordinate to the Advances and any Guaranty, as the case may be, at least to the same extent and in the same manner as the Debt being extended, refunded or refinanced;

(iv)          Debt in respect of Hedge Agreements designed to hedge against fluctuations in interest rates, commodity prices or currency exchange rates incurred in the ordinary course of business and consistent with prudent business practice;
(v)           Debt owed to the Company or a wholly owned Restricted Subsidiary of the Company, which Debt shall (x) in the case of Debt owed to a Loan Party by a Loan Party, constitute Pledged Debt and (y) be otherwise permitted under the provisions of Section 5.02(f);
(vi)          To the extent it constitutes Debt, Debt incurred by the Company or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Company or any such Restricted Subsidiary pursuant to such agreements, in connection with Acquisitions permitted by Section 5.02(f) or Transfers permitted by Section 5.02(e); provided that, in respect of any Debt incurred hereunder pursuant to agreements providing for indemnification in connection with Transfers permitted by Section 5.02(e), such Debt shall not exceed the amount of Net Cash Proceeds received from such Transfers;
(vii)         Debt which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
(viii)        Debt of Foreign Subsidiaries not to exceed $10,000,000 at any time and unsecured guarantees of such Debt;
(ix)           Debt of a Restricted Subsidiary outstanding on the date such Restricted Subsidiary was acquired by the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from a Person (other than Debt incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary of the Company or was otherwise acquired by the Company) in an Acquisition permitted by Section 5.02(f);
(x)            Debt consisting of the deferred purchase price of Acquisitions permitted under Section 5.02(f); and
(xi)           other unsecured Debt of the Company and its Restricted Subsidiaries in an aggregate principal amount not to exceed at any time the greater of $10,000,000 and 5% of Consolidated total assets at the time such Debt is incurred.

(c)           Change in Nature of Business.  Make, or permit any of its Restricted Subsidiaries to conduct any business other than the businesses as carried on at the date hereof and other businesses substantially related or incidental thereto.

(d)           Mergers, Etc.  Merge into or consolidate with any Person or permit any Person to merge into it, or permit any of its Restricted Subsidiaries to do so, except that:

(i)            the Company may consummate the Merger;

(ii)           any Restricted Subsidiary of the Company may merge into or consolidate with any other Restricted Subsidiary of the Company or with the Company; provided that, in the case of any such merger or consolidation, the Person formed by such merger or consolidation shall be a wholly owned Restricted Subsidiary of the Company or the Company; and provided further that, in the case of any such merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor;
(iii)          as part of any acquisition permitted under Section 5.02(f), any Restricted Subsidiary of the Company may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided that the Person surviving such merger shall be a wholly owned Restricted Subsidiary of the Company; and provided further that, in the case of any merger or consolidation to which a Subsidiary Guarantor is a party, the Person formed by such merger or consolidation shall be a Subsidiary Guarantor; and
(iv)          as part of any Transfer permitted under Section 5.02(e), any Restricted Subsidiary of the Company may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it.

(e)           Sales, Etc. of Assets.  Sell, lease, transfer, assign, exchange, convey or otherwise dispose of (each a “Transfer”), or permit any of its Restricted Subsidiaries to Transfer, any assets, or grant any option or other right to purchase, lease or otherwise acquire, or permit any of its Restricted Subsidiaries to grant any option or other right to purchase, lease or otherwise acquire, any assets, except:

(i)            (A) Transfers of Inventory and delinquent accounts receivables in the ordinary course of its business, (B) the granting of any option or other right to purchase, lease or otherwise acquire Inventory and delinquent accounts receivables in the ordinary course of its business; and (C) dispositions of cash and Cash Equivalents in the ordinary course of business;
(ii)           (A) Transfers of assets among Loan Parties; (B) Transfers of assets among Restricted Subsidiaries that are not Loan Parties; (C) Transfers of assets from Restricted Subsidiaries that are not Loan Parties to Loan Parties; and (D) Transfers of assets from Loan Parties to Restricted Subsidiaries that are not Loan Parties in a transaction that would be permitted under clause (i) of Section 5.02(f) if such Transfer had been a transaction involving cash; provided that, for purposes of determining the application of each of clauses (A) through (D) above in connection with any Transfer made in connection with reorganizing or restructuring of Restricted Subsidiaries, any Transfer or series of related Transfers between Loan Parties and/or Restricted Subsidiaries shall be deemed to be a Transfer solely between the initial and the ultimate holder of any such assets transferred without regard to any intermediate holder of such assets;
(iii)          Transfers of unneeded, obsolete or damaged equipment and trade-ins and exchanges of equipment in the ordinary course of business;
(iv)          Transfers in connection with any transaction in which there is an Extraordinary Receipt;

(v)           Transfers for fair value, the proceeds of which are less than $250,000 for any such single transaction and the proceeds of which when aggregated with all other such Transactions during a fiscal year are less than $1,000,000;
(vi)          Leases of real or personal property in the ordinary course of business;
(vii)         Licensing of intellectual property on a non-exclusive basis or on an exclusive basis so long as such exclusive licensing is limited to geographic areas, particular fields of use, customized products for customers or limited time periods;
(viii)        Transfers of assets that have been acquired in contemplation of a sale and lease back transaction; provided that, (i) the Debt incurred in connection therewith would be permitted under Section 5.02(b), (ii) the Transfer occurs within 180 days of the acquisition of such assets and (iii) such Transfers shall not exceed $10,000,000 in any Fiscal Year and $35,000,000 in the aggregate since the Effective Date;
(ix)           Any liquidation or dissolution of a Subsidiary so long as its immediate parent becomes the owner of its assets;
(x)            Transfers in the ordinary course of business of production and test equipment manufactured in the United States;
(xi)           Transfers of assets consisting of accounts receivable in a transaction involving Foreign Subsidiaries that would be permitted under clause (iii) or (viii) of Section 5.02(b) if such Transfer had been a transaction involving Debt;
(xii)          Transfers of assets for (x) consideration consisting of at least 75% cash, Cash Equivalents or notes or securities that will be liquidated for cash within 90 days and (y) for fair value in an aggregate amount not to exceed the greater of (A) $15,000,000 and (B) 7.5% of Consolidated total assets at the time of such Transfer, in each case in any Fiscal Year; and
(xiii)         Options or other rights to purchase, lease or otherwise acquire any assets so long as such option or right relates to any Transfer permitted by this Section 5.02(e).

(f)            Investments in Other Persons.  Make or hold, or permit any of its Restricted Subsidiaries to make or hold, any Investment in any Person, except:

(i)            (A) Investments by the Parent and its Restricted Subsidiaries in their Restricted Subsidiaries outstanding on the date hereof, (B) additional Investments by the Parent and its Restricted Subsidiaries in Loan Parties, (C) additional Investments by Restricted Subsidiaries of the Company that are not Loan Parties in other Restricted Subsidiaries that are not Loan Parties, (D) additional Investments by the Loan Parties in Restricted Subsidiaries that are not Loan Parties (including Subsidiaries that are Excluded Subsidiaries) in an aggregate amount (net of any Investment Credit) invested from the date hereof not to exceed the greater of (1) $20,000,000 and (2) 10% of Consolidated total assets at the time such Investment is made, and (E) Investments in Unrestricted Subsidiaries in an aggregate amount for such Investments (together with the aggregate amount of Investments made pursuant to clause (D) of this Section 5.02(f)(i) and net of any Investment Credit) not to exceed the greater of (1) $20,000,000 and (2) 10% of Consolidated total assets at the time such Investment is made;

(ii)           loans and advances to employees in the ordinary course of the business of the Company and its Restricted Subsidiaries as presently conducted in an aggregate principal amount not to exceed $2,000,000 at any time outstanding;
(iii)          loans to directors, officers and employees to purchase Equity Interests of Parent, in an aggregate amount not to exceed $2,000,000 at any time outstanding;
(iv)          Investments by the Company and its Subsidiaries in bank deposits in the ordinary course of business or Cash Equivalents;
(v)           Investments existing on the date hereof and described on Schedule 4.01(y) to the Disclosure Letter;
(vi)          Investments in Hedge Agreements permitted under Section 5.02(b)(iv);

(vii)         the purchase or other acquisition of all or substantially all of the Equity Interests in any Person that, upon the consummation thereof, will be wholly owned directly by the Company or one or more of its wholly owned Subsidiaries (including, without limitation, as a result of a merger or consolidation) and the purchase or other acquisition by the Company or one or more of its wholly-owned Restricted Subsidiaries of all or substantially all of the property and assets of any Person (collectively, an “Acquisition”); provided that, with respect to each purchase or other acquisition made pursuant to this clause (vii):

(A)          the Loan Parties and any such newly created or acquired Subsidiary shall comply with the requirements of Section 5.01(j);

(B)           the lines of business of the Person to be (or the property and assets of which are to be) so purchased or otherwise acquired shall be permitted by Section 5.02(c);

(C)           such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to have a Material Adverse Effect on the Company and its Restricted Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Company, if the board of directors is otherwise approving such transaction, or, in each other case, by the Responsible Officer of the Company);

(D)          the total cash consideration (including, without limitation, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers of such Person or assets, and all assumptions of debt, liabilities and other obligations in connection therewith permitted by Section 5.02(b)(ix)) paid by or on behalf of the Company and its Subsidiaries for any such purchase or other acquisition, shall not exceed $20,000,000 for any single purchase or acquisition, and when aggregated with the total cash and noncash consideration paid by or on behalf of the Company and its Restricted Subsidiaries for all other purchases and other acquisitions made by the Company and its Restricted Subsidiaries pursuant to this clause (vii), shall not exceed the greater of  $50,000,000 or 20% of Consolidated total assets at the time any such purchase or other acquisition is made;

(E)           (1) immediately before and immediately after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (2) immediately after giving effect to such purchase or other acquisition, the Parent and its Restricted Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 5.04, such compliance to be determined (x) as of the last day of the most recently ended fiscal quarter as though such purchase or other acquisition had been consummated as of the first day of the four fiscal quarter period then ended; or (y) in such other manner as may be reasonably determined by the Administrative Agent; and

(F)           the Company shall have delivered to the Administrative Agent, on behalf of the Lender Parties, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent, certifying that all of the requirements set forth in this clause (vii) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition.

(viii)        Investments in the nature of lease, utility, governmental, performance or similar deposits in the ordinary course of business;
(ix)           Investments (A) received in satisfaction or partial satisfaction of accounts from financially troubled account debtors (whether in connection with a foreclosure, bankruptcy, workout or otherwise) and (B) consisting of deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Company and its Restricted Subsidiaries;
(x)            Investments consisting of prepaid royalties or expenses or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, or non-cash consideration received in connection with a sale of assets permitted under Section 5.02(e);
(xi)           guaranties in the ordinary course of business of obligations owed to or of landlords, suppliers, customers, franchisees and licensees of the Borrower and its Restricted Subsidiaries; and
(xii)          other Investments in an aggregate amount not to exceed at any time the sum of (A) the greater of $20,000,000 and 10% of Consolidated total assets at the time of making such Investment and (B) net proceeds received from Investments permitted under this Section 5.02(f).

For purposes of determining compliance with the provisions of this Section 5.02(f), Investments made by Company or any of its Restricted Subsidiaries (the “investor”) in any Restricted Subsidiary that are effected pursuant to one or more Investments made contemporaneously or in prompt succession by the investor and/or any of its Subsidiaries shall be deemed one Investment by the investor.

(g)           Restricted Payments.  Declare or pay any dividends, purchase, redeem, retire, defease or otherwise acquire for value any of its Equity Interests now or hereafter outstanding, return any capital to its stockholders, partners or members (or the equivalent Persons thereof) as such, make any distribution of assets, Equity Interests, obligations or securities to Parent’s stockholders, partners or members (or the equivalent Persons thereof) as such, or permit any of its Restricted Subsidiaries to do any of the foregoing, or permit any of its Restricted Subsidiaries to purchase, redeem, retire, defease or otherwise acquire for value any Equity Interests in the Company (any of the foregoing, a “Restricted Payment”), except that, so long as no Event of Default shall have occurred and be continuing at the time of any action described below or would result therefrom:

(i)            the Parent may (A) declare and pay dividends and distributions payable only in common stock of the Parent and (B) purchase, redeem, retire, defease or otherwise acquire Equity Interests with the proceeds received contemporaneously from the issuance of Equity Interests with equal or inferior voting powers, designations, preferences and rights;

(ii)           each of the Parent and the Company may, at any time when the Leverage Ratio shall be less than 3.00:1.00, declare and pay cash dividends to Parent’s stockholders and purchase, redeem, retire or otherwise acquire Parent’s Equity Interests for cash in an aggregate amount not to exceed an amount equal to 75% of the portion of Excess Cash Flow not required to prepay the Facilities pursuant to Section 2.06(b)(i) as determined from and after, and for so long as, such Leverage Ratio is in effect; provided that immediately after declaring and paying such cash dividend, the Company and the Restricted Subsidiaries shall be in compliance, on a pro forma basis, with the covenants set forth in Section 5.04;

(iii)          any Restricted Subsidiary of the Company may declare and pay dividends to the Company or to any Loan Party of which it is a Restricted Subsidiary;

(iv)          the Parent may acquire Equity Interests of Parent in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;

(v)           the Parent may purchase fractional shares of Equity Interests arising out of stock dividends, splits or combinations or business combinations;

(vi)          the Parent may convert convertible securities and cash payments in lieu of fractional shares in connection with any such conversion;

(vii)         so long as no Event of Default has occurred and is continuing or would result therefrom, the Parent may purchase, repurchase, redeem, defease, acquire or retire for value (A) Equity Interests from any current or former officer, director, employee or consultant in an aggregate amount does not to exceed $2,500,000 during any year and (B) any rights distributed in connection with any stockholder rights plan;

(viii)        in connection with any Acquisition permitted by Section 5.02(f)(vii), the Company or any Restricted Subsidiary may (A) receive or accept the return to the Company or any of its Restricted Subsidiaries of Equity Interests constituting a portion of the purchase price consideration in settlement of indemnification claims or (B) make payments or distributions to dissenting stockholders pursuant to applicable law;

(ix)           the Company may make Permitted Tax Distributions; and

(x)            the Company and the Parent may make Permitted Distributions.

(h)           Amendments of Constitutive Documents.  Amend, or permit any of its Restricted Subsidiaries to amend, its certificate of incorporation or bylaws or other constitutive documents in a manner materially adverse to the Lenders.  Nothing contained in this Section 5.01(h) shall be deemed to prohibit any Restricted Subsidiary or the parent entity of such Restricted Subsidiary from reorganizing or changing the entity form of such Restricted Subsidiary upon prior notice to the Administrative Agent and provided that such reorganization or change is not materially adverse to the Lenders (it being understood that any reorganization or change into a limited partnership or a limited liability company by any Restricted Subsidiary or the parent entity of such Restricted Subsidiary shall not be deemed to be materially adverse to the Lenders).

(i)            Accounting Changes.  Make or permit, or permit any of its Restricted Subsidiaries to make or permit, (i) any material accounting change, except as required by generally accepted accounting principles or to the extent any such changes do not impact in any respect calculations necessary to determine covenant compliance under this Agreement, or (ii) any change in Fiscal Year.

(j)            Prepayments, Etc., of Debt.  (i) Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Debt, except (A) the prepayment of the Advances in accordance with the terms of this Agreement, (B) regularly scheduled or required repayments or prepayments or redemptions of the Second Lien Facility in accordance with the terms of the Second Lien Loan Documents, (C) regularly scheduled (including repayments of revolving facilities) or required repayments or redemptions of Surviving Debt, (D) any prepayments or redemptions of Surviving Debt in connection with a refunding or refinancing of such Surviving Debt permitted by Section 5.02(b)(iii), or (E) any repayments of Debt to the Company or its Restricted Subsidiaries that was permitted to be incurred under this Agreement; (ii) amend, modify or change in any manner adverse to the Lenders any term or condition of any Surviving Debt or Subordinated Debt, or (iii) permit any of its Restricted Subsidiaries to do any of the foregoing other than to prepay any Debt permitted to be incurred hereunder payable to the Company or another Restricted Subsidiary.

(k)           Amendment, Etc., of Related Documents.  Cancel or terminate any Related Document or consent to or accept any cancellation or termination thereof, amend, modify or change in any manner materially adverse to the Lenders any term or condition of any Related Document or give any consent, waiver or approval thereunder that is materially adverse to the Lenders, waive in any manner materially adverse to the Lenders any default under or any breach of any term or condition of any Related Document, or take any other action in connection with any Related Document that would materially impair the value of the interest or rights of any Loan Party thereunder or that would materially impair the rights or interests of any Agent or any Lender Party, or permit any of its Restricted Subsidiaries to do any of the foregoing.

(l)            Negative Pledge.  Enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement prohibiting or conditioning the creation or assumption of any Lien upon any of its property or assets except (i) agreements in favor of the Secured Parties, (ii) agreements in favor of secured parties in accordance with the Second Lien Loan Documents, or (iii) prohibitions or conditions under (A) any purchase money Debt permitted by Section 5.02(b)(ii) solely to the extent that the agreement or instrument governing such Debt prohibits a Lien on the property acquired with the proceeds of such Debt (together with any accessions and additions thereto and the proceeds thereof), (B) any Surviving Debt or (C) any Capitalized Lease permitted by Section 5.02(b)(ii) solely to the extent that such Capitalized Lease prohibits a Lien on the property subject thereto (together with any accessions and additions thereto and the proceeds thereof), (iv) specific property to be sold pursuant to an executed agreement with respect to a permitted Transfer permitted under this agreement; (iv) restrictions by reason of customary provisions restricting Liens, assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (v) restrictions and conditions applicable to any Restricted Subsidiary acquired after the date hereof if such restrictions and conditions existed at the time such Restricted Subsidiary was acquired, were not created in anticipation of such acquisition and apply solely to such acquired Restricted Subsidiary; or (vi) restrictions disclosed in Schedule 5.02(l) to the Disclosure Letter.

(m)          Capital Expenditures.  Make, or permit any of its Restricted Subsidiaries to make, any Capital Expenditures that would cause the aggregate of all such Capital Expenditures made by the Company and its Restricted Subsidiaries in any Fiscal Year set forth below to exceed the amount set forth below for such period (the amount set forth below for any Fiscal Year being the “Base Amount”):

Fiscal Year Ending In	Amount
2007	$13,000,000
2008	$16,000,000
2009	$16,000,000
2010	$18,000,000
2011	$22,000,000
2012	$22,000,000
2013	$25,000,000

provided that if, for any Fiscal Year set forth above, the Base Amount exceeds the aggregate amount of Capital Expenditures made by the Parent and its Restricted Subsidiaries, as determined on a Consolidated basis during such Fiscal Year (the amount of such excess being the “Excess Amount”), the Parent and its Restricted Subsidiaries shall be entitled to make additional Capital Expenditures in the immediately succeeding Fiscal Year in an amount equal to the lesser of (i) the Excess Amount and (ii) 50% of the Base Amount in such succeeding Fiscal Year.  Notwithstanding anything to the contrary with respect to any Fiscal Year during which an Acquisition permitted by Section 5.02(f) is consummated and for each Fiscal Year thereafter, the amount of Capital Expenditures permitted under the preceding sentence applicable to each such Fiscal Year shall be increased by an amount equal to 120% of the amount obtained by multiplying the CapEx Percentage by the EBITDA (as determined on a pro forma basis in accordance with the proviso regarding the historical EBITDA of acquired entities in the definition of “EBITDA”) of the acquired entity or business for the prior fiscal year of such acquired entity or business.

(n)           Payment Restrictions Affecting Subsidiaries.  Directly or indirectly, enter into or suffer to exist, or permit any of its Restricted Subsidiaries to enter into or suffer to exist, any agreement or arrangement limiting the ability of any of its Restricted Subsidiaries to declare or pay dividends or other distributions in respect of its Equity Interests or repay or prepay any Debt owed to, make loans or advances to, or otherwise transfer assets to or make Investments in, the

Company or any Restricted Subsidiary of the Company (whether through a covenant restricting dividends, loans, asset transfers or investments, a financial covenant or otherwise), except (i) the Loan Documents and the Second Lien Loan Documents, (ii) any agreement or instrument evidencing Surviving Debt, (iii) restrictions in agreements evidencing Indebtedness permitted by Section 5.02(b)(ii) that impose restrictions on the property so acquired (and any accessions and additions thereto and proceeds thereof); (iv) customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and other agreements entered into in the ordinary course of business; (v) restrictions that are or were created by virtue of any Transfer of, agreement to Transfer or option or right with respect to any assets or not otherwise prohibited under this Agreement; (vi) restrictions contained in agreements or documents evidencing Debt or other obligations permitted by Section 5.02(b)(viii) so long as any such encumbrance or restriction applies only the Foreign Subsidiary issuing such Indebtedness or other obligation; (vii) restrictions imposed on a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restrictions were not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Subsidiary became a Restricted Subsidiary or was acquired by the Company or a Restricted Subsidiary and only to the extent applying to such Subsidiary; (viii) restrictions under or in connection with any joint venture agreements, partnership agreement,  agreements regarding the sale of Equity Interests and other similar agreements; provided that (A) any such agreements are entered into in the ordinary course of business and in good faith, and (B) such restrictions are reasonably customary for such agreements; (ix) under any agreement, instrument or contract affecting property or a Person at the time such property or Person was acquired by the Company or any of its Restricted Subsidiaries, so long as such restriction relates solely to the property or Person so acquired and was not created in connection with or in anticipation of such acquisition; (x) existing by virtue of, or arising under, applicable law, regulation, order, approval, license, permit, grant or similar restriction, in each case issued or imposed by a Governmental Authority; and (xi) set forth in Schedule 5.02(m) to the Disclosure Letter or that result from the refinancing or extension of Surviving Debt; provided that the restrictions existing under or by reason of any such agreement, instrument or contract are not materially less favorable, taken as a whole, to the Lenders that those under the agreement evidencing the Debt being refinanced or extended.

(o)           Speculative Transactions.  Engage, or permit any Restricted Subsidiaries to engage, in any transaction involving options or futures contracts for speculative purposes or any similar speculative transactions, which are inconsistent with prior practice and not otherwise made in the ordinary course of business.

SECTION 5.03.  Reporting Requirements.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Company will furnish to the Administrative Agent:

(a)           Default Notice.  As soon as possible and in any event within two Business Days after the occurrence of each Default or any event, development or occurrence reasonably expected to have a Material Adverse Effect continuing on the date of such statement, a statement of a Responsible Officer of the Company setting forth details of such Default and the action that the Company has taken and proposes to take with respect thereto.

(b)           Annual Financials.  As soon as available and in any event within 120 days after the end of each Fiscal Year, or such earlier period, if applicable, as may be required or permitted by the SEC, a copy of the annual audit report for such year for the Parent and its Subsidiaries, including therein a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such Fiscal Year and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for such Fiscal Year, in each case accompanied by an opinion as to such audit report of Ernst & Young LLP or other independent public accountants of recognized standing acceptable to the Administrative Agent certified in a manner to which the Required Lenders have not objected, together with (i) a certificate of such accounting firm to the Lender Parties in substantially the form of Exhibit J hereto, (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by such accountants in determining, as of the end of such Fiscal Year, compliance with the covenants contained in Section 5.04; provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Parent shall also provide a reconciliation of such financial statements to former GAAP and (iii) a certificate on behalf of the Parent signed by a Responsible Officer of the Parent stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto.

(c)           Quarterly Financials.  As soon as available and in any event within 45 days after the end of each of the first three quarters of each Fiscal Year, a Consolidated balance sheet of the Parent and its Subsidiaries as of the end of such quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous fiscal quarter and ending with the end of such fiscal quarter and a Consolidated statement of income and a Consolidated statement of cash flows of the Parent and its Subsidiaries for the period commencing at the end of the previous Fiscal Year and ending with the end of such quarter, setting forth in each case in comparative form the corresponding figures for the corresponding date or period of the preceding Fiscal Year, all in reasonable detail and duly certified (subject to normal year-end audit adjustments) by a Responsible Officer of the Parent as having been prepared in accordance with GAAP (other than the absence of footnotes), together with (i) a certificate on behalf of Parent signed by a Responsible Officer stating that no Default has occurred and is continuing or, if a Default has occurred and is continuing, a statement as to the nature thereof and the action that the Parent has taken and proposes to take with respect thereto and (ii) a schedule in form satisfactory to the Administrative Agent of the computations used by the Parent in determining compliance with the covenants contained in Section 5.04; provided that, in the event of any change in GAAP used in the preparation of such financial statements, the Parent shall also provide a reconciliation of such financial statements to former GAAP.

(d)           Annual Forecasts.  As soon as available and in any event no later than 15 days before the end of each Fiscal Year, forecasts prepared by management of the Parent, in form satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the Fiscal Year following such Fiscal Year and on an annual basis for each Fiscal Year thereafter until the Termination Date.

(e)           Litigation.  Promptly after the commencement thereof, notice of all actions, suits, investigations, litigation and proceedings before any Governmental Authority affecting any Loan Party or any of its Subsidiaries of the type described in Section 4.01(g).

(f)            Securities Reports.  Promptly after the sending or filing thereof, copies of all proxy statements, financial statements and reports that any Loan Party or any of its Subsidiaries sends to its stockholders generally, and copies of all regular, periodic and special reports, and all registration statements, that any Loan Party or any of its Subsidiaries files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or with any national securities exchange.

(g)           Creditor Reports.  Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of Debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lender Parties pursuant to any other clause of this Section 5.03.

(h)           Agreement Notices.  Promptly upon receipt thereof, copies of all notices, requests and other documents received by any Loan Party or any of its Subsidiaries under or pursuant to any Related Document or instrument, indenture, loan or credit or similar agreement regarding or related to any breach or default by any party thereto or any other event that could materially impair the value of the interests or the rights of any Loan Party or otherwise have a Material Adverse Effect and copies of any amendment, modification or waiver of any provision of any Related Document or instrument, indenture, loan or credit or similar agreement and, from time to time upon request by the Administrative Agent, such information and reports regarding the Related Documents and such instruments, indentures and loan and credit and similar agreements as the Administrative Agent may reasonably request.

(i)            ERISA.  (i)  ERISA Events and ERISA Reports.  (A) Promptly and in any event within 10 days after any Loan Party or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a statement of a Responsible Officer of the Company describing such ERISA Event and the action, if any, that such Loan Party or such ERISA Affiliate has taken and proposes to take with respect thereto and (B) on the date any records, documents or other information must be furnished to the PBGC with respect to any Plan pursuant to Section 4010 of ERISA, a copy of such records, documents and information.

(ii)           Plan Terminations.  Promptly and in any event within two Business Days after receipt thereof by any Loan Party or any ERISA Affiliate, copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan.
(iii)          Plan Annual Reports.  Promptly and in any event within 30 days after the filing thereof with the Department of Labor, copies of each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) with respect to each Plan.
(iv)          Multiemployer Plan Notices.  Promptly and in any event within five Business Days after receipt thereof by any Loan Party or any ERISA Affiliate from the sponsor of a Multiemployer Plan, copies of each notice concerning (A) the imposition of Withdrawal Liability by any such Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any such Multiemployer Plan or (C) the amount of liability incurred, or that may be incurred, by such Loan Party or any ERISA Affiliate in connection with any event described in clause (A) or (B).

(j)            Environmental Conditions.  Promptly after the assertion or occurrence thereof, notice of any Environmental Action against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect or (ii) cause any property described in the Mortgages to be subject to any material restrictions on ownership, occupancy, transferability or use under any Environmental Law.

(k)           Owned Real Property.  As soon as available and in any event within 30 days after the end of each Fiscal Year, a report supplementing Schedules 4.01(x) to the Disclosure Letter, including an identification of all owned real property disposed of by the Parent or any of its Subsidiaries during such Fiscal Year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof) of all real property acquired during such Fiscal Year and a description of such other changes in the information included in such Schedules as may be necessary for such Schedules to be accurate and complete.

(l)            Insurance.  As soon as available and in any event within 30 days after the end of each Fiscal Year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for the Company and its Subsidiaries and containing such additional information as any Agent, or any Lender Party through the Administrative Agent, may reasonably specify.

(m)          Other Information.  Such other information respecting the business, condition (financial or otherwise), operations, performance, properties or prospects of any Loan Party or any of its Subsidiaries as any Agent, or any Lender Party through the Administrative Agent, may from time to time reasonably request.  Notwithstanding anything to the contrary in this Agreement, none of the Parent, the Company or any Subsidiary will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any binding agreement or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product.

SECTION 5.04.  Financial Covenants.  So long as any Advance or any other Obligation of any Loan Party under any Loan Document shall remain unpaid, any Letter of Credit shall be outstanding or any Lender Party shall have any Commitment hereunder, the Company will:

(a)           Leverage Ratio.  Maintain at the end of each Measurement Period set forth below a Leverage Ratio of not more than the amount set forth below for such Measurement Period:

Measurement Period Ending	Ratio
March 31, 2007	6.25:1.00
June 30, 2007	6.25:1.00
September 30, 2007	6.25:1.00
December 31, 2007	6.00:1.00
March 31, 2008	5.75:1.00
June 30, 2008	5.50:1.00
September 30, 2008	5.25:1.00
December 31, 2008	5.00:1.00
March 31, 2009	5.00:1.00
June 30, 2009	4.75:1.00
September 30, 2009	4.50:1.00
December 31, 2009	4.50:1.00
March 31, 2010	4.25:1.00
June 30, 2010	4.25:1.00
September 30, 2010	4.00:1.00
December 31, 2010	4.00:1.00
March 31, 2011	3.75:1.00
June 30, 2011	3.75:1.00
September 30, 2011	3.50:1.00
December 31, 2011	3.50:1.00
March 31, 2012	3.25:1.00
June 30, 2012	3.25:1.00
September 30, 2012	3.00:1.00
December 31, 2012	3.00:1.00
Thereafter	2.75:1.00

(b)           Interest Coverage Ratio.  Maintain for each Measurement Period set forth below an Interest Coverage Ratio of not less than the amount set forth below for such Measurement Period:

Measurement Period Ending	Ratio
March 31, 2007	1.60:1.00
June 30, 2007	1.60:1.00
September 30, 2007	1.60:1.00
December 31, 2007	1.70:1.00
March 31, 2008	1.75:1.00
June 30, 2008	1.85:1.00
September 30, 2008	1.90:1.00
December 31, 2008	2.00:1.00
March 31, 2009	2.05:1.00
June 30, 2009	2.10:1.00
September 30, 2009	2.15:1.00
December 31, 2009	2.20:1.00
March 31, 2010	2.30:1.00
June 30, 2010	2.40:1.00
September 30, 2010	2.50:1.00
December 31, 2010	2.60:1.00
March 31, 2011	2.70:1.00
June 30, 2011	2.80:1.00
September 30, 2011	2.90:1.00
December 31, 2011	3.00:1.00
March 31, 2012	3.10:1.00
June 30, 2012	3.20:1.00
September 30, 2012	3.25:1.00
December 31, 2012	3.25:1.00
Thereafter	3.25:1.00

SECTION 5.05.  Holding Company Status of Parent.  Parent shall not engage in any business or activity other than (i) the ownership of all outstanding Equity Interests in the Company, (ii) maintaining its corporate existence, (iii) participating in tax, accounting and other administrative activities as parent of the consolidated group of companies including the Loan Parties, (iv) the performance of obligations under the Loan Documents to which it is a party, (v) making any restricted payment permitted under Section 5.02(g) and (vi) activities incidental to the businesses or activities described in the foregoing clauses (i) through (v).

ARTICLE VI

EVENTS OF DEFAULT

SECTION 6.01.  Events of Default.  If any of the following events (“Events of Default”) shall occur and be continuing:

(a)           (i) the Company or any Designated Borrower shall fail to pay any principal of any Advance when the same shall become due and payable or (ii) the Company or any Designated Borrower shall fail to pay any interest on any Advance or any fee within three Business Days after the same shall become due and payable, or any Loan Party shall fail to make any other payment under any Loan Document within thirty days after the same shall become due and payable; or

(b)           any representation or warranty made by any Loan Party (or any of its officers) under or in connection with any Loan Document shall prove to have been incorrect in any material respect when made; or

(c)           the Company shall fail to perform or observe any term, covenant or agreement contained in Sections 2.14, 5.01(e), (f), (i) or (j) or 5.02, 5.03, 5.04 or 5.05; or

(d)           any Loan Party shall fail to perform or observe any other term, covenant or agreement contained in any Loan Document on its part to be performed or observed if such failure shall remain unremedied for 30 days after the earlier of the date on which (i) any Responsible Officer of a Loan Party becomes aware of such failure or (ii) written notice thereof shall have been given to the Company by any Agent or any Lender Party; or

(e)           any Loan Party or any of its Subsidiaries shall fail to pay any principal of, premium or interest on or any other amount payable in respect of any Debt of such Loan Party or such Subsidiary (as the case may be) that is outstanding in a principal amount (or, in the case of any Hedge Agreement, an Agreement Value) of at least $15,000,000 either individually or in the aggregate for all such Loan Parties and Subsidiaries (but excluding Debt outstanding hereunder), when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Debt; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Debt and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Debt or otherwise to cause, or to permit the holder thereof to cause, such Debt to mature; or any such Debt shall be declared to be due and payable or required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), purchased or defeased, or an offer to prepay, redeem, purchase or defease such Debt shall be required to be made, in each case prior to the stated maturity thereof; provided that this clause (e) shall not apply to secured Debt that becomes due as a result of the voluntary Transfer of the property or assets securing such Debt, if such Transfer is permitted hereunder and under the documents providing for such Debt; provided, further, that an Event of Default under this clause (e) shall continue only so long as the applicable event or condition constituting such Event of Default is unremedied and is not waived or rescinded by the holders of such Debt; or

(f)            the Parent, the Company or any Significant Guarantor shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Loan Party or any of its Material Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or, except as permitted under Section 5.02(e)(ix), seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against it (but not instituted by it) that is being diligently contested by it in good faith, either such proceeding shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, it or any substantial part of its property) shall occur; or any Loan Party or any of its Material Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this subsection (f); or

(g)           any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $15,000,000 (to the extent not adequately covered by insurance in respect of which a solvent and unaffiliated insurance company has acknowledged coverage) shall be rendered against any Loan Party or any of its Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order (and such proceedings shall not have been stayed) or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(h)           any provision of any Loan Document after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing; or

(i)            any Collateral Document or financing statement after delivery thereof pursuant to Section 3.01 or 5.01(j) shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority (except to the extent of Permitted Liens and other Liens created or permitted by the Loan Documents) lien on and security interest in the Collateral purported to be covered thereby, except to the extent that any such loss of perfection or priority results from the acts or omissions of the Administrative Agent or the Collateral Agent; or

(j)            a Change of Control shall occur; or

(k)           any ERISA Event shall have occurred with respect to a Plan and the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or the liability of the Loan Parties and the ERISA Affiliates related to such ERISA Event) exceeds $15,000,000; or

(l)            any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount that, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Loan Parties and the ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $15,000,000 or requires payments exceeding $3,000,000 per annum; or

(m)          any Loan Party or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, and as a result of such reorganization or termination the aggregate annual contributions of the Loan Parties and the ERISA Affiliates to all Multiemployer Plans that are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the plan years of such Multiemployer Plans immediately preceding the plan year in which such reorganization or termination occurs by an amount exceeding $15,000,000;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Company, declare the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request, or may with the consent, of the Required Lenders, (A) by notice to the Company, declare the Advances, all interest thereon and all other amounts payable under this Agreement and the other Loan Documents to be forthwith due and payable, whereupon the Advances, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Company, (B) by notice to each party required under the terms of any agreement in support of which a Letter of Credit is issued, request that all Obligations under such agreement be declared to be due and payable; provided, however, that, in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, (x) the Commitments of each Lender Party and the obligation of each Lender Party to make Advances (other than Letter of Credit Advances by the Issuing Bank or a Revolving Credit Lender pursuant to Section 2.03(c) and Swing Line Advances by a Revolving Credit Lender pursuant to Section 2.02(b)) and of the Issuing Bank to issue Letters of Credit shall automatically be terminated and (y) the Advances, all such interest and all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.

SECTION 6.02.  Actions in Respect of the Letters of Credit upon Default.  If any Event of Default shall have occurred and be continuing, the Administrative Agent may, or shall at the request of the Required Lenders, irrespective of whether it is taking any of the actions described in Section 6.01 or otherwise, make demand upon the Company to, and forthwith upon such demand the Company will, pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding; provided, however, that in the event of an actual or deemed entry of an order for relief with respect to the Company under the Federal Bankruptcy Code, the Company shall be obligated to pay to the Collateral Agent on behalf of the Lender Parties in same day funds at the Collateral Agent’s Office, for deposit in the Collateral Account, an amount equal to the aggregate Available Amount of all Letters of Credit then outstanding, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Company.  If at any time the Administrative Agent or the Collateral Agent determines that any funds held in the Collateral Account are subject to any right or claim of any Person other than the Agents and the Lender Parties or that the total amount of such funds is less than the aggregate Available Amount of all Letters of Credit, the Company will, forthwith upon demand by the Administrative Agent or the Collateral Agent, pay to the Collateral Agent, as additional funds to be deposited and held in the Collateral Account, an amount equal to the excess of (a) such aggregate Available Amount over (b) the total amount of funds, if any, then held in the Collateral Account that the Administrative Agent or the Collateral Agent, as the case may be, determines to be free and clear of any such right and claim.  Upon the drawing of any Letter of Credit for which funds are on deposit in the

Collateral Account, such funds shall be applied to reimburse the Issuing Bank or Revolving Credit Lenders, as applicable, to the extent permitted by applicable law.

ARTICLE VII

THE AGENTS

SECTION 7.01.  Authorization and Action.  (a)  Each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under this Agreement and the other Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto.  As to any matters not expressly provided for by the Loan Documents (including, without limitation, enforcement or collection of the Obligations of the Loan Parties under the Loan Documents), no Agent shall be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Required Lenders, and such instructions shall be binding upon all Lender Parties, all Hedge Banks and all holders of Notes; provided, however, that no Agent shall be required to take any action that exposes such Agent to personal liability or that is contrary to this Agreement or applicable law.

(b)           In furtherance of the foregoing, each Lender Party (in its capacities as a Lender, the Swing Line Bank (if applicable), the Issuing Bank (if applicable) and on behalf of itself and its Affiliates as potential Hedge Banks) hereby appoints and authorizes the Collateral Agent to act as the agent of such Lender Party for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto.  In this connection, the Collateral Agent (and any Supplemental Collateral Agents appointed by the Collateral Agent pursuant to Section 7.01(c) for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights or remedies thereunder at the direction of the Collateral Agent) shall be entitled to the benefits of this Article VII (including, without limitation, Section 7.05) as though the Collateral Agent (and any such Supplemental Collateral Agents) were an “Agent” under the Loan Documents, as if set forth in full herein with respect thereto.

(c)           Any Agent may execute any of its duties under this Agreement or any other Loan Document (including for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents or of exercising any rights and remedies thereunder at the direction of the Collateral Agent) by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel and other consultants or experts concerning all matters pertaining to such duties.  The Collateral Agent may also from time to time, when the Collateral Agent deems it to be necessary or desirable, appoint one or more trustees, co-trustees, collateral co-agents, collateral subagents or attorneys-in-fact (each, a “Supplemental Collateral Agent”) with respect to all or any part of the Collateral; provided, however, that no such Supplemental Collateral Agent shall be authorized to take any action with respect to any Collateral unless and except to the extent expressly authorized in writing by the Collateral Agent.  Should any instrument in writing from the Company or any other Loan Party be required by any Supplemental Collateral Agent so appointed by the Collateral Agent to more fully or certainly vest in and confirm to such Supplemental Collateral Agent such rights, powers, privileges and duties, the Borrower shall, or shall cause such Loan Party to, execute, acknowledge and deliver any and all such instruments promptly upon request by the Collateral Agent.  If any Supplemental Collateral Agent, or successor thereto, shall die, become incapable of acting, resign or be removed, all rights, powers, privileges and duties of such Supplemental Collateral Agent, to the extent permitted by law, shall automatically vest in and be exercised by the Collateral Agent until the appointment of a new Supplemental Collateral Agent.  No Agent shall be responsible for the negligence or misconduct of any agent, attorney-in-fact or Supplemental Collateral Agent that it selects in accordance with the foregoing provisions of this Section 7.01(c) in the absence of such Agent’s gross negligence or willful misconduct.

SECTION 7.02.  Agents’ Reliance, Etc.  Neither any Agent nor any of their respective directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with the Loan Documents, except for its or their own gross negligence or willful misconduct.  Without limitation of the generality of the foregoing, each Agent:  (a) may consult with legal counsel (including counsel for any Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (b) makes no warranty or representation to any Lender Party and shall not be responsible to any Lender Party for any statements, warranties or representations (whether written or oral) made in or in connection with the Loan Documents; (c) shall not have any duty to ascertain or to inquire as to the performance, observance or satisfaction of any of the terms, covenants or conditions of any Loan Document on the part of any Loan Party or the existence at any time of any Default under the Loan Documents or to inspect the property (including the books and records) of any Loan Party; (d) shall not be responsible to any Lender Party for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; and (e) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, telecopy or electronic communication) believed by it to be genuine and signed or sent by the proper party or parties.

SECTION 7.03.  MSSF, MS&Co and Affiliates.  With respect to its Commitments, the Advances made by it and any Notes issued to it, MSSF and MS&Co shall each have the same rights and powers under the Loan Documents as any other Lender Party and may exercise the same as though each were not an Agent; and the term “Lender Party” or “Lender Parties” shall, unless otherwise expressly indicated, include MSSF and MS&Co in their respective individual capacities.  MSSF and MS&Co and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, accept investment banking engagements from and generally engage in any kind of business with, any Loan Party, any of its Subsidiaries and any Person that may do business with or own securities of any Loan Party or any such Subsidiary, all as if MSSF and MS&Co were not Agents and without any duty to account therefor to the Lender Parties.  No Agent shall have any duty to disclose any information obtained or received by it or any of its Affiliates relating to any Loan Party or any of its Subsidiaries to the extent such information was obtained or received in any capacity other than as such Agent.

SECTION 7.04.  Lender Party Credit Decision.  Each Lender Party acknowledges that it has, independently and without reliance upon any Agent or any other Lender Party and based on the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender Party also acknowledges that it will, independently and without reliance upon any Agent or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

SECTION 7.05.  Indemnification.  (a)  Each Lender Party severally agrees to indemnify each Agent (to the extent not promptly reimbursed by the Company) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against such Agent in any way relating to or arising out of the Loan Documents or any action taken or omitted by such Agent under the Loan Documents (collectively, the “Indemnified Costs”); provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender Party agrees to reimburse each Agent promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that such Agent is not promptly reimbursed for such costs and expenses by the Company.  In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 7.05 applies whether any such investigation, litigation or proceeding is brought by any Lender Party or any other Person.

(b)           Each Lender Party severally agrees to indemnify the Issuing Bank (to the extent not promptly reimbursed by the Company) from and against such Lender Party’s ratable share (determined as provided below) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Issuing Bank in any way relating to or arising out of the Loan Documents or any action taken or omitted by the Issuing Bank under the Loan Documents; provided, however, that no Lender Party shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Issuing Bank’s gross negligence or willful misconduct as found in a final, non-appealable judgment by a court of competent jurisdiction.  Without limitation of the foregoing, each Lender Party agrees to reimburse the Issuing Bank promptly upon demand for its ratable share of any costs and expenses (including, without limitation, fees and expenses of counsel) payable by the Company under Section 9.04, to the extent that the Issuing Bank is not promptly reimbursed for such costs and expenses by the Company.

(c)           For purposes of this Section 7.05, each Lender Party’s ratable share of any amount shall be determined, at any time, according to the sum of (i) the aggregate principal amount of the Advances outstanding at such time and owing to such Lender Party’s, (ii) such Lender Party’s Pro Rata Shares of the aggregate Available Amount of all Letters of Credit outstanding at such time, (iii) the aggregate unused portions of such Lender Party’s Term Commitments at such time and (iv) such Lender Party’s Unused Revolving Credit Commitments at such time; provided that the aggregate principal amount of Swing Line Advances owing to the Swing Line Bank and of Letter of Credit Advances owing to the Issuing Bank shall be considered to be owed to the Revolving Credit Lenders ratably in accordance with their respective Revolving Credit Commitments.  The failure of any Lender Party to reimburse any Agent or the Issuing Bank, as the case may be, promptly upon demand for its ratable share of any amount required to be paid by the Lender Parties to such Agent or the Issuing Bank, as the case may be, as provided herein shall not relieve any other Lender Party of its obligation hereunder to reimburse such Agent or the Issuing Bank, as the case may be, for its ratable share of such amount, but no Lender Party shall be responsible for the failure of any other Lender Party to reimburse such Agent or the Issuing Bank, as the case may be, for such other Lender Party’s ratable share of such amount.  Without prejudice to the survival of any other agreement of any Lender Party hereunder, the agreement and obligations of each Lender Party contained in this Section 7.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the other Loan Documents.

SECTION 7.06.  Successor Agents.  Any Agent may resign at any time by giving written notice thereof to the Lender Parties and the Company and may be removed at any time with or without cause by the Required Lenders; provided, however, that any removal of the Administrative Agent will not be effective until it has also been replaced as Collateral Agent, Swing Line Bank and Issuing Bank and released from all of its obligations in respect thereof.  [Upon any such resignation or removal, the Required Lenders shall have the right to appoint a successor Agent with the consent of the Company (not to be unreasonably withheld or delayed).  If no successor Agent shall have been so appointed by the Required Lenders, and shall have accepted such appointment, within 30 days after the retiring Agent’s giving of notice of resignation or the Required Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lender Parties, with the consent of the Company (such consent not to be unreasonably withheld or delayed), appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States or of any State thereof and having a combined capital and surplus of at least $250,000,000; provided that, if, such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth in above, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above.]  Upon the acceptance of any appointment as Agent hereunder by a successor Agent and, in the case of a successor Collateral Agent, upon the execution and filing or recording of such financing statements, or amendments thereto, and such amendments or supplements to the Mortgages, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Collateral Documents, such successor Agent shall succeed to and become vested with all the rights, powers, discretion, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations under the Loan Documents.  If within 45 days after written notice is given of the retiring Agent’s resignation or removal under this Section 7.06 no successor Agent shall have been appointed and shall have accepted such appointment, then on such 45th day (a) the retiring Agent’s resignation or removal shall become effective, (b) the retiring Agent shall thereupon be discharged from its duties and obligations under the Loan Documents and (c) the Required Lenders shall thereafter perform all duties of the retiring Agent under the Loan Documents until such time, if any, as the Required Lenders appoint a successor Agent as provided above.  After any retiring Agent’s resignation or removal hereunder as Agent shall have become effective, the provisions of this Article VII shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

SECTION 7.07.  Intercreditor Agreement.  Each of the Lender Parties hereby acknowledges that it has received and reviewed the Intercreditor Agreement and agrees to be bound by the terms thereof.  Each Lender Party (and each Person that becomes a Lender Party hereunder pursuant to Section 9.07) hereby (i) acknowledges that each of MSSF and MS&Co. is acting under the Intercreditor Agreement in multiple capacities as the Administrative Agent or the Collateral Agent, as the case may, and the second lien administrative agent or collateral agent, as the case may be, under the Intercreditor Agreement and (ii) waives any conflict of interest, now contemplated or arising hereafter, in connection therewith and agrees not to assert against either MSSF or MS&Co any claims, causes of action, damages or liabilities of whatever kind or nature relating thereto, except to the extent such damages or liabilities are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted primarily from MSSF’s or MS&Co’s, as applicable, gross negligence or willful misconduct.  Each Lender Party (and each Person that becomes a Lender Party hereunder pursuant to Section 9.07) hereby authorizes and directs each of MSSF and MS&Co. to enter into the Intercreditor Agreement on behalf of such Lender and agrees that each of MSSF and MS&Co, in its various capacities thereunder, may take such actions on its behalf as is contemplated by the terms of the Intercreditor Agreement.

ARTICLE VIII

GUARANTY

SECTION 8.01.  Guaranty; Limitation of Liability.  (a)  Each Guarantor, jointly and severally, hereby absolutely, unconditionally and irrevocably guarantees the punctual payment when due, whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, of all Obligations of each other Loan Party now or hereafter existing under or in respect of the Loan Documents (including, without limitation, any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations), whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations being the “Guaranteed Obligations”), and agrees to pay any and all expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or any other Lender Party in enforcing any rights under this Guaranty or any other Loan Document.  Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by any other Loan Party to any Lender Party under or in respect of the Loan Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving such other Loan Party.

(b)           Each Guarantor, and by its acceptance of this Guaranty, the Administrative Agent and each other Lender Party, hereby confirms that it is the intention of all such Persons that this Guaranty and the Obligations of each Subsidiary Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Obligations of each Subsidiary Guarantor hereunder.  To effectuate the foregoing intention, the Administrative Agent, the other Lender Parties and the Guarantors hereby irrevocably agree that the Obligations of each Subsidiary Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

(c)           Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender Party under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lender Parties under or in respect of the Loan Documents.

SECTION 8.02.  Guaranty Absolute.  Each Guarantor guarantees that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Loan Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto.  The Obligations of each Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, and a separate action or actions may be brought and prosecuted against each Guarantor to enforce this Guaranty, irrespective of whether any action is brought against the Company or any other Loan Party or whether the Company or any other Loan Party is joined in any such action or actions.  The liability of each Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and each Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(a)           any lack of validity or enforceability of any Loan Document or any agreement or instrument relating thereto;

(b)           any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other Obligations of any other Loan Party under or in respect of the Loan Documents, or any other amendment or waiver of or any consent to departure from any Loan Document, including, without limitation, any increase in the Guaranteed Obligations resulting from the extension of additional credit to any Loan Party or any of its Subsidiaries or otherwise;

(c)           any taking, exchange, release or non-perfection of any Collateral or any other collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(d)           any manner of application of Collateral or any other collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any Collateral or any other collateral for all or any of the Guaranteed Obligations or any other Obligations of any Loan Party under the Loan Documents or any other assets of any Loan Party or any of its Subsidiaries;

(e)           any change, restructuring or termination of the corporate structure or existence of any Loan Party or any of its Subsidiaries;

(f)            any failure of any Lender Party to disclose to any Loan Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party now or hereafter known to such Lender Party (each Guarantor waiving any duty on the part of the Lender Parties to disclose such information);

(g)           the failure of any other Person to execute or deliver this Agreement, any Guaranty Supplement or any other guaranty or agreement or the release or reduction of liability of any Guarantor or other guarantor or surety with respect to the Guaranteed Obligations; or

(h)           any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Loan Party or any other guarantor or surety.

This Guaranty shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy or reorganization of the Company or any other Loan Party or otherwise, all as though such payment had not been made.

SECTION 8.03.  Waivers and Acknowledgments.  (a)  Each Guarantor hereby unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and, except for those notices specified under this Agreement, any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender Party protect, secure, perfect or insure any Lien or any property subject thereto or exhaust any right or take any action against any Loan Party or any other Person or any Collateral.

(b)           Each Guarantor hereby unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future.

(c)           Each Guarantor hereby unconditionally and irrevocably waives (i) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of such Guarantor or other rights of such Guarantor to proceed against any of the other Loan Parties, any other guarantor or any other Person or any Collateral and (ii) any defense based on any right of set-off or counterclaim against or in respect of the Obligations of such Guarantor hereunder.

(d)           Each Guarantor acknowledges that the Collateral Agent may, without notice to or demand upon such Guarantor and without affecting the liability of such Guarantor under this Guaranty, foreclose under any mortgage by nonjudicial sale, and each Guarantor hereby waives any defense to the recovery by the Collateral Agent and the other Secured Parties against such Guarantor of any deficiency after such nonjudicial sale and any defense or benefits that may be afforded by applicable law.

(e)           Each Guarantor hereby unconditionally and irrevocably waives any duty on the part of any Lender Party to disclose to such Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Loan Party or any of its Subsidiaries now or hereafter known by such Lender Party.

(f)            Each Guarantor acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Loan Documents and that the waivers set forth in Section 8.02 and this Section 8.03 are knowingly made in contemplation of such benefits.

SECTION 8.04.  Subrogation.  Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Company, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of this Guaranty or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against the Company, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated and the Commitments shall have expired or been terminated.  If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (b) the Termination Date and (c) the latest date of expiration or termination of all Letters of Credit and all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Lender Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Administrative Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Guaranteed Obligations and all other amounts payable under this Guaranty, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Guaranteed Obligations or other amounts payable under this Guaranty thereafter arising.  If (i) any Guarantor shall make payment to any Lender Party of all or any part of the Guaranteed Obligations, (ii) all of the Guaranteed Obligations and all other amounts payable under this Guaranty shall have been paid in full in cash, (iii) the Termination Date shall have occurred and (iv) all Letters of Credit and all Secured Hedge Agreements shall have expired or been terminated, the Lender Parties will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by such Guarantor pursuant to this Guaranty.

SECTION 8.05.  Guaranty Supplements.  Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit E hereto (each, a “Guaranty Supplement”), (a) such Person shall be referred to as an “Additional Guarantor” and shall become and be a Guarantor hereunder, and each reference in this Guaranty to a “Guarantor” shall also mean and be a reference to such Additional Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” shall also mean and be a reference to such Additional Guarantor, and (b) each reference herein to “this Guaranty,” “hereunder,” “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Guaranty,” “thereunder,” “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Guaranty Supplement.

SECTION 8.06.  Subordination.  Each Guarantor hereby subordinates any and all debts, liabilities and other Obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 8.06:

(a)           Prohibited Payments, Etc.  Except during the continuance of an Event of Default, each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations.  After the occurrence and during the continuance of any Default, however, unless the Required Lenders otherwise agree, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations.

(b)           Prior Payment of Guaranteed Obligations.  In any proceeding under any Bankruptcy Law relating to any other Loan Party, each Guarantor agrees that the Lender Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.

(c)           Turn-Over.  After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Administrative Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender Parties and deliver such payments to the Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Guaranty.

(d)           Administrative Agent Authorization.  After the occurrence and during the continuance of any Event of Default, the Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Guaranteed Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

SECTION 8.07.  Continuing Guaranty; Assignments.  This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the latest of (i) the payment in full in cash of the Guaranteed Obligations and all other amounts payable under this Guaranty, (ii) the Termination Date and (iii) the latest date of expiration or termination of all Letters of Credit, (b) be binding upon each Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender Parties and their successors, transferees and assigns that are permitted under Section 9.07.  No Guarantor shall have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lender Parties.

ARTICLE IX

MISCELLANEOUS

SECTION 9.01.  Amendments, Etc.  No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure by any Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by the Required Lenders, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that (a) no amendment, waiver or consent shall, unless in writing and signed by all of the Lender Parties (other than any Lender Party that is, at such time, a Defaulting Lender), do any of the following at any time:

(i)            waive any of the conditions specified in Section 3.01 or, in the case of the Initial Extension of Credit, Section 3.02,
(ii)           amend the definition of “Required Lenders” or “Pro Rata Share” or any other provision hereof that would change the percentage of (x) the Commitments, (y) the aggregate unpaid principal amount of the Advances or (z) the aggregate Available Amount of outstanding Letters of Credit that, in each case, shall be required for the Lenders or any of them to take any action hereunder,
(iii)          except to the extent that it would constitute a Transfer permitted under Section 5.02(e), release one or more Significant Guarantors (or otherwise limit such Significant Guarantors’ liability with respect to the Obligations owing to the Agents and the Lender Parties under the Guaranties) if such release or limitation is in respect of all or substantially all of the value of the Guaranties to the Lender Parties,
(iv)          release all or substantially all of the Collateral in any transaction or series of related transactions, or
(v)           amend this Section 9.01,

and (b) no amendment, waiver or consent shall, unless in writing and signed by the Required Lenders and each Lender Party specified below for such amendment, waiver or consent:

(i)            increase the Commitments of a Lender Party without the consent of such Lender Party;
(ii)           reduce the principal of, or stated rate of interest on, the Advances owed to a Lender Party or any fees or other amounts stated to be payable hereunder or under the other Loan Documents to such Lender Party without the consent of such Lender Party; or
(iii)          postpone any date scheduled for any payment of principal of, or interest on, the Advances pursuant to Section 2.04 or 2.07 or any date fixed for any payment of fees hereunder in each case payable to a Lender Party without the consent of such Lender Party; or
(iv)          change the order of application of any reduction in the Commitments or any prepayment of Advances among the Facilities from the application thereof set forth in the applicable provisions of Section 2.05(b) or 2.06(b), respectively, in any manner that materially adversely affects the Lenders under a Facility without the consent of holders of a majority of the Commitments or Advances outstanding under such Facility;

provided further that no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Bank or the Issuing Bank, as the case may be, in addition to the Lenders required above to take such action, affect the rights or obligations of the Swing Line Bank or of the Issuing Bank, as the case may be, under this Agreement; and provided further that no amendment, waiver or consent shall, unless in writing and signed by an Agent in addition to the Lenders required above to take such action, affect the rights or duties of such Agent under this Agreement or the other Loan Documents.

SECTION 9.02.  Notices, Etc.  (a)  All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or electronic communication) and mailed, telegraphed, telecopied or delivered or (y) as and to the extent set forth in Section 9.02(b) and in the proviso to this Section 9.02(a), in an electronic medium and delivered as set forth in Section 9.02(b), if to any Loan Party, to the Company at its address at Metrologic Instruments, Inc., 90 Coles Road, Blackwood, New Jersey, 08012, Attention: Chief Financial Officer, Telecopy: (856) 228-0653, E-mail Address: m.coluzzi@metrologic.com, with a copy to: Wilson Sonsini Goodrich & Rosati, 650 Page Mill Road, Palo Alto, California,  94304, Attention: John A. Fore and Andrew J. Hirsch, Telecopy: (650) 493-6811, E-mail Address: jfore@wsgr.com and ahirsch@wsgr.com; if to any Initial Lender Party, at its Domestic Lending Office specified opposite its name on Schedule I hereto; if to any other Lender Party, at its Domestic Lending Office specified in the Assignment and Assumption pursuant to which it became a Lender Party; if to the Collateral Agent, to Morgan Stanley & Co. Incorporated, at its address at One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, New York, 11201, Attention:  Erma Dell’Aquila, Telecopy: 212-507-3544, Email Address: Erma.Dell’Aquila@morganstanley.com; and if to the Administrative Agent, to Morgan Stanley Senior Funding, Inc., at its address at One Pierrepont Plaza, 7th Floor, 300 Cadman Plaza West, Brooklyn, New York, 11201, Attention: Erma Dell’Aquila, Telecopy: 212-507-3544, Email Address: Erma.Dell’Aquila@morganstanley.com, with a copy to Shearman & Sterling LLP, 599 Lexington Avenue, New York, New York, 10022, Attention: Maura O’ Sullivan, Esq., Telecopy: (646) 848 7897, E-mail Address: mosullivan@shearman.com; or, as to any party, at such other address as shall be designated by such party in a written notice to the other parties; provided, however, that materials and information described in Section 9.02(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Company by the Administrative Agent.  All such notices and other communications shall, when mailed, telegraphed, telecopied, or e-mailed, be effective upon receipt.  Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or the Notes shall be effective as delivery of an original executed counterpart thereof.

(b)           The Company hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a Conversion of an existing, Borrowing or other Extension of Credit (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Extension of Credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to the Company.  In addition, the Company agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan Documents but only to the extent requested by the Administrative Agent.  The Company further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

(c)                                  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”.  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM.  IN NO EVENT SHALL THE ADMINISTRATIVE AGENT OR ANY OF ITS AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE COMPANY, ANY LENDER PARTY OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE COMPANY’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d)                                 The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents.  Each Lender Party agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender Party for purposes of the Loan Documents.  Each Lender Party agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender Party’s e-mail address to which the foregoing notice may be sent by electronic transmission and (ii) that the foregoing notice may be sent to such e-mail address.  Nothing herein shall prejudice the right of the Administrative Agent or any Lender Party to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.03.  No Waiver; Remedies.  No failure on the part of any Lender Party or any Agent to exercise, and no delay in exercising, any right hereunder or under any Note or any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

SECTION 9.04.  Costs and Expenses.  (a)  The Company agrees to pay on demand (i) all reasonable, documented and out-of-pocket costs and expenses of each Agent and the Lead Arranger in connection with the preparation, execution, delivery, administration, modification and amendment of, or any consent or waiver under, the Loan Documents (including, without limitation, (A) all due diligence, collateral review, syndication (including printing, distribution and bank meetings), transportation, computer, duplication, appraisal, audit, insurance, consultant, search, filing and recording fees and expenses, (B) the “work-out” or restructuring of the obligations and (C) the reasonable fees and expenses of one counsel (together with one local or foreign counsel in each relevant jurisdiction) representing both the Administrative Agent and the Lead Arranger with respect thereto, with respect to advising such Agent as to its rights and responsibilities, or the perfection, protection or preservation of rights or interests, under the Loan Documents, with respect to negotiations with any Loan Party or with other creditors of any Loan Party or any of its Subsidiaries arising out of any Event of Default or any events or circumstances that may give rise to an Event of Default and with respect to presenting claims in or otherwise participating in or monitoring any bankruptcy, insolvency or other similar proceeding involving creditors’ rights generally and any proceeding ancillary thereto and (ii) all reasonable, documented and out-of-pocket costs and expenses of the Administrative Agent, the Lead Arranger and each Lender Party in connection with the enforcement of the Loan Documents, whether in any action, suit or litigation, or any bankruptcy, insolvency or other similar proceeding affecting creditors’ rights generally (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent and each Lender Party with respect thereto).

(b)                                 The Company agrees to indemnify, defend and save and hold harmless each Agent, the Lead Arranger, each Lender Party and each of their Affiliates and their respective officers, directors, employees, agents and advisors (each, an “Indemnified Party”) from and against, and shall pay on demand, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel) that may be incurred by or asserted or awarded against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (i) the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated thereby, including, without limitation, any acquisition or proposed acquisition (including, without limitation, the Transaction) by the Equity Investors or any of their Subsidiaries or Affiliates of all or any portion of the Equity Interests in or Debt securities or substantially all of the assets of the Company or any of its Subsidiaries or (ii) the actual or alleged presence of Hazardous Materials on any property of any Loan Party or any of its Subsidiaries or any Environmental Action relating in any way to any Loan Party or any of its Subsidiaries, except to the extent such claim, damage, loss, liability or expense is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Indemnified Party’s gross negligence or willful misconduct.  In the case of an investigation, litigation or other proceeding to which the indemnity in this Section 9.04(b) applies, such indemnity shall be effective whether or not such investigation, litigation or proceeding is brought by any Loan Party, its directors, shareholders or creditors, any Indemnified Party or any other Person, whether or not any Indemnified Party is otherwise a party thereto and whether or not the Transaction is consummated.  The Company also agrees not to assert any claim against the Administrative Agent, any Lender Party or any of their Affiliates, or any of their respective officers, directors, employees, agents and advisors, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to the Facilities, the actual or proposed use of the proceeds of the Advances or the Letters of Credit, the Transaction Documents or any of the transactions contemplated by the Transaction Documents.

(c)                                  If any payment of principal of, or Conversion of, any Eurodollar Rate Advance is made by the Company to or for the account of a Lender Party other than on the last day of the Interest Period for such Advance, as a result of a payment or Conversion pursuant to Section 2.06, 2.09(b)(i) or 2.10(d), acceleration of the maturity of the Advances pursuant to Section 6.01 or for any other reason, or if the Company fails to make any payment or prepayment of an Advance for which a notice of prepayment has been given or that is otherwise required to be made, whether pursuant to Section 2.04, 2.06 or 6.01 or otherwise, the Company shall, upon demand by such Lender Party (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender Party any amounts required to compensate such Lender Party for any additional losses, costs or expenses that it may reasonably incur as a result of such payment or Conversion or such failure to pay or prepay, as the case may be, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender Party to fund or maintain such Advance.

(d)                                 If any Loan Party fails to pay when due any undisputed costs, expenses or other amounts payable by it under any Loan Document, including, without limitation, fees and expenses of counsel and indemnities, such amount may be paid on behalf of such Loan Party by the Administrative Agent or any Lender Party, in its sole discretion.

(e)                                  Without prejudice to the survival of any other agreement of any Loan Party hereunder or under any other Loan Document, the agreements and obligations of the Company contained in Sections 2.10 and 2.12 and this Section 9.04 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under any of the other Loan Documents.

SECTION 9.05.  Right of Set-off.  Upon (a) the occurrence and during the continuance of any Event of Default and (b) the making of the request or the granting of the consent specified by Section 6.01 to authorize the Administrative Agent to declare the Advances due and payable pursuant to the provisions of Section 6.01, each Agent and each Lender Party and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and otherwise apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Agent, such Lender Party or such Affiliate to or for the credit or the account of the Company against any and all of the Obligations of the Company now or hereafter existing under the Loan Documents, irrespective of whether such Agent or such Lender Party shall have made any demand under this Agreement and although such Obligations may be unmatured.  Each Agent and each Lender Party agrees promptly to notify the Company after any such set-off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.  The rights of each Agent and each Lender Party and their respective Affiliates under this Section are in addition to other rights and remedies (including, without limitation, other rights of set-off) that such Agent, such Lender Party and their respective Affiliates may have.

SECTION 9.06.  Binding Effect.  This Agreement shall become effective when it shall have been executed by the Company and each Agent and the Administrative Agent shall have been notified by each Initial Lender Party that such Initial Lender Party has executed it and thereafter shall be binding upon and inure to the benefit of the Company and (to the extent applicable) any Designated Borrower, each Agent and each Lender Party and their respective successors and assigns, except that the Company and (to the extent applicable) any Designated Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of each Lender Party.

SECTION 9.07.  Assignments and Participations.  (a)  Each Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitment or Commitments, the Advances owing to it and the Note or Notes held by it); provided, however, that (i) each such assignment shall be of a uniform, and not a varying, percentage of all rights and obligations under and in respect of the applicable Facility, (ii) except in the case of an assignment to a Person that, immediately prior to such assignment, was a Lender, an Affiliate of any Lender or an Approved Fund of any Lender or an assignment of all of a Lender’s rights and obligations under this Agreement, the aggregate amount of the Commitments being assigned to such Eligible Assignee pursuant to such assignment (determined as of the date of the Assignment and Assumption with respect to such assignment) shall in no event be less than, in the case of assignments in respect of the Term Facility, $1,000,000 and, in the case of assignments in respect of the First Lien Revolving Credit Facility, $5,000,000 (or such lesser amount as shall be approved by the Administrative Agent and, so long as no Event of Default shall have occurred and be continuing at the time of effectiveness of such assignment, the Company, such consent not to be unreasonably withheld or delayed), (iii) each such assignment shall be to an Eligible Assignee, (iv) no such assignments shall be permitted without the consent of the Administrative Agent until the Administrative Agent shall have notified the Lender Parties that syndication of the Commitments hereunder has been completed and (v)

the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment and Assumption, together with any Note or Notes (if any).  Notwithstanding anything contained herein to the contrary, from the Effective Date to the date that is six months after the Effective Date, the Administrative Agent shall not assign all or a portion of its Revolving Credit B Commitments to any Eligible Assignee that is unable to make a Revolving Credit B Advance in an Agreed Currency that is a Foreign Currency.

(b)                                 Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Assumption, have the rights and obligations of a Lender or Issuing Bank, as the case may be, hereunder and (ii) the Lender or Issuing Bank assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Assumption, relinquish its rights (other than its rights under Sections 2.10, 2.12 and 9.04 to the extent any claim thereunder relates to an event arising prior to such assignment) and be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the remaining portion of an assigning Lender’s or Issuing Bank’s rights and obligations under this Agreement, such Lender or Issuing Bank shall cease to be a party hereto).

(c)                                  By executing and delivering an Assignment and Assumption, each Lender Party assignor thereunder and each assignee thereunder confirm to and agree with each other and the other parties thereto and hereto as follows:  (i) other than as provided in such Assignment and Assumption, such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with any Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of, or the perfection or priority of any lien or security interest created or purported to be created under or in connection with, any Loan Document or any other instrument or document furnished pursuant thereto; (ii) such assigning Lender Party makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under any Loan Document or any other instrument or document furnished pursuant thereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 4.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (iv) such assignee will, independently and without reliance upon any Agent, such assigning Lender Party or any other Lender Party and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to such Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as a Lender or Issuing Bank, as the case may be.

(d)                                 The Administrative Agent, acting for this purpose (but only for this purpose) as the agent of the Borrowers, shall maintain at its address referred to in Section 9.02 a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names and addresses of the Lender Parties and the Commitment under each Facility of, and principal amount of the Advances owing under each Facility to, each Lender Party from time to time (the “Register”).  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers the Agents and the Lender Parties shall treat each Person whose name is recorded in the Register as a Lender Party hereunder for all purposes of this Agreement.  The Register shall be available for inspection by the Borrowers or any Agent or any Lender Party at any reasonable time and from time to time upon reasonable prior notice.

(e)                                  Upon its receipt of an Assignment and Assumption executed by an assigning Lender Party and an assignee, together with any Note or Notes (if any) subject to such assignment, the Administrative Agent shall, if such Assignment and Assumption has been completed and is in substantially the form of Exhibit C hereto, (i) accept such Assignment and Assumption, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the applicable Borrower and each other Agent.  In the case of any assignment by a Lender, within five Business Days after its receipt of such notice, the applicable Borrower, at its own expense, shall execute and deliver to the Administrative Agent in exchange for the surrendered Note or Notes (if any) a new Note to the order of such Eligible Assignee in an amount equal to the Commitment assumed by it under each Facility pursuant to such Assignment and Assumption and, if any assigning Lender that had a Note or Notes prior to such assignment has retained a Commitment hereunder under such Facility, a new Note to the order of such assigning Lender in an amount equal to the Commitment retained by it hereunder.  Such new Note or Notes shall be dated the effective date of such Assignment and Assumption and shall otherwise be in substantially the form of Exhibit A-1, A-2 or A-3 hereto, as the case may be.

(f)                                    The Issuing Bank may assign to an Eligible Assignee all of its rights and obligations under the undrawn portion of its Letter of Credit Commitment at any time; provided, however, that (i) each such assignment shall be to an Eligible Assignee and (ii) the parties to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment.

(g)                                 Each Lender Party may sell participations to one or more Persons (other than any Loan Party or any of its Affiliates) in or to all or a portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments, the Advances owing to it and the Note or Notes (if any) held by it); provided, however, that (i) such Lender Party’s obligations under this Agreement (including, without limitation, its Commitments) shall remain unchanged, (ii) such Lender Party shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) such Lender Party shall remain the holder of any such Note for all purposes of this Agreement, (iv) the applicable Borrower, the Agents and the other Lender Parties shall continue to deal solely and directly with such Lender Party in connection with such Lender Party’s rights and obligations under this Agreement and (v) no participant under any such participation shall have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would reduce the principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, postpone any date fixed for any payment of principal of, or interest on, the Advances or any fees or other amounts payable hereunder, in each case to the extent subject to such participation, or release all or substantially all of the Collateral or the value of the Guaranties.

(h)                                 Any Lender Party may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.07, disclose to the assignee or participant or proposed assignee or participant any information relating to the applicable Borrower furnished to such Lender Party by or on behalf of the applicable Borrower; provided, however, that, prior to any such disclosure, the assignee or participant or proposed assignee or participant shall agree to preserve the confidentiality of any Confidential Information received by it from such Lender Party.

(i)                                     Notwithstanding any other provision set forth in this Agreement, any Lender Party may at any time create a security interest in all or any portion of its rights under this Agreement

(including, without limitation, the Advances owing to it and the Note or Notes (if any) held by it) in favor of any Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.

(j)                                     Notwithstanding anything to the contrary contained herein, any Lender that is a Fund may create a security interest in all or any portion of the Advances owing to it and any Note or Notes held by it to the trustee for holders of obligations owed, or securities issued, by such Fund as security for such obligations or securities; provided that, unless and until such trustee actually becomes a Lender in compliance with the other provisions of this Section 9.07, (i) no such pledge shall release the pledging Lender from any of its obligations under the Loan Documents and (ii) such trustee shall not be entitled to exercise any of the rights of a Lender under the Loan Documents even though such trustee may have acquired ownership rights with respect to the pledged interest through foreclosure or otherwise.

(k)                                  Notwithstanding anything to the contrary contained herein, any Lender Party (a “Granting Lender”) may grant to a special purpose funding vehicle identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the applicable Borrower (an “SPC”) the option to provide all or any part of any Advance that such Granting Lender would otherwise be obligated to make pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to make all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof.  The making of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Advance were made by such Granting Lender.  Each party hereto hereby agrees that (i) no SPC shall be liable for any indemnity or similar payment obligation under this Agreement for which a Lender Party would be liable, (ii) no SPC shall be entitled to the benefits of Sections 2.10 or 2.12 (or any other increased costs protection provision) and (iii) the Granting Lender shall for all purposes, including, without limitation, the approval of any amendment or waiver of any provision of any Loan Document, remain the Lender Party of record hereunder.  In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior Debt of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under the laws of the United States or any State thereof.  Notwithstanding anything to the contrary contained in this Agreement, any SPC may (i) with notice to, but without prior consent of, the Company and the Administrative Agent, assign all or any portion of its interest in any Advance to the Granting Lender and (ii) disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety or guarantee or credit or liquidity enhancement to such SPC.  This subsection (k) may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advances are being funded by the SPC at the time of such amendment.

SECTION 9.08.  Execution in Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.  Delivery by telecopier or by electronic file of an executed counterpart of a signature page to this Agreement shall be effective as delivery of an original executed counterpart of this Agreement.

SECTION 9.09.  No Liability of the Issuing Bank.  The Company assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit.  Neither the Issuing Bank nor any of its officers or directors shall be liable or responsible for:  (a) the use that may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith; (b) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (c) payment by the Issuing Bank against presentation of documents that do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the Letter of Credit; or (d) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit, except that the Company shall have a claim against the Issuing Bank, and the Issuing Bank shall be liable to the Company, to the extent of any direct, but not consequential, damages suffered by the Company that the Company proves were caused by (i) the Issuing Bank’s willful misconduct or gross negligence as determined in a final, non-appealable judgment by a court of competent jurisdiction in determining whether documents presented under any Letter of Credit comply with the terms of the Letter of Credit or (ii) the Issuing Bank’s willful failure to make lawful payment under a Letter of Credit after the presentation to it of a draft and certificates strictly complying with the terms and conditions of the Letter of Credit.  In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

SECTION 9.10.  Confidentiality.  Neither any Agent nor any Lender Party shall disclose any Confidential Information to any Person without the consent of the Company, other than (a) to such Agent’s or such Lender Party’s Affiliates and their officers, directors, employees, agents and advisors and to actual or prospective Eligible Assignees and participants, and then only on a confidential basis, (b) as required by any law, rule or regulation or judicial process, (c) as requested or required by any state, Federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any similar organization or quasi-regulatory authority) regulating such Lender Party, (d) to any rating agency when required by it, provided that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Confidential Information relating to the Loan Parties received by it from such Lender Party or (e) in connection with the exercise of any right or remedy under this Agreement or any other Loan Document; provided that, in the case of disclosure under clause (b), unless specifically prohibited by law or court order, each Agent and each Lender Party shall make reasonable efforts to notify the Company of any such requirement for disclosure prior to the disclosure of such Confidential Information.

SECTION 9.11.  Release of Collateral.  Upon the sale, lease, transfer or other disposition of any item of Collateral of any Loan Party in accordance with the terms of the Loan Documents, the Collateral Agent will, at the applicable Borrower’s expense, execute and deliver to such Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents in accordance with the terms of the Loan Documents.

SECTION 9.12.  Replacement of Holdout Lender.  (a)  If any action to be taken by the Lender Parties or any Agent hereunder requires the unanimous consent, authorization, or agreement of all Lender Parties and the consent of (x) the Required Lenders is obtained but a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement or (y) all of the Revolving Credit Lenders is obtained pursuant to Section 2.17 but a Holdout Lender fails to give its consent, authorization or agreement, in each case, then the Administrative Agent, upon at least five (5) Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder.  Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b)                                 Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Assumption, subject only to the Holdout Lender being repaid its share of the outstanding Obligations under the Loan Documents

(including an assumption of such Lender’s participation, if such Lender is a Revolving Credit Lender, in all Letters of Credit outstanding hereunder in an amount equal to such Lender’s Pro Rata Share of the Available Amount of such Letter of Credit) without any premium or penalty of any kind whatsoever.  If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Assumption prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Assumption.  The replacement of any Holdout Lender shall be made in accordance with the terms of Section 9.07.  Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Available Amount of such Letter of Credit.

SECTION 9.13.  Patriot Act Notice.  Each Lender Party and each Agent (for itself and not on behalf of any Lender Party) hereby notifies the Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender Party or such Agent, as applicable, to identify such Loan Party in accordance with the Patriot Act.  The applicable Borrower shall, and shall cause each of its Subsidiaries to, provide such information and take such actions as are reasonably requested by any Agent or any Lender Party in order to assist the Agents and the Lender Parties in maintaining compliance with the Patriot Act.

SECTION 9.14.  Jurisdiction, Etc.  (a)  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in any such New York State court or, to the fullest extent permitted by law, in such Federal court.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction.

(b)                                 Each of the parties hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any of the other Loan Documents to which it is a party in any New York State or Federal court.  Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

SECTION 9.15.  Governing Law.  This Agreement and the Notes shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 9.16.  Waiver of Jury Trial.  Each of the Borrowers, the Agents and the Lender Parties irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to any of the Loan Documents, the Advances, the Letters of Credit or the actions of any Agent or any Lender Party in the negotiation, administration, performance or enforcement thereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written.

METROLOGIC INSTRUMENTS, INC., as Borrower

By:
Name:
Title:

METEOR HOLDING CORPORATION, as Parent

By:
Name:
Title:

MORGAN STANLEY SENIOR FUNDING, INC., as Administrative Agent

By:
Name:
Title:

MORGAN STANLEY & CO. INCORPORATED, as Collateral Agent

By:
Name:
Title:

Initial Lenders

MORGAN STANLEY SENIOR FUNDING, INC., as Initial Lender

By:
Name:
Title:

Initial Issuing Bank

MORGAN STANLEY SENIOR FUNDING, INC., as Initial Issuing Bank

By:
Name:
Title:

Initial Swing Line Bank

MORGAN STANLEY SENIOR FUNDING, INC., as Initial Swing Line Bank

By:
Name:
Title: